Exhibit 2.1

SHARE PURCHASE AGREEMENT

among

STEVEN FRY,

and

NAJLA GUTHRIE,

and

DARRYL ALLEN,

and

LOUIS LASKOVSKI,

and

11949896 CANADA INC.,

and

2628146 ONTARIO LTD.,

and

ITEM 9 LABS CORP.,

and

OCG MANAGEMENT ONTARIO INC.

Dated as of May 18, 2022.

TABLE OF CONTENTS

Article 1 DEFINITIONS	2
1.1 Definitions	2
1.2 Certain Rules of Interpretation	17
Article 2 PURCHASE AND SALE	18
2.1 Purchase and Sale	18
2.2 Purchase Price	18
2.3 Closing	18
2.4 Transactions to be Effected at the Closing	18
2.5 Estimated Purchase Price	22
2.6 Preparation of Closing Balance Sheet and Determination of Closing Working Capital	23
2.7 Acceptance or Dispute of the Closing Balance Sheet and the Closing Working Capital	23
2.8 Post-Closing Adjustments	25
2.9 Post-Closing Earnout Payment	26
2.10 Acceleration of Earnout Amount	27
2.11 Calculation and Payment of Post-Closing Earnout Payments	28
2.12 Conditions During the Earnout Period.	29
2.13 Post-Closing Rebrand.	29
Article 3 REPRESENTATIONS AND WARRANTIES OF THE VENDORS IN RESPECT OF THE CORPORATION	30
3.1 Corporate Status, Authorization and Extra-Provincial Registrations of the Corporation	30
3.2 Capitalization	30
3.3 No Subsidiaries	31
3.4 No Conflicts; Consents	31
3.5 Bankruptcy, Insolvency, Reorganization	31
3.6 Financial Statements	31
3.7 No Liabilities	32
3.8 Absence of Certain Developments	32
3.9 Title to Assets; Sufficiency and Condition of Assets	32
3.10 Leases, Real Property and Related Environmental Matters	33
3.11 Intellectual Property	35
3.12 Inventory	38
3.13 Insurance	38
3.14 Legal Proceedings; Governmental Orders	38
3.15 Compliance with Laws; Permits	38
3.16 Employee Benefit Plans	39
3.17 Employment Matters	40
3.18 Taxes	42
3.19 Franchise and Licence Matters	45
3.20 Material Contracts	48
3.21 Required Licenses	49
3.22 Accounts Receivable	50
3.23 Books and Records	50
3.24 Non-Arms Length Transactions	50
3.25 Privacy and Data Security	51
3.26 Brokers	52

3.27 Competition Act	52
3.28 No Other Representations and Warranties	52
Article 4 REPRESENTATIONS AND WARRANTIES OF each vendor	52
4.1 Corporate Status, Authorization and Extra-Provincial Registrations	52
4.2 No Insolvency or Reorganization Proceedings	53
4.3 Validity of Agreement	53
4.4 Title to Shares	53
4.5 No Other Agreements or Options	53
4.6 No Conflicts	53
4.7 Legal Proceedings	54
4.8 Consents	54
4.9 Brokers	54
4.10 Residence of Vendors	54
4.11 Fry Subco	54
4.12 Allen Subco	56
4.13 Guthrie Subco	57
Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT	59
5.1 Corporate Status and Authorization of Purchaser and Parent	59
5.2 No Conflicts; Consents	59
5.3 Capitalization	60
5.4 Brokers	60
5.5 Legal Proceedings	60
5.6 Independent Investigation	60
Article 6 COVENANTS	60
6.1 Conduct of Business Before the Closing	60
6.2 Access to Information	62
6.3 Notice of Certain Matters	63
6.4 Confidentiality	63
6.5 Closing Conditions	64
6.6 Public Announcements	64
6.7 Documents and Information	64
6.8 Tax Matters	65
6.9 Disclosure of Personal Information	67
6.10 Director and Officer Indemnification and Insurance	68
6.11 Non-Competition and Non-Solicitation	69
6.12 Further Assurances	70
6.13 Notice of Inaccurate Representation or Warranty	70
6.14 Exclusive Dealing	71
6.15 Trademark Restrictions	71
6.16 Pre-Closing Reorganization	71
6.17 Franchise Agreement Amendments	71
6.18 Cash Sweep	72
Article 7 CONDITIONS TO CLOSING	72
7.1 Conditions to Obligations of the Purchaser and the Parent	72
7.2 Conditions to Obligations of the Vendors	73
Article 8 INDEMNIFICATION	74
8.1 Nature and Survival	74
8.2 Indemnification by the Purchaser and the Parent	74

8.3 Indemnification by the Vendors	74
8.4 Limitations on the Amount of Indemnification	76
8.5 Time Limits	77
8.6 Notice of Claim	78
8.7 Third Party Claims	78
8.8 Direct Claims	79
8.9 Reduction	80
8.10 One Recovery	80
8.11 Exclusive Remedies	80
8.12 Duty to Mitigate	80
8.13 Set Off; Forfeiture	81
8.14 Vendors’ Post-Closing Covenant Regarding Indemnification	81
8.15 Adjustment to the Purchase Price	81
Article 9 TERMINATION	81
9.1 Termination	81
9.2 Effect of Termination	82
9.3 Exclusivity Deposit/ Break-up Fee	83
9.4 Termination Fee	83
Article 10 MISCELLANEOUS	84
10.1 Vendors’ Representative	84
10.2 Risk of Loss	85
10.3 Expenses	86
10.4 Notices	86
10.5 Headings	87
10.6 Severability	87
10.7 Entire Agreement	87
10.8 Successors and Assigns	87
10.9 No Third-Party Beneficiaries	87
10.10 Amendment and Modification; Waiver	88
10.11 Governing Law; Attornment	88
10.12 Counterparts	88
10.13 Non-Recourse	88

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of May 18, 2022 is entered into by and among Steven Fry, an individual residing in the Province of Ontario (“Fry”), Darryl Allen, an individual residing in the Province of Ontario (“Allen”), Najla Guthrie, an individual residing in the Province of Ontario (“Guthrie”), Louis Laskovski, an individual residing in the Province of Ontario (“Laskovski”), 2628146 Ontario Ltd., a corporation formed under the laws of the Province of Ontario (“2628146”), 11949896 Canada Inc., a corporation formed under the federal laws of Canada (“11949896” and together with Fry, Allen, Guthrie, Laskovski and 2628146, collectively, the “Shareholders” and each a “Shareholder”), Fry, in his capacity as Vendors’ Representative (as defined below), Item 9 Labs Corp., a corporation formed under the laws of Delaware (the “Parent”) and OCG Management Ontario Inc., a corporation formed under the laws of the Province of Ontario (the “Purchaser”).

RECITALS

WHEREAS, as of the date hereof, the Shareholders directly own of all of the issued and outstanding shares in the capital of Wild Card Cannabis Incorporated, a corporation formed under the laws of the Province of Ontario (the “Corporation”), free and clear of all Liens (as defined below);

AND WHEREAS, the Corporation is the registered and beneficial owner of all of the issued and outstanding shares of the corporations listed in Section 3.3 of the Disclosure Schedules;

AND WHEREAS, prior to the Closing Date (as defined below), the Shareholders and the Corporation will effect the Pre-Closing Reorganization (as defined below), pursuant to which, among other things: (i) Fry will form a holding company (“Fry Holdco”) and a company that will be owned collectively by Fry and Fry Holdco (“Fry Subco”), Allen will form a holding company (“Allen Holdco”) and a company that will be owned collectively by Allen and Allen Holdco (“Allen Subco”) and Guthrie will form a holding company (“Guthrie Holdco”) and a company that will be owned by Guthrie Holdco (“Guthrie Subco”); and (ii) Fry, Allen and Guthrie will each transfer all of the shares held by them in the capital of the Corporation (other than the Class A Preferred Shares held by Fry) to Fry Subco, Allen Subco and Guthrie Subco, respectively;

AND WHEREAS, following completion of the Pre-Closing Reorganization: (i) Fry and Fry Holdco will own all of the issued and outstanding shares in the capital of Fry Subco (the “Fry Subco Shares”); (ii) Allen and Allen Holdco will own all of the issued and outstanding shares in the capital of Allen Subco (the “Allen Subco Shares”); (iii) Guthrie and Guthrie Holdco will own all of the issued and outstanding shares in the capital of Guthrie Subco (the “Guthrie Subco Shares”); and (iv) Fry, Fry Subco, Allen Subco, Guthrie Subco, 11949896, 2628146 and Laskovski will own all of the issued and outstanding shares in the capital of the Corporation (the “Corporation Shares”);

AND WHEREAS, on the Closing Date, the Purchaser shall purchase the Shares (as defined below) from Fry, Fry Holdco, Allen, Allen Holdco, Guthrie, Guthrie Holdco, 11949896, 2628146 and Laskovski (each a “Vendor” and collectively the “Vendors”) subject to the terms and conditions set forth herein;

AND WHEREAS, the Corporation delivered the Break-Up Fee (as defined below) to the Escrow Agent (as defined below) pursuant to the terms and conditions of the Escrow Agreement (as defined below) on March 4, 2022;

AND WHEREAS, Parent delivered the Exclusivity Deposit (as defined below) to the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement on March 4, 2022;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1	Definitions

The following terms have the meanings specified or referred to in this Article:

“10-Day VWAP” means the volume weighted average trading price of the Lab Corp Shares on the TSX (if the Lab Corp Shares are not listed on the TSX, on any other stock exchange upon which the Lab Corp Shares are listed as may be selected for this purpose by the Parent, acting reasonably) for the 10 (ten) consecutive trading days ending on the applicable measurement date, subject to compliance with the rules and policies of the TSX. The weighted average trading price will be determined by dividing the aggregate sale price of all Lab Corp Shares sold on the TSX (or any other stock exchange on which the Lab Corp Shares are listed, if the Lab Corp Shares are not listed on the TSX) during the relevant 10 (ten) consecutive trading days by the total number of Lab Corp Shares so sold.

“Accession Agreement” means an accession agreement in the form attached hereto as Exhibit 6.16.

“Accounts Receivable” means all debts, accounts receivable, demands, claims, notes receivable and other similar debts due or accruing due to the Acquired Companies outstanding up to the Closing Date in respect of the Business and the benefit of all security for such accounts, notes and debt.

“Accounting Records” means all of the books of account, accounting records and other financial information of the Acquired Companies (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media).

“Accounting Standards” means “Accounting Standards for Private Enterprises” generally accepted in Canada from time to time and approved by the Chartered Professional Accountants of Canada.

“Acquired Companies” means collectively the Corporation, each of the Subsidiaries, Fry Subco, Allen Subco and Guthrie Subco; and each an “Acquired Company”.

“Acquired Companies’ IP” has the meaning specified in Section 3.11(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AGCO” means the Alcohol and Gaming Commission of Ontario.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” means a written statement delivered by the Vendors to the Purchaser prior to the Closing which sets forth the allocation of the Purchase Price among the Shares and the Proportionate Share of each Vendor.

“Annual Financial Statements” means the unaudited financial statements of the Corporation and the Subsidiaries on an unconsolidated basis for the fiscal years ending 2020 and 2021, in each case consisting of the unconsolidated balance sheet and the accompanying statements of profit and loss for the year then ended and all notes to them, together with a report of the Vendors’ Accountant.

“Applicable Laws” means any and all applicable (i) treaties, laws, statutes, rules, legislation, principles of common law, decrees, judicial decisions, rules having the force of law, regulations, by-laws, codes, treaties, constitutions, resolutions and ordinances, whether domestic, foreign or international and (ii) Orders of any Governmental Authority, including without limitation, Environmental Laws, Cannabis Laws and Franchise Laws.

“Assets” means all property and assets of the Acquired Companies of every nature and kind, and wheresoever situated.

“Books and Records” means the Accounting Records and all other books, records, files and papers of the Acquired Companies including all books of account, financial, tax records, sales and purchase records, marketing records and materials, present and former customer and supplier lists, marketing consent records, trade association files, research and development records, drawings, engineering information, manuals and data, formulae, technical documents including specifications, bills of materials and engineering notebooks, warranty and insurance records, equipment logs, personnel, employment and other records, business reports, plans and projections and all other documents, files, correspondence, and other books, records, files, papers and other information whether in writing or stored electronically, digitally or on computer-related media relating to the Acquired Companies or the Business in any form.

“Break-up Fee” means the deposit paid by the Corporation to the Escrow Agent in the sum of CAD$200,000, as that amount may be adjusted in accordance with the Escrow Agreement.

“Business” means the business carried on by the Corporation and the Subsidiaries as of the date of this Agreement, including (a) the operation of a cannabis Franchise system operating as Sessions Cannabis; (b) the licensing of any of the Trademarks for use in the operation of a “retail store; (c) a retail knowledge program; and (d) white-label program.

“Business Day” means any day except Saturday, Sunday, any statutory holiday in the Province of Ontario or any other day on which the principal chartered banks in the City of Toronto, Ontario or in the City of Phoenix, Arizona are closed for business.

“Cannabis Laws” means the Cannabis Act (Canada) and the regulations thereunder, and any other Applicable Laws relating to and/or governing the sale, distribution, delivery, cannabis goods and/or services, cannabis accessories, and/or any derivatives or parts of any of the foregoing.

“Calculation Period” has the meaning specified in Section 2.11(a).

“Cash Collateral Escrow Agreement” means an escrow agreement between the Franchisor, Fry, Allen and the Escrow Agent pursuant to which the Escrow Agent shall hold the aggregate sum of CAD$1,000,000 to secure the potential obligations to pay any amount in respect of the personal guarantees described in Section 2.4(b)(xxi).

“Claims” means claims for Damages.

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 2.6(a)(i).

“Closing Bonus Payment” means the bonus payment triggered by the consummation of the transactions contemplated by this Agreement, payable by the Corporation to Fry pursuant to the terms of his employment Contract.

“Closing Date” means: (a) the date that is two (2) Business Days following the day on which the latest of the conditions of Closing set out in Article 7 (other than those conditions that by their nature can only be satisfied as of the Closing Date, but subject to the satisfaction or valid waiver by the applicable Party or Parties, as applicable, of such conditions at such time) has been satisfied or waived by the appropriate Party or Parties, as applicable; or (b) such earlier or later date as the Purchaser and Vendors’ Representative may agree in writing.

“Closing Document” means any agreement, certificate or other instrument to be executed or delivered at the Closing as contemplated by this Agreement.

“Closing Escrow Agreement” means the escrow agreement by and among the Vendors’ Representative, the Purchaser and the Escrow Agent dated as of the Closing Date.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing Time.

“Closing Payout Statement” means a payout statement, in the form and substance reasonably satisfactory to the Purchaser, to be delivered by the Vendors to the Purchaser no later than two (2) Business Days prior to the Closing Date setting out the Closing Transaction Expenses and Closing Indebtedness, including customary payout letters from all holders of any such Indebtedness that is being repaid on or prior to Closing and invoices from each payee of Closing Transaction Expenses.

“Closing Time” means 8:00 a.m. in the City of Toronto on the Closing Date or such other time on the Closing Date as the Purchaser and Vendors’ Representative may agree in writing that the Closing shall take place.

“Closing Transaction Expenses” means the Transaction Expenses as of immediately prior to the Closing Time.

“Closing Working Capital” has the meaning specified in Section 2.6(a)(ii).

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any labour union or employee association that governs the terms and conditions of employment of any Employees and imposes obligations on any of the Acquired Companies.

“Consent” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person other than (i) the Acquired Companies, or (ii) any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract.

“Contract” means any contract, agreement, instrument, undertakings or other legally binding commitment or arrangement, written or oral, to which the any of the Acquired Companies is a party or under which it has rights or obligations, including those listed or described in the Disclosure Schedules.

“Corporation Fundamental Representations” means the representations and warranties set out in Section 3.1 (Corporate Status, Authorization and Extra-Provincial Registrations of the Corporation), Section 3.2 (Capitalization), Section 3.3 (No Subsidiaries), Section 3.4(a) and (b) (No Conflicts; Consents), Section 3.5 (Bankruptcy, Insolvency, Reorganization), Section 3.9 (Title to Assets; Sufficiency and Condition of Assets), Section 3.19 (Franchise Matters) and Section 3.25 (Brokers).

“Current Assets” includes, on a consolidated basis, cash and cash equivalents, Inventory, Accounts Receivable, prepaid expenses and deposits and all other current assets of the Acquired Companies set forth on Exhibit 2.6(a)(ii) as at the close of business on the day prior to the Closing Date, all of which shall be determined in accordance with Accounting Standards consistently applied (but subject to any variations from Accounting Standards specified in Exhibit 2.6(a)(ii)), but does not include (a) deferred Tax assets, (b) the portion of any prepaid expense of which the Purchaser will not receive the benefit following the Closing or (c) any deferred straight-line rent assets of the Acquired Companies, all of which shall be determined in accordance with Accounting Standards consistently applied (but subject to any variations from Accounting Standards specified in Exhibit 2.6(a)(ii)). For the avoidance of doubt, “on a consolidated basis” means the elimination of all inter-company current assets and current liabilities as between the Acquired Companies.

“Current Liabilities” includes, on a consolidated basis, accounts payable, accrued expenses and all other current liabilities of the Acquired Companies set forth on Exhibit 2.6(a)(ii) as at the close of business on the day prior to the Closing Date, all of which shall be determined in accordance with Accounting Standards consistently applied (but subject to any variations from Accounting Standards specified in Exhibit 2.6(a)(ii)), but does not include (a) deferred Tax liabilities, (b) any amounts treated as Indebtedness or (c) any deferred straight-line rent liabilities, all of which shall be determined in accordance with Accounting Standards consistently applied (but subject to any variations from Accounting Standards specified in Exhibit 2.6(a)(ii)). For the avoidance of doubt, “on a consolidated basis” means the elimination of all inter-company current assets and current liabilities as between the Acquired Companies.

“Damages” means any damages (available at law or in equity), losses, liabilities, claims, demands, debts, interest (including interest accrued prior to or after any judgement), charges, fines, penalties, assessments, reassessments, judgments, costs or expenses, including the costs and expenses of any Legal Proceeding or any Order, settlement or compromise relating thereto including the reasonable costs, fees and expenses of legal counsel, accountants and other professionals and experts, but excluding (a) any contingent liability until it becomes actual and (b) punitive damages except to the extent awarded by a court of competent jurisdiction to be owed in connection with a Third Party Claim.

“Data Security Incident” means any confirmed loss, theft or damage of, or other unauthorized or unlawful access to, or use, disclosure or other processing of, Personal Information.

“Data Security Requirements” means all of the following, to the extent relating to privacy or data security and applicable to the Acquired Companies: (i) all Applicable Laws, including those relating to the collection, use, processing, storage, disclosure, transfer, sharing, sale, retention, disposal, privacy and security of Personal Information; (ii) all Applicable Laws governing spam, commercial electronic communications, telephone and other telecommunications, direct marketing, text messages, robocalls, or telemarketing, payment card industry data security standards or biometrics, as applicable; (iii) each written external or written formal internal privacy policy of the Acquired Companies, including any written policy, relating to the collection, use, processing, storage, disclosure, transfer, sharing, sale, retention, disposal, privacy and security of Personal Information; and (iv) contractual obligations with respect to privacy or data security binding on the Acquired Companies.

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a Claim for indemnification under Article 8 of this Agreement.

“Disclosed Personal Information” has the meaning specified in Section 6.9(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Vendors and Purchaser concurrently with the execution and delivery of this Agreement.

“Earnout Acceleration Condition” has the meaning specified in Section 2.10.

“Earnout Acceleration Event” has the meaning specified in Section 2.10.

“Earnout Acceleration Event Payment” has the meaning specified in Section 2.10.

“Earnout Announcement Day” means the day on which the Parent publicly disseminates the financial statements of the Parent that includes, among other things, the financial results of the Purchaser set forth in the Earnout Statement.

“Earnout Payment” has the meaning specified in Section 2.9(a).

“Earnout Period” means each of the First Earnout Period and the Second Earnout Period.

“Earnout Statement” has the meaning specified in Section 2.11(a).

“Employee” means an individual who is employed by any Acquired Company, whether on a full time or part time basis.

“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, share unit, phantom stock, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including all policies with respect to holidays, sick leave, long term disability, vacations, expense reimbursements and automobile allowances and rights to company provided automobiles, that are administered, sponsored or maintained, funded or contributed to or required to be contributed to, by the Acquired Companies for the benefit of any of the Employees or former employees of the Acquired Companies or beneficiaries of any of them, or under which the any of the Acquired Companies has, or will have, any Liability, whether or not insured and whether or not subject to any Applicable Law, including those listed or described in Section 3.16(a) of the Disclosure Schedules, except that the term “Employee Benefit Plan” does not include any statutory plan with which the any of the Acquired Companies is required to comply, including the Canada Pension Plan or any plan administered under applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation.

“Environment” means the environment or natural environment as defined in any Environmental Law and includes soil, air (and all layers of the atmosphere), surface water, ground water, land surface and subsurface strata.

“Environmental Laws” means Applicable Laws relating to the Environment, including Applicable Laws relating to (a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (b) the generation, manufacture, processing, distribution, use, re use, treatment, storage, disposal, transport, labelling, handling and the like of Hazardous Substances.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority under any Environmental Law.

“Escrow Agent” means Cassels Brock & Blackwell LLP.

“Escrow Agreement” means the escrow agreement by and among the Corporation, the Parent and the Escrow Agent dated March 4, 2022.

“Escrow Amount” has the meaning ascribed to it in the Escrow Agreement.

“Estimated Closing Indebtedness” has the meaning specified in Section 2.5(a).

“Estimated Purchase Price” has the meaning specified in Section 2.5(b).

“Estimated Working Capital” has the meaning specified in Section 2.5(a).

“Exchange Rate” means the exchange rate for converting U.S. dollars to Canadian dollars (and vice versa), which for the purposes of this Agreement shall be USD$0.78 to CAD$1.00.

“Exclusivity Deposit” means the deposit paid by the Parent to the Escrow Agent in the sum of $156,902, as that amount may be adjusted in accordance with the Escrow Agreement.

“FDD Compliance Exceptions” has the meaning specified in Section 3.19(h).

“Financial Statements” means the Annual Financial Statements and Interim Financial Statements.

“First Earnout Period” means the period that commences on the Closing Date and expires on the date that is 12 months following the Closing Date.

“Franchise” means the grant of rights by the Franchisor to any Person to operate a retail business that sells cannabis, cannabis accessories and any other permitted inventory in association with any of the Trademarks, and the right to license and use a system and any of the Trademarks for the establishment and operation of such a business.

“Franchise Agreement” means a franchise agreement pursuant to which the Franchisor has granted a Person the right to operate a Franchise as amended from time to time.

“Franchise Contracts” means collectively, any Franchise Agreement, settlement agreement, termination agreement, general security agreement, pledge agreement and/or sublease which directly relates to any Franchise, in each case, as amended from time to time.

“Franchisee” means a Person to whom the Franchisor has granted a Franchise pursuant to a Franchise Agreement.

“Franchise Laws” means Ontario’s Arthur Wishart Act (Franchise Disclosure), 2000 and Ontario Regulation 581/100.

“Franchisor” means Sessions Cannabis Franchises Inc.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its articles of incorporation or certificate of incorporation, as applicable, and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means: (a) any court (including a court of equity), tribunal, judicial body or arbitral body or arbitrator; (b) national, federal, provincial, territorial, state, municipal or local government and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission thereof; (c) any subdivision or authority of any of the foregoing; and (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“Guarantee” means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, Liabilities or indebtedness of any Person.

“Harmful Code” is any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to maliciously undertake any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Hazardous Substance” means any pollutants, contaminants or hazardous, dangerous, flammable or toxic substances, materials or waste as defined in or regulated by Environmental Laws.

“Indebtedness” means, with respect to any Acquired Company, (a) all indebtedness for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or similar instruments; (c) Liabilities of the Acquired Companies in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances, in each case, to the extent drawn; (d) Liabilities of the Acquired Companies to pay deferred purchase price for property or services (other than trade payables incurred in the Ordinary Course); (e) any capital lease obligations; (f) indebtedness of third parties which is either guaranteed by any Acquired Company or secured by a Lien on the assets of any Acquired Company; (g) any acceleration fees, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; (h) any off balance sheet financing of any Acquired Company (but excluding operating leases); (i) Pre-Closing Taxes; (j) whether capital, interest or accrued bonus interest, or any other penalty related to the foregoing (including, for greater certainty, in respect of obligations of any Acquired Company evidenced by a Debt Instrument and any indebtedness to shareholders or non-arm's length parties); provided however, that Indebtedness shall not include any guarantees or contractual lease commitments provided by an Acquired Company in respect of any Lease listed and described in Section 3.10(b) of the Disclosure Schedules.

“Indemnified Person” means any Person entitled to indemnification under Article 8 of this Agreement.

“Indemnifier” means any Person obligated to provide indemnification under Article 8 of this Agreement.

“Indemnity Payment” means the amount of any Damages required to be paid under Section 8.2 or Section 8.3.

“Independent Accountant” has the meaning specified in Section 2.7(b).

“Insurance Policies” has the meaning specified in Section 3.13.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, trade names, business names, corporate names, domain names (including those registered on behalf of any of the Acquired Companies in the name of an agent or proxy), website names and world wide web addresses, common law trademarks, trade dress, distinguishing guise, logos, and any other identifiers of the source of goods or services, including all goodwill associated with any of the foregoing; (ii) copyrights and neighbouring rights, rights to waivers of moral rights, mask works, computer software programs and applications (including mobile apps), whether in source code, executable (object) code, script, or otherwise, and all documentation, materials and tools related thereto, and all rights, including sui generis rights, in databases and data; (iii) patents and patent applications, inventions, invention disclosures, discoveries, methods, processes, machines, articles of manufacture, compositions of matter, designs, technology, technical data, schematics, formulae, improvements, and documentation relating to any of the foregoing; (iv) industrial designs and all other designs, design patents, and integrated circuit topographies and all derivatives, modifications and improvements to the foregoing; (v) social media identities issued to and used by the Acquired Companies in the Business and the accounts therefor; (vi) proprietary and non-public business information, trade secrets, confidential information, know-how, and telephone numbers issued to and used by the Acquired Companies in the Business and the accounts therefor, and customer lists; (vii) all other intellectual property and related proprietary rights, interests and protections; and (viii) any and all applications (whether or not registrable, patentable, or otherwise formally protectable), registrations, patents, formal certificates of protection, licenses, sub-licenses, franchises, agreements, or any other evidence of a right in any of the foregoing, including applications or registrations that are reissues, divisions, continuations, renewals, extensions, or continuations-in-part of any of the foregoing.

“Intellectual Property Rights” means any and all rights anywhere in the world in and to Intellectual Property, including, but not necessarily limited to, any rights provided under: patent law, copyright law, trademark law, design patent or industrial design law, semiconductor chip or mask work law, trade secret law, or any other statutory provision or common law principle that provides a right in either intellectual property or the expression or use of intellectual property, and any other intellectual property, proprietary or industrial property rights.

“Interested Person” means any present or former officer, director, shareholder or employee of any Acquired Company or any Person with which the Corporation or any of the foregoing does not deal at arm's length within the meaning of the Tax Act.

“Interim Financial Statements” means the unaudited financial statements of the Corporation and Subsidiaries for the three (3) month period ended March 31, 2022, consisting of a consolidated balance sheet and the accompanying statements of profit and loss, and retained earnings.

“Interim Period” means the period from and including the time of execution of this Agreement to and including the Closing Time.

“Inventory” means all inventory of every kind owned by the Acquired Companies and pertaining to the Business, including all inventory of cannabis products and other products, but excluding any obsolete, expired, recalled or unsalable inventory pursuant to the AGCO Registrar’s Standards for Cannabis Retail Stores.

“IT Systems” has the meaning specified in Section 3.11(m).

“Joint Direction” has the meaning specified in Section 2.4(a)(iii)(A).

“Knowledge of Vendors”, “Vendors’ Knowledge”, “Knowledge of the Corporation” or any other similar knowledge qualification, means the actual or constructive knowledge of Fry, Allen or Guthrie, after due inquiry.

“Lab Corp Shares” means the common shares in the capital of Item 9 Labs Corp.

“Leak Out Agreement” means the leak out agreement entered into by the Parent and each of the Vendors with respect to the Earnout Shares, if applicable, in the form attached hereto as Exhibit 2.4(a)(iii)(E).

“Leased Property” means premises which are leased, subleased, licensed, used or occupied by any of the Acquired Companies pursuant to those documents listed or described in Section 3.10(b) of the Disclosure Schedules and the interest, if any, of the Acquired Companies in all plants, buildings, structures, fixtures, erections, improvements, easements, rights of way or other similar rights, spur tracks and other appurtenances situated on or forming part of those premises.

“Leases” means the real property leases, licenses, subleases or other rights of occupancy relating to real property to which any of the Acquired Companies is a party or under which it has rights or obligations, whether as lessor or lessee, licensee or licensor, including, without limitation, any amendments, extensions, addenda, assignments, waivers and all other rights of use and documents relating to any of the foregoing, in all cases, as listed or described in Section 3.10(b) of the Disclosure Schedules.

“Legal Proceeding” means any litigation, action, suit, investigation, dispute, order, audit, governmental charge or inquiry, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same.

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“License” means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority.

“Licensee” means a Person to whom the Corporation has granted a License pursuant to a License Agreement.

“License Agreement” means a license agreement pursuant to which the Corporation has granted a Person the right to license and use any of the Trademarks for use in the operation of a retail store, as amended or assigned from time to time.

“License Contracts” means collectively, any License Agreement, loan agreement, secured loan assumption agreement, promissory note, consulting services agreement, assignment of consulting services agreement which directly relates to any Licensee, in each case, as amended from time to time.

“Licensed IP” has the meaning specified in Section 3.11(a).

“Lien” means any lien (statutory or otherwise), mortgage, charge, pledge, hypothec, prior claim, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, title defect, restriction on transfer (such as a right of first refusal; but excluding restrictions on transfer pursuant to applicable securities laws or the articles of an Acquired Company), restrictive covenant, conditional sale, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property.

“LOI” has the meaning specified in Section 10.7.

“Louis’ Cannabis Store Inc.” is the corporation that operates the cannabis retail store located at 312 Hurontario Street, Collingwood, Ontario, Canada, L9Y 2M3.

"Made Available" means uploaded to the electronic data room maintained in connection with the transactions contemplated by this Agreement by 5:00 p.m. Toronto time on the day that is at least two (2) Business Days prior to the date hereof.

“Material Adverse Change” means any change, event or occurrence with respect to the Business or the results, assets, operations, affairs, prospects, condition (financial or otherwise) of the Acquired Companies that has resulted or that could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means any change, effect, event, occurrence or development that is, or could reasonably be expected to be, individually or in the aggregate, material and adverse to the results of the Business or the assets, operations, affairs, prospects, condition (financial or otherwise) of the Acquired Companies (taken as a whole), provided that such term shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) the announcement of the transactions contemplated by this Agreement or any action required by this Agreement; (ii) conditions affecting the industries or markets (or segments thereof) in which the Acquired Companies participate as a whole, the Canadian economy as a whole, or foreign economies; (iii) conditions in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in Applicable Laws or accounting rules, including the Accounting Standards after the date of this Agreement; (v) any failure by the Business to meet any internal projections, forecasts or revenue or earnings predictions (but not the underlying cause of such failure); (vi) any weather related disaster, epidemic, plague, outbreak or other public health event (including any epidemic, pandemic or outbreaks of illness, other than the COVID-19 virus outbreak), the occurrence of any military attack upon Canada or act of God; (vii) any act or omission of the Vendors or the Acquired Companies prior to the Closing Date taken with the written consent or at the written request of the Purchaser or the Parent; (viii) any action taken by the Purchaser or the Parent, except as required, permitted or contemplated by, or otherwise resulting from the enforcement of the its rights under, this Agreement; or (ix) the taking of any action expressly required by this Agreement, including the completion of the transactions contemplated hereby; provided that, in the case of clauses (ii) – (ix) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Acquired Companies operate, such matter shall be taken into account in determining whether there is a Material Adverse Effect only to the extent the Acquired Companies are affected thereby in a manner that is disproportionate to other businesses operating or participating in the industry and geographic locations in which the Acquired Companies operate.

“Material Contracts” has the meaning set forth in Section 3.20.

“Net Revenue” means the normalized and recurring gross earnings of the Acquired Companies earned in the Ordinary Course during the applicable Earnout Period and the 90 days immediately thereafter from the Revenue Streams, calculated in the manner set forth in Exhibit 2.9.

“Notice of Acceptance” has the meaning specified in Section 2.6(a).

“Notice of Objection” has the meaning specified in Section 2.6(a).

“Order” means any order, injunction, decision, ruling, direction, instruction, penalty, sanctions, awards directive, judgment, decree, award or writ of any Governmental Authority in each case binding on or affecting the party or Person referred to in the context in which such word is used.

“Ordinary Course”, when used in relation to the conduct of any Acquired Companies business, means any action that constitutes an ordinary business activity of the Acquired Companies conducted in a manner consistent in nature, scope and magnitude with the Acquired Companies’ past practice.

“Outside Date” means August 15, 2022 or such other date as may be agreed to by Purchaser and Vendors’ Representative in writing.

“Owned IP” has the meaning specified in Section 3.11(a).

“Parties” means the Vendors, the Vendors’ Representative, the Parent and the Purchaser and “Party” means any one of them; provided that Fry Holdco, Allen Holdco and Guthrie Holdco shall only be Parties once they become parties to this Agreement by executing an Accession Agreement.

“Permits” means any permits, licences, certificates, approvals, authorizations, registrations, qualifications, clearances, registrations, exemptions, certificates of need, accreditations, certifications, declarations, participation agreements, consents or the like issued pursuant to any Applicable Laws, including Environmental Laws, issued by any Governmental Authority.

“Permitted Liens” means:

(i)	Liens for Taxes and utilities which are not due or in arrears;
(ii)	easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property;
(iii)	construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Liens (i) that, individually or in the aggregate, are not material, (ii) that arose or were incurred in the Ordinary Course, (iii) that are related to obligations not due or in arrears, (iv) that have not been registered or filed under Applicable Laws, and (v) for which notice in writing has not been given to the Vendors or any of the Acquired Companies;

(iv)	statutory Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation;
(v)	restrictions on transfer under applicable securities laws and pursuant to the terms of the Governing Documents of the Acquired Companies or any shareholder agreements; and
(vi)	the Liens listed or described in Exhibit 1.1A.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information in the possession or control of any Acquired Company about an identifiable individual other than business contact information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession such as the name, title or business address or telephone number of an Employee.

“Post-Closing Adjustment Amount” has the meaning specified in Section 2.8(a).

“Post-Closing Adjustment Amount Escrow” means $100,000 to be held in escrow pursuant to the terms of the Closing Escrow Agreement to secure the Vendors’ potential obligations to pay an amount in respect of the Post-Closing Adjustment Amount under Section 2.8.

“Pre-Closing Reorganization” means the transactions described in the slide deck attached hereto as Exhibit 1.1B.

“Pre-Closing Tax Period” means a taxation year or period that ends on or before the Closing Date and the portion of any Straddle Period ending at the Closing Time.

“Pre-Closing Taxes” means all Liabilities for Taxes of any Acquired Company for any Pre-Closing Tax Period.

“Proportionate Share” means the proportionate share of each Vendor as set forth on the Allocation Statement.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser’s Advisors” means the directors, officers, employees, auditors, legal counsel, financial advisors (including lenders) and tax advisors of the Purchaser and the Parent and any other Person authorized in writing by the Purchaser to represent the Purchaser for purposes of Section 6.2.

“Purchaser’s Indemnified Persons” means the Purchaser, the Parent, and following Closing, the Corporation, and their respective shareholders, directors, officers, employees and agents.

“Real Property” means all real property and interests therein owned by any of the Acquired Companies, including any appurtenances (including, without limitation, all buildings, structures, fixtures, improvements located on or forming part thereof), rights of way, licenses or rights of occupation, easements or other similar rights of the Acquired Companies in connection with such real property.

“Rebates” means rebates, commissions, discounts, or other payments, remunerations or considerations of any kind received by the Acquired Companies from a vendor, supplier or service-provider to the Acquired Companies or any Franchisee.

“Rebrand Cap” has the meaning specified in Section 2.13.

“Rebranding Period” has the meaning specified in Section 2.13.

“Release” means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal.

“Representatives” means, in respect of a Party, that Party’s directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement and, in the case of the Vendors prior to Closing, includes those of the Acquired Companies.

“Required Consents” means at least eighteen (18) of the Consents required under Section 3.10(j) of the Disclosure Schedules, which must include the Consents set out in Exhibit 1.1C.

“Resolution Period” has the meaning specified in Section 2.11(c).

“Restricted Period” means the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date.

“Revenue Streams” means all revenues actually received from the Business, calculated in accordance with Exhibit 2.9, including but not limited to (a) franchise royalties, (b) retail knowledge program revenues, (c) white label program revenues; (d) franchise fees; and (e) professional services fees collected from any Franchisee. All Revenue Streams shall be calculated after deducting any sales tax imposed by any Governmental Authority, uncollected accounts of customers, insurance proceeds paid on behalf of franchisees, customer refunds, returns or credits, amounts paid in respect of product recalls. Revenue Streams shall expressly exclude all amounts paid by any Franchisee as a reimbursement or cost reserve for any expenses or costs incurred or to be incurred by the Franchisor, including but not limited in respect of any payment processing and software licensing fees paid by 2753534 Ontario Inc., leasing arrangements, renovation, construction, design or development arrangements, administrative costs, training and training travel expenses, opening, inventory and supply costs, the repayment by any Franchisee of any principal or interest in respect of any equipment financing or other loan arrangements provided by the Franchisor to such Franchisee, and advertising fund contributions. In the event of an inconsistency between this definition and Exhibit 2.9, Exhibit 2.9 shall prevail.

“Review Period” has the meaning specified in Section 2.6(b) and in Section 2.11(b), as applicable.

“Second Earnout Period” means the period that commences on the Closing Date and expires on date that is 24 months following the Closing Date.

“Sessions Retail” means Sessions Cannabis Retail Inc.

“Sessions Trademarks” means the trademarks SESSIONS and SESSIONS CANNABIS.

“Shares” means all of the Corporation Shares held by Fry, 2628146, 11949896 and Laskovski, together with the Fry Subco Shares, the Allen Subco Shares and the Guthrie Subco Shares.

“Statement of Objections” has the meaning specified in Section 2.11(c).

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

“Stub Period Returns” has the meaning specified in Section 6.8(a).

“Subsidiary” means, with respect to any Person, any corporation, association, business entity, partnership or other business entity which such Person, either alone or together with one or more Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors or managers constituting a majority of the members of such Person’s board of directors or managers or other governing body.

“Target Net Revenue” means

(a)	in respect of the First Earnout Period, $5,289,800; and
(b)	in respect of the Second Earnout Period, $10,579,600.

“Target Working Capital” has the meaning specified in Section 2.5(b)(i).

“Tax” or “Taxes” means any and all supranational, national, federal or central, state, regional, provincial, municipal, local and foreign taxes, assessments, reassessment and other governmental charges, duties, impositions and Liabilities, including Canada Pension Plan and provincial pension plan contributions and unemployment insurance contributions and employment insurance contributions and including taxes based upon or measured by gross receipts, income, profits, sales, capital gains, capital, capital use and occupation, net worth, production, windfall profits, severance, good and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, employment, branch taxes, licence, environmental, excise, stamp, premium, alternative, add-on minimum and property taxes, similar taxes, or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with all any tax indemnity obligation, interest, penalties, fines and additions imposed with respect to such amounts.

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended to the date of this Agreement.

“Tax Legislation” means the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Returns” means all reports, designations, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation.

“Territorial Rights” has the meaning specified in Section 3.19(e).

“Third Party Claim” means any claim or Legal Proceeding that is instituted or asserted by any Person who is not a Party against an Indemnified Person which entitles the Indemnified Person to make a Claim for indemnification under Article 8 of this Agreement.

“Trademarks” means the trademarks set out in Section 3.11 of the Disclosure Schedules, including the Sessions Trademarks.

“Transaction Expenses” means, without duplication, any and all costs, fees and expenses incurred by the Acquired Companies, the Vendors or any of their Affiliates on behalf of the Acquired Companies pursuant to an arrangement entered into prior to the Closing in anticipation of, connection with or otherwise related to the negotiation and execution of this Agreement and the Closing Documents or the performance of consummation of the transactions contemplated by this Agreement, if any, that are unpaid as of the Closing Time, including (i) the costs, fees and expenses of investment bankers, counsel, accountants and other financial or professional advisors, including brokers’ and finders’ fees (ii) the amount of any retention, change of control, or transaction bonus, severance or similar payments or amounts that are both incurred pursuant to any agreement, plan or other arrangement entered into by the any of the Acquired Companies prior to the Closing Time and due to any current or former employee, officer, director independent contractor or any other Person as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, including the Closing Bonus Payment, and including the employer portion of any employment Taxes to be paid in connection with the foregoing payments but net of the value of any deduction in computing income in respect of any such payment that is not deductible to an Acquired Company for a Pre-Closing Tax Period but that is deductible and deducted by an Acquired Company in computing income for its first taxation year ending after the Pre-Closing Tax Period (for these purposes, the value of a deduction in computing income is the Acquired Company’s combined effective federal and provincial income tax rate determined without regard to the amount of the deduction multiplied by the amount of the deduction), (iii) fees and expenses associated with any electronic data room maintained in connection with the transactions contemplated by this Agreement, (iv) half of the fees and expenses payable to the Escrow Agent and (v) amounts paid in connection with obtaining any Required Authorizations or Consents of Governmental Authority or third parties in connection with the transactions contemplated by this Agreement, and (vi) half of the cost of the “tail policy” described in Section 6.10(c), to the extent obtained prior to Closing. For the avoidance of doubt, Transaction Expenses shall include the legal fees of Laskovski up to a maximum amount of CAD $10,000.

“TSX” means the Toronto Stock Exchange.

“Unity Rd. Rebrand” has the meaning specified in Section 2.13.

“Unity Rd. Rebrand Costs” has the meaning specified in Section 2.13.

“Unity Rd. Rebrand Escrow Amount” means the aggregate sum of $600,000 to be held in escrow pursuant to the terms of the Closing Escrow Agreement to secure the Vendors’ (other than Laskovski) obligations to reimburse the Purchaser, the Corporation or the Franchisor for any costs and expenses they incur within the Rebranding Period in connection with the Unity Rd. Rebrand, all of the foregoing in accordance with Section 2.13, up to the maximum aggregate amount of the Rebrand Cap. For the avoidance of doubt, the Unity Rd. Rebrand Escrow Amount shall be funded solely from the Purchase Price allocable to the Vendors other than Laskovski.

“U.S. Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Vendors’ Accountant” means RSM Canada.

“Vendors’ Representative” means Fry.

“Vendors’ Fundamental Representations” means the representations and warranties set out in Article 4.

“Vendors’ Indemnified Persons” means the Vendors, and prior to the Closing the Acquired Companies, and their respective directors, officers, employees and agents.

“Working Capital” means, at any time, the value of consolidated Current Assets less consolidated Current Liabilities at that time.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Currency. Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to United States currency.
(b)	Gender and Number. In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.
(c)	Including. In this Agreement, the words “include” or “including” mean “include (or including) without limitation” and the words following “include” or “including” are not to be considered an exhaustive list.
(d)	Performance on Holidays. If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.
(e)	References to Documents, Etc., Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it. References to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement.
(f)	References to Persons. Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns.
(g)	References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.
(h)	Statutory References. Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.
(i)	Time. Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.
(j)	Time Periods. Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00

p.m. (Toronto time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.

(k)	Rules of Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
(l)	Overlapping Representations. Unless expressly provided otherwise herein, any representation and warranty given by a Party in this Agreement will not be deemed to be limited or qualified solely because a similar or more general representation and warranty given by such Party in this Agreement is limited or qualified.

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions set forth herein, at the Closing Time, each Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from each Vendor, as of Closing on the Closing Date, all (but not less than all) of the Shares owned by that Vendor as of Closing, free and clear of all Liens, for the consideration specified in Section 2.2.

2.2	Purchase Price

Subject to adjustment in accordance with this Article 2 and Article 8, the aggregate purchase price payable by the Purchaser to the Vendors for the Shares shall be equal to $12,800,000, as adjusted pursuant to Sections 2.5 to 2.8, plus the Earnout Payment, if any (collectively, the “Purchase Price”).

The Purchase Price shall be allocated among the Shares in accordance with the allocation set forth in the Allocation Statement.

2.3	Closing

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic delivery or release of documents at the Closing Time at the offices of Cassels Brock & Blackwell LLP, Suite 2100, 40 King Street West, Toronto, Ontario M5H 3C2, on the Closing Date.

2.4	Transactions to be Effected at the Closing
(a)	At the Closing, the Purchaser shall:
(i)	pay an amount equal to the Estimated Purchase Price less the Exclusivity Deposit, less the Post-Closing Adjustment Amount Escrow and less the Unity Rd. Rebrand Escrow Amount by wire transfer of immediately available funds to or to the order of the Vendors’ Representative on behalf of the Vendors (provided that the Proportionate Share of such amount payable to Laskovski shall be paid by the Purchaser by wire transfer of immediately available funds to or to the order of Laskovski in accordance with written instructions provided to the Purchaser not less than three (3) Business Days prior to Closing);

(ii)	cause the Corporation to pay the Closing Bonus Payment in the aggregate amount set forth in Exhibit 2.4(a)(ii) and pay and discharge all of the Estimated Closing Indebtedness (save and except for any Estimated Closing Indebtedness that is Pre-Closing Taxes) to be repaid at the Closing and Estimated Transaction Expenses by wire transfer of immediately available funds pursuant to the instructions provided to the Purchaser by the Vendors’ Representative at least two (2) Business Days prior to the Closing Date;
(iii)	pay an amount equal to the aggregate of the Post-Closing Adjustment Amount Escrow and the Unity Rd. Rebrand Escrow Amount to the Escrow Agent, to be held and released in accordance with the terms hereof of the Closing Escrow Agreement; and
(iv)	deliver, or cause to be delivered, the following in form and substance reasonably satisfactory to the Vendors:
(A)	a duly executed copy of the Closing Escrow Agreement;
(B)	a joint direction, substantially in the form attached as Schedule “A” to the Escrow Agreement, instructing the Escrow Agent to release the Escrow Amount to the Vendors, each as to their Proportionate Share (the “Joint Direction”);
(C)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser, issued by the appropriate Governmental Authority in its jurisdiction of incorporation dated not more than two (2) Business Days prior to the Closing Date;
(D)	amended Franchise Agreements in respect of each Franchise Agreement to which Sessions Retail is a party, duly executed by the Franchisor with only such amendments as expressly set forth in Exhibit 2.4(a)(iii)(D);
(E)	Leak Out Agreements executed by the Parent, substantially in the form of the agreement in Exhibit 2.4(a)(iii)(E);
(F)	the certificates referred to in Sections 7.2(c) and 7.2(e);
(G)	a duly executed copy of the Cash Collateral Escrow Agreement; and
(H)	such other agreements or other documents as reasonably requested by the Vendors, on terms satisfactory to the Vendors, acting reasonably.
(b)	At the Closing, the Vendors shall deliver, or cause to be delivered, to the Purchaser:
(i)	share certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank, together with evidence satisfactory to Purchaser that Purchaser or its nominee(s) have been entered upon the books of the Corporation as the holder of the Shares;

(ii)	certified copies of (i) the articles and by-laws of each Acquired Company, (ii) resolutions of the board of directors and/or shareholders of the Acquired Companies (as applicable) authorizing the entering into and completion of the transactions contemplated by this Agreement, and (iii) a list of the directors and officers of each of the Corporation authorized to sign agreements together with their specimen signatures;
(iii)	a certificate of status, compliance, good standing or like certificate with respect to the Acquired Companies, issued by the appropriate Governmental Authority in their respective jurisdictions of incorporation and, in the case of the Acquired Companies, of each jurisdiction in which any Acquired Company carries on the Business dated not more than two (2) Business Days prior to the Closing Date;
(iv)	the certificate referred to in Section 7.1(c);
(v)	a payout letter from each holder of Estimated Closing Indebtedness to be repaid at Closing in customary form and subject to customary conditions;
(vi)	a duly executed copy of the Closing Escrow Agreement;
(vii)	an employment agreement of Steven Fry duly executed by the Corporation and Steven Fry, substantially in the form of the agreement in Exhibit 2.4(b)(vii);
(viii)	Leak Out Agreements executed by each of the Vendors, substantially in the form of the agreement in Exhibit 2.4(a)(iii)(E);
(ix)	evidence that the License Contracts and all other Contracts between any of the Acquired Companies and 2753534 Ontario Inc. or Guthrie have been terminated and converted into a Franchise with a duly executed (i) franchise agreement, the form of which shall include a tiered EBITDA sharing model (and not a top line royalty payment), and the amendments set forth in Exhibit 2.4(a)(iii)(D), (ii) a general security agreement of 2753534 Ontario Inc., and (iii) a personal guarantee of Guthrie in favor of the Franchisor pursuant to which Guthrie shall guarantee the repayment of amounts owing by 2753534 Ontario Inc. to the Corporation under that certain Secured Loan Assumption Agreement dated August 17, 2020;
(x)	evidence that the License Contracts and all other Contracts between any of the Acquired Companies and Louis’ Cannabis Store Inc. or Laskovski, including, without limitation, the License Agreement between the Corporation and Laskovski dated November 8, 2019, the Consulting Services Agreement between the Corporation and Laskovski dated November 8, 2019, the Loan Agreement between the Corporation and Laskovski dated November 8, 2019 and the Promissory Note issued by Laskovski to the Corporation dated November 8, 2019, all as assigned from Laskovski to Louis’ Cannabis Store Inc. on November 1, 2020, have been terminated in accordance with the executed copy of the termination and release agreement in the form attached as Exhibit 2.4(b)(x);

(xi)	amended Franchise Agreements in respect of each Franchise Agreement to which Sessions Retail is a “franchisee” thereunder, duly executed by Sessions Retail with only such amendments as expressly set forth in Exhibit 2.4(a)(iii)(D);
(xii)	duly executed resignations and releases effective as at the Closing Time of all directors and officers of the Acquired Companies;
(xiii)	evidence that the Franchise Contracts with 2825735 Ontario Inc. in respect of the Franchise proposed to be located in Mississauga, Ontario have been terminated;
(xiv)	evidence that the Required Consents have been made, given or obtained by the Vendors, as applicable, and remain in full force and effect;
(xv)	evidence, satisfactory to the Purchaser, of the release and discharge of any and all Liens affecting the Business, other than Permitted Liens;
(xvi)	the Joint Direction, duly executed by the Corporation;
(xvii)	the Allocation Statement;
(xviii)	a release duly executed by such Vendor in respect of claims against the Acquired Companies up to the Closing in the form of release set forth on Exhibit 2.4(b)(xviii);
(xix)	acknowledgement of subordination of any general security agreement and profit sharing payments by 2628146 and 11949896 in favor of Franchisor;
(xx)	site-specific general security agreements of Sessions Retail in respect of all stores operated by Sessions Retail that have not entered into such Contracts prior to the Closing Date, which, together with the limited personal guarantees of Fry and Allen described in Section 2.4(b)(xxi), will be the Franchisor’s sole recourse against Sessions Retail in respect of any default or breach under the Franchise Contracts in relation to such store;
(xxi)	personal guarantees from each of Fry and Allen on behalf of Sessions Retail in favour of the Franchisor, each up to a maximum amount of CAD$500,000 and for a term of two years from the Closing Date, pursuant to which Fry and Allen will guarantee, respectively, amounts owing by Sessions Retail to the Franchisor under the Franchise Contracts to which Sessions Retail is a “franchisee” thereunder, such personal guarantees to be cash collateralized in an escrow account maintained by the Escrow Agent and held in escrow in accordance with the Cash Collateral Escrow Agreement;
(xxii)	a duly executed copy of the Cash Collateral Escrow Agreement;
(xxiii)	evidence of the payment by each of Fry and Allen of CAD$500,000 to the Escrow Agent to be held in accordance with the terms of the Cash Collateral Escrow Agreement;

(xxiv)	a copy of the “Manual” referenced in the Franchise Agreements which collectively, means, all books, pamphlets, bulletins, memoranda, letters, notices, video or audio tapes, computer media (i.e. computer software, CD-Rom) or other publications, documents or electronic communications (i.e. internet, website, intranet, extranet), prepared by or on behalf of the Franchisor for use by Franchisees generally or for the Franchisee in particular, setting forth information, advice, standards, requirements, operating procedures, instructions or policies relating to the Franchise system operating as Sessions Cannabis and the operation of the Franchise; and
(xxv)	such other agreements or other documents as reasonable requested by the Purchaser, on terms satisfactory to the Purchaser, acting reasonably.
(c)	Effective as of the Closing Time, the executed copy of the termination and release agreement attached as Exhibit 2.4(b)(x), without any further action by any of the Parties, shall be deemed to be delivered to the Purchaser and Laskovski on the Closing Date with effect on the Closing Date. In the event that the Closing does not occur, the Parties acknowledge and agree that the executed copy of the termination and release agreement attached as Exhibit 2.4(b)(x) will be null and void.
2.5	Estimated Purchase Price
(a)	As soon as practicable prior to the Closing Time, but in no event later than two (2) Business Days prior to the Closing Date, the Vendors’ Representative, acting reasonably, shall provide to the Purchaser a good faith estimate of the Closing Working Capital together with reasonable and supporting documentation, which will be based on a consolidated balance sheet of the Acquired Companies prepared at the Vendors’ expense and dated as at the close of business on the day prior to the Closing Date and calculated in a manner consistent with the manner in which the Closing Working Capital is to be determined under Section 2.6 (the “Estimated Working Capital”), and the Closing Payout Statement, which will set out the Vendors’ good faith estimate of the Closing Transaction Expenses (the “Estimated Transaction Expenses”) and the Vendors’ good faith estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”).
(b)	The Purchase Price shall be adjusted as follows:
(i)	if the Estimated Working Capital is more than $800,000 (the “Target Working Capital”), the Purchase Price will be increased, dollar for dollar, by the amount of the difference; or
(ii)	if the Estimated Working Capital is less than the Target Working Capital, the Purchase Price will be decreased, dollar for dollar, by the amount of the difference;
(iii)	the Purchase Price will be decreased, dollar for dollar, by the aggregate amount of Estimated Closing Indebtedness, if any; and
(iv)	the Purchase Price will be decreased, dollar for dollar, by the aggregate amount of Estimated Transaction Expenses;

and the resulting amount in either case will be the “Estimated Purchase Price”.

2.6	Preparation of Closing Balance Sheet and Determination of Closing Working Capital
(a)	Within 120 days following the Closing Date, the Purchaser shall prepare and deliver to the Vendors’ Representative:
(i)	the closing balance sheet of the Acquired Companies on a consolidated basis as at the close of business on the day prior to the Closing Date, based on the accrual method of accounting and prepared in accordance with Accounting Standards, applying the same significant accounting policies and practices as applied to the Annual Financial Statements (the “Closing Balance Sheet”);
(ii)	a calculation of Working Capital as at the close of business on the day prior to the Closing Date (as shown on the Closing Balance Sheet), prepared in accordance with Exhibit 2.6(a)(ii) and Accounting Standards, subject to any variations from Accounting Standards specified in Exhibit 2.6(a)(ii) (the “Closing Working Capital”);
(iii)	a calculation of the Closing Transaction Expenses; and
(iv)	a calculation of the Closing Indebtedness.
(b)	Following receipt of the Closing Balance Sheet and the calculation of the Closing Working Capital, the Closing Transaction Expenses and the Closing Indebtedness, the Vendors’ Representative will have 30 days to review them (the “Review Period”). During the Review Period, the Purchaser shall give access, upon reasonable request, to the Vendors’ Representative, to the Books and Records and all working papers of the Corporation created in connection with the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital, the Closing Indebtedness, and Closing Transaction Expenses to verify the accuracy, presentation and other matters relating to the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses and to enable the Vendors’ Representative to exercise its rights under Section 2.7.
(c)	The Vendors and the Purchaser shall each bear their own fees and expenses, including the fees and expenses of their respective auditors or accountants, in preparing or reviewing, as the case may be, the Closing Balance Sheet and the calculation of the Closing Working Capital, the Closing Transaction Expenses and the Closing Indebtedness. If a dispute regarding the Closing Balance Sheet or the calculation of the Closing Transaction Expenses or Closing Working Capital is submitted for determination to the Independent Accountant under Section 2.7, the fees and expenses of the Parties and the Independent Accountant will be paid in accordance with Section 2.7(b).
2.7	Acceptance or Dispute of the Closing Balance Sheet and the Closing Working Capital
(a)	Following receipt of the Closing Balance Sheet and calculation of the Closing Working Capital, the Closing Transaction Expenses and the Closing Indebtedness as contemplated by Section 2.6, if the Vendors’ Representative objects in good faith to any item on the Closing Balance Sheet or the calculation of the Closing Working Capital, the Closing Transaction Expenses, or the Closing Indebtedness,

the Vendors’ Representative shall so notify the Purchaser by delivering to the Purchaser a written notice to that effect specifying in reasonable detail such objection and the basis thereof (the “Notice of Objection”) prior to the end of the Review Period. The Notice of Objection must set out the reasons for the Vendors’ Representative’s objection, the amount in dispute and reasonable details of the calculation of that amount. If the Vendors’ Representative does not object to any item on the Closing Balance Sheet or the calculation of the Closing Working Capital, the Closing Indebtedness, or the Closing Transaction Expenses, the Vendors’ Representative may so notify the Purchaser by delivering a written notice to that effect (the “Notice of Acceptance”). If the Vendors’ Representative does not deliver a Notice of Objection or Notice of Acceptance to the Purchaser prior to the end of the Review Period, the Vendors’ Representative will be deemed to have delivered a Notice of Acceptance to the Purchaser on the last day of the Review Period and the calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses will be deemed to be final and binding for purposes of the adjustments referred to in Section 2.8. For greater certainty, neither Party may attempt to dispute, recover, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result the adjustments referred to in Section 2.8 by making a claim for Damages under Article 8, except as provided in Section 2.7(b).

(b)	If the Vendors’ Representative delivers a Notice of Objection in accordance with Section 2.7(a), the Parties shall work expeditiously and in good faith to resolve all of the items in dispute set out in the Notice of Objection within 30 days following delivery of the Notice of Objection. Any items in dispute that are not resolved by the end of that 30 day period will be submitted by the Parties for determination to an independent accounting firm mutually agreed to by the Parties or, if the Parties are unable to agree on the independent accounting firm within a further 10 day period, to KPMG LLP, or if that accounting firm is unable to act, to Ernst & Young LLP. In making its determination, the selected accounting firm (the “Independent Accountant”) will act as expert and not as arbitrator, must only consider the items in dispute submitted to it, and must make reasonable efforts to determine the items in dispute within 30 days following the date of submission. The determination of the Independent Accountant will be final and binding upon the Parties and will not be subject to appeal, absent manifest error, and the Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses as determined by the Independent Accountant will be final and binding for purposes of the adjustments referred to in Section 2.8. For greater certainty, neither Party may appeal a determination made by the Independent Accountant or attempt to dispute, recover, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result of that determination or the adjustments referred to in Section 2.8 by making a claim for Damages under Article 8. The fees and expenses of the Independent Accountant shall be allocated between the Purchaser, on the one hand, and the Vendors, on the other hand, in the same proportion that their respective positions are confirmed or rejected by the accounting firm (which proportionate allocations also shall be determined by the Independent Accountant and included in its written decision). Notwithstanding Article 8, the procedure set out in this Section 2.7 for resolving disputes with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses is the sole and exclusive method of resolving those disputes, absent manifest error. However, this Section 2.7 will not:

(i)	prohibit either Party from commencing litigation to compel specific performance of this Section 2.7 or to enforce the determination of the Independent Accountant; or
(ii)	prohibit either Party from exercising its rights under Section 8.2 or Section 8.3, as the case may be, if the basis of the dispute could also entitle that Party to make a claim for Damages under Section 8.2(a) or 8.3(b).
2.8	Post-Closing Adjustments
(a)	The Purchase Price will be adjusted as follows:
(i)	if the Closing Working Capital, as finally determined in accordance with Section 2.7, is more than the Estimated Working Capital, the Purchase Price will be increased by the amount of the difference; or
(ii)	if the Closing Working Capital, as finally determined in accordance with Section 2.7, is less than the Estimated Working Capital, the Purchase Price will be decreased by the amount of the difference; and
(iii)	if the Closing Indebtedness as finally determined in accordance with Section 2.7, is less than the Estimated Closing Indebtedness, the Purchase Price will be increased by the amount of the difference; or
(iv)	if the Closing Indebtedness as finally determined in accordance with Section 2.7, is more than the Estimated Closing Indebtedness, the Purchase Price will be decreased by the amount of the difference; and
(v)	if the Closing Transaction Expenses as finally determined in accordance with Section 2.7, is less than the Estimated Transaction Expenses, the Purchase Price will be increased by the amount of the difference; or
(vi)	if the Closing Transaction Expenses as finally determined in accordance with Section 2.7, is more than the Estimated Transaction Expenses, the Purchase Price will be decreased by the amount of the difference.

The aggregate amount by which the Purchase Price is adjusted pursuant to subsections (i) through (vi) above is referred to as the “Post-Closing Adjustment Amount”.

(b)	If the Post-Closing Adjustment Amount is a positive number, then within five (5) Business Days after the date that the Post-Closing Adjustment Amount is finally determined pursuant to Section 2.7, the Parties acknowledge and agree that (i) the Escrow Agent shall (in accordance with the Closing Escrow Agreement), and the Parties shall cause the Escrow Agent to, release the Post-Closing Adjustment Amount Escrow to the Vendors’ Representative (provided that the Proportionate Share of such amount payable to Laskovski shall be released by the Escrow Agent to Laskovski), and (ii) if the Post-Closing Adjustment amount is greater than the Post-Closing Adjustment Amount Escrow, the Purchaser shall pay the balance to the Vendors’ Representative (provided that the Proportionate Share of such amount payable to Laskovski shall be paid by the Purchaser to Laskovski).

(c)	If the Post-Closing Adjustment Amount is a negative number, the absolute value of which is in excess of the Post-Closing Adjustment Amount Escrow, then within five (5) Business Days after the date that the Post-Closing Adjustment Amount is finally determined pursuant pursuant to Section 2.7, the Parties acknowledge and agree that the Escrow Agent shall (in accordance with the Closing Escrow Agreement), and the Parties shall cause the Escrow Agent to, release the Post-Closing Adjustment Amount Escrow to the Purchaser, and the Vendors, other than Laskovski, jointly and severally covenant and agree to promptly pay their aggregate Proportionate Share of the amount by which the absolute value of the Post-Closing Adjustment Amount exceeds the Post-Closing Adjustment Amount Escrow to the Purchaser, and Laskovski severally covenants and agrees to promptly pay his Proportionate Share of such amount to the Purchaser.
(d)	If the Post-Closing Adjustment Amount is a negative number, the absolute value of which is less than the Post-Closing Adjustment Amount Escrow then within five (5) Business Days after the date that the Post-Closing Adjustment Amount is finally determined pursuant to Section 2.7, the Parties acknowledge and agree that the Escrow Agent shall (in accordance with the Closing Escrow Agreement), and the Parties shall cause the Escrow Agent to:
(i)	release the absolute value of the Post-Closing Adjustment Amount from the Post-Closing Adjustment Amount Escrow to the Purchaser; and
(ii)	release the remainder of the Post-Closing Adjustment Amount Escrow to the Vendors’ Representative (provided that the Proportionate Share of such amount payable to Laskovski shall be released by the Escrow Agent to Laskovski).
2.9	Post-Closing Earnout Payment
(a)	Subject to Sections 2.10 and 2.12, as additional consideration for the Shares, the Purchaser shall pay to the Vendors an amount, if any, (each “an Earnout Payment”) as follows:
(i)	$4,100,000, subject to adjustment in accordance with Section 2.9(b), payable by the delivery of Lab Corp Shares by the Parent on behalf of and at the direction of the Purchaser, the number of which will be calculated on the basis of a deemed price per Lab Corp Share equal to the 10-Day VWAP with the last day of the First Earnout Period as the measurement date less a 15% discount, if the actual Net Revenue in respect of the First Earnout Period is greater than or equal to the Target Net Revenue for the First Earnout Period (the “First Tranche Earnout Shares”); and
(ii)	$4,100,000, subject to adjustment in accordance with Section 2.9(b), payable by the delivery of Lab Corp Shares by the Parent on behalf of and at the direction of the Purchaser, the number of which will be calculated on the basis of a deemed price per Lap Corp Share equal to the 10-Day VWAP with the last day of the Second Earnout Period as the measurement date less a 15% discount, if the actual Net Revenue in respect of the Second Earnout Period is greater than or equal to the Target Net Revenue for the Second Earnout Period (the “Second Tranche Earnout Shares” and together with the First Tranche Earnout Shares, collectively, the “Earnout Shares”).

(b)	If the actual Net Revenue is less than the Target Net Revenue in any Earnout Period, the Earnout Payment payable in respect of that period shall be reduced by an amount that is proportional to the percentage of Target Net Revenue not achieved. For example, if the actual Net Revenue for the First Earnout Period is $5,025,310, this is 95% of the Target Net Revenue for such Earnout Period. Thus, the Earnout Payment in respect of the First Earnout Period will be reduced by 5%; provided however, if the actual Net Revenue in respect of an Earnout Period is equal to or in excess of the Target Net Revenue, there shall be no adjustments to the Earnout Payment payable in respect of that period. For greater certainty, under no circumstances shall the aggregate amount of the Earnout Payments exceed $8,200,000.
(c)	The Earnout Payments shall be paid to the Vendors, each as to their Proportionate Share in accordance with Section 2.11.
(d)	The Parties acknowledge and agree that the Earnout Payment relates to the underlying goodwill of the Corporation, the value of which cannot reasonably be expected to be agreed upon by the Parties at the Closing Date.
2.10	Acceleration of Earnout Amount

Notwithstanding the acknowledgements contained in Section 2.9, upon the happening of any of the following events between the Closing Date and the date of the issuance of the Second Tranche Earnout Shares, if any, in respect of the Second Earnout Period (each an “Earnout Acceleration Event”):

(a)	the assets and undertaking of the Business being sold to a Person that is not an Affiliate of the Purchaser nor a subsidiary of the Corporation;
(b)	any transfer, creation, issuance, sale, assignment, trust or other disposition or dealing with the shares or voting rights or amalgamation or other reorganization of the Purchaser that results in a change in the control of the Purchaser;
(c)	any transfer, creation, issuance, sale, assignment, trust or other disposition or dealing with the shares or voting rights or amalgamation or other reorganization of the Corporation that results in a change in the ultimate beneficial control of the Corporation, the Target Net Revenue for the applicable Earnout Period shall be deemed to be achieved and the Purchaser shall pay the Vendors the full amount of the applicable Earnout Payment in respect of any Earnout Period that ends following the date of the Earnout Acceleration Event. The Purchaser may, in its discretion, pay and satisfy such Earnout Amounts in cash or in Lab Corp Shares based on the 10-Day VWAP with the closing date of the Earnout Acceleration Event as the measurement date (the “Earnout Acceleration Event Payment”). For greater certainty, upon the payment by the Purchaser of the Earnout Acceleration Event Payment, the Vendors shall not have any additional Earnout Payments.

2.11	Calculation and Payment of Post-Closing Earnout Payments
(a)	By or on the Earnout Announcement Date following each Earnout Period (each, a “Calculation Period”), the Purchaser shall cause to be prepared and delivered to the Vendors’ Representative a statement setting out the Purchaser’s calculation of the applicable Earnout Payment (“Earnout Statement”).

(b)	After receipt of each Earnout Statement, the Vendors’ Representative shall have 30 days (the “Review Period”) to review such Earnout Statement. During the Review Period, the Vendors’ Representative and the Vendors Accountant shall have access to the Corporation’s Books and Records to the extent that they relate to calculation of the Earnout Payment.
(c)	On or before the last day of the Review Period, the Vendors’ Representative may object to the Earnout Statement by delivering to the Purchaser a written statement of the Vendors’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Vendors’ Representative’s disagreement therewith (the “Statement of Objections”). If the Vendors’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Earnout Statement shall be deemed to have been accepted by the Vendors’ Representative. If the Vendors’ Representative delivers the Statement of Objections before the expiration of the Review Period, the Purchaser and the Vendors’ Representative shall negotiate to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Earnout Statement with such changes as may have been previously agreed in writing by the Purchaser and the Vendors’ Representative, shall be final and binding.
(d)	If the Vendors’ Representative and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to an Independent Accountant 30 days of the Resolution Period. The Independent Accountant, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Earnout Statement within 30 days of his or her appointment. The Independent Accountant’s resolution of the Disputed Amounts and its adjustments to the Earnout Statement shall be conclusive and binding upon the Parties. If the Vendors’ Representative and the Purchaser fail to agree on an Independent Accountant, either one of them may apply to a court of competent jurisdiction for appointment of an Independent Accountant.
(e)	The fees and expenses of the Independent Accountant shall be paid by the Vendors and the Purchaser in proportion to the amounts by which their respective calculations of the Earnout Payment differ from the Earnout Payment as finally determined by the Independent Accountant.
(f)	The Purchaser’s obligation to pay each of the Earnout Payments to the Vendors is an independent obligation of the Purchaser and is not otherwise conditional or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment and the obligation to pay an Earnout Payment to the Vendors shall not obligate the Purchaser to pay any preceding or subsequent Earnout Payment.
(g)	Subject to Section 2.11(d), Section 2.11(e) and Section 8.13, any Earnout Payment that the Purchaser is required to pay shall be paid in full (by issuance of the Earnout Shares) no later than 30 days following the date upon which the determination of the Earnout Payment for the applicable Calculation Period becomes final and binding upon the Parties.

2.12	Conditions During the Earnout Period.

The following terms and conditions shall apply to each Earnout Period:

(a)	Neither the Parent nor the Purchaser shall knowingly or intentionally take any action that is commercially unreasonable that limits the Vendors receiving an Earnout Payment or minimizes the amounts thereof, including, without limitation, terminating or making any material adverse changes to the Acquired Companies’ retail knowledge program or TV ad program;
(b)	The Corporation shall operate as a wholly-owned subsidiary of the Parent (whether direct or indirect);
(c)	The Parent shall keep separate books and records for the Acquired Companies; and
(d)	Within the First Earnout Period: (i) The Vendors (other than Laskovski) shall comply with their obligations under Section 2.13 regarding the Unity Rd. Rebrand; (ii) the Vendors (other than Laskovski) shall use their commercially reasonable best efforts to comply with any of the Purchaser’s reasonable requests for cooperation in effecting the Unity Rd. Rebrand; and (iii) (A) Fry and Allen shall cause Sessions Retail to change its name to a name of an entity that does not include and shall thereafter refrain from using the word “Sessions” or any variation thereof and (B) Laskovski shall cause Louis’ Cannabis Store Inc. not to use the word “Sessions” or any variation thereof within 45 days of the Closing Date. Payment of the Earnout Payment shall be conditional on the satisfaction of the foregoing. For the avoidance of doubt, the sole recourse against the Vendors, and the exclusive remedy for the Purchaser or Parent, in respect of any breach of the covenant in Section 2.12(d)(ii) shall be limited to the non-payment of the Earnout Payment.
2.13	Post-Closing Rebrand.

Subject to Section 2.12(d), the Vendors, other than Laskovski, in accordance with their respective Proportionate Share (which, for the purpose of this Section 2.13, shall be calculated by taking into account their pro rata share of Laskovski’s Proportionate Share), shall reimburse the Purchaser, the Corporation or the Franchisor for any costs and expenses they incur within the six months following the Closing Date (the “Rebranding Period”) in connection with the rebranding of all existing and pending (as of the Closing Date) Franchises to the Unity Rd. branding (the “Unity Rd. Rebrand”) (such costs, the “Unity Rd. Rebrand Costs”), and shall execute a joint direction causing the Escrow Agent to pay such Unity Rd. Rebrand Costs within ten (10) Business Days following receipt of written notice from the Purchaser up to a maximum aggregate amount of CAD$600,000 (the “Rebrand Cap”). For the avoidance of doubt, and subject to Section 2.12(d), the Vendors’ (except Laskovski) obligation pursuant to this Section 2.13 shall cease on the expiry of the Rebranding Period, provided that for a period of 45 days following the expiry of the Rebranding Period (the “Rebrand Tail Period”), the Vendors (except Laskovski) shall be required, upon request from the Purchaser, to reimburse any Unity Rd. Rebrand Costs actually incurred by the Purchaser, the Corporation or the Franchisor during the Rebranding Period in accordance with this Section 2.13. Within ten (10) Business Days of the expiry of the Rebrand Tail Period, the Parties, as applicable, shall cause the Escrow Agent to release the remaining portion of the Unity Rd. Rebrand Escrow Amount (after release of the Unity Rd. Rebrand Costs to Purchaser), if any, to the Vendors, other than Laskovski, in accordance with their respective

Proportionate Share (which, for the purpose of this Section 2.13, shall be calculated by taking into account their pro rata share of Laskovski’s Proportionate Share).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE VENDORS IN RESPECT OF THE CORPORATION

Except as set forth in the Disclosure Schedules, each Vendor other than Laskovski jointly and severally, represent and warrant to the Purchaser (and acknowledge and agree that Purchaser is relying on such representations and warranties in connection with the execution and delivery and performance of its obligations hereunder), that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date. For the purposes of this Article 3, any reference to the “Acquired Companies” means the Corporation and its Subsidiaries and does not include Fry Subco, Allen Subco or Guthrie Subco, the representations and warranties in respect of which are solely set forth in Article 4.

3.1	Corporate Status, Authorization and Extra-Provincial Registrations of the Corporation

The Corporation is a corporation duly and validly incorporated, organized and existing under the laws of the Province of Ontario and each Subsidiary is a corporation duly and validly incorporated, organized and existing under the laws of the Province of Ontario. No steps or proceedings have been taken to authorize or require the discontinuance or dissolution of any Acquired Company. The Corporation has submitted all notices or returns of corporate information required by law to be submitted by it to any Governmental Authority. Each of the Acquired Companies has the corporate power and capacity to own, lease, use, operate and sell its property, carry on the Business as now being conducted by it and enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to becomes a party.

3.2	Capitalization

The authorized capital of the Corporation as of the date hereof consists of an unlimited number of Class “A” common voting shares and an unlimited number of Class “B” common non-voting shares, of which the only issued and outstanding shares are as set forth on Section 3.2 of the Disclosure Schedules. As of the Closing, except as contemplated by the Pre-Closing Reorganization, the authorized capital of the Corporation will consist of an unlimited number of Class “A” common shares, an unlimited number of Class “B” common shares and an unlimited number of Class “A” preferred shares, of which the only issued and outstanding shares will be as set forth on Section 3.2 of the Disclosure Schedules. The Pre-Closing Reorganization will not result in the issuance of any Corporation Shares to any Person other than Fry. All of the Shares in the capital of the Corporation have been duly issued and are outstanding as fully paid and non-assessable shares. The authorized capital of each Subsidiary is described in Section 3.2 of the Disclosure Schedules. The Corporation is the registered and beneficial owner of all of the issued shares of each Subsidiary, free and clear of all Liens, no other shares or securities have been issued by any Subsidiary, and all of the issued shares of the Subsidiaries have been duly issued and are outstanding as fully paid and non-assessable shares. Except as set forth in Section 3.2 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any of the Acquired Companies or obligating any of the Acquired Companies to issue or sell any shares of capital stock of, or any other interest in any of the Subsidiaries. All of the Shares in the capital of the Corporation and all of the issued shares of the Subsidiaries have been issued in compliance with Applicable Laws, and the sale of the Corporation Shares by the Vendors to the Purchaser will be made in compliance with the Securities Act (Ontario). The Corporation is not a reporting issuer (as that term is defined in the Securities Act (Ontario)) and there is no published market for the Corporation Shares.

3.3	No Subsidiaries

Except as set forth in Section 3.3 of the Disclosure Schedules, the Corporation does not own, or have any equity or other proprietary interest in, any shares or have another ownership interest in any other Person.

3.4	No Conflicts; Consents

The execution, delivery and performance by the Vendors of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (or would not with the giving of notice, the lapse of time, or both): (a) result in a violation, default or breach of, or conflict with, any provision of the Governing Documents of the Acquired Companies; (b) result in a violation, default or breach of any provision of any Applicable Law or Governmental Order applicable to any of the Acquired Companies; (c) result in the loss, alteration, encumbrance, termination, or impairment of any Acquired Companies’ IP, or violate or breach the terms of any Intellectual Property license or other agreement to which any Acquired Company is a party, or entitle any other party to any such Intellectual Property license or other agreement to terminate or modify it, or otherwise adversely affect any Acquired Company’s rights under it or (d) except as set forth in Section 3.4 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. Except as set forth in Section 3.4 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any of the Acquired Companies in connection with the execution and delivery of this Agreement.

3.5	Bankruptcy, Insolvency, Reorganization

None of the Acquired Companies is insolvent and no proceedings have been taken or authorized by any of the Acquired Companies or, to the Vendors’ Knowledge by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any of the Acquired Companies or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to any of the Acquired Companies nor have any such proceedings been threatened by any other Person.

3.6	Financial Statements

The Financial Statements have been prepared in accordance with Accounting Standards (subject to usual year-end adjustments in the case of the Interim Financial Statements) and fairly present:

(a)	the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial condition of the Acquired Companies;
(b)	the revenues, earnings and results of operations of the Corporation on a consolidated basis;
(c)	the changes in the financial position of the Corporation; and
(d)	in each case as of the date and throughout the period indicated.

True, correct and complete copies of the Annual Financial Statements and the Interim Financial Statements are attached as an exhibit to Section 3.6 of the Disclosure Schedules.

3.7	No Liabilities

Except as disclosed in Section 3.7 of the Disclosure Schedules, none of the Acquired Companies has any material Liabilities and no event has occurred or circumstance exists which may give rise after Closing to any material Liability, except for, in either case:

(a)	liabilities reflected or reserved against in the Annual Financial Statements or the Interim Financial Statements;
(b)	liabilities disclosed in this Agreement and the Schedules hereto; or
(c)	liabilities incurred in the Ordinary Course after the date of the Interim Financial Statements.
3.8	Absence of Certain Developments

Since the date of the Interim Financial Statements, (a) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) except as set forth on Schedule 3.8 of the Disclosure Schedules, each of the Acquired Companies has conducted Business in the Ordinary Course (other than in accordance with the Pre-Closing Reorganization or the execution of the termination and release agreement attached as Exhibit 2.4(b)(x)), excluding any commercially reasonable actions, activities or conduct of the Acquired Companies taken reasonably and in good faith to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19.

3.9	Title to Assets; Sufficiency and Condition of Assets
(a)	Except as set forth in Section 3.9(a) of the Disclosure Schedules, the Acquired Companies have good and valid title to, or a valid leasehold interest in all of the property and assets (whether movable, immovable, real, personal or mixed and whether tangible or intangible) used by each of them in connection with the Business or reflected in the Books or Records as being owned by the Acquired Companies (excluding Inventory sold or otherwise disposed of since the Interim Financial Statements in the Ordinary Course), free and clear of all Liens other than Permitted Liens.
(b)	The assets owned, licensed or leased by the Acquired Companies constitute all of the property and assets necessary to carry on the Business as it is currently carried on, and except as disclosed in Section 3.9(b) of the Disclosure Schedules, are free of material defects and include all proprietary rights and other property and assets, tangible and intangible, used in connection with the Business. All tangible assets used in the Business are structurally sound, in good operating condition and in a state of good repair and maintenance in all material respects, except only for reasonable wear and tear and are adequate and suitable for the uses to which they are being put. All tangible assets used in the Business, other than Inventory, motor vehicles and equipment in transit, are located on the Leased Property. None of such tangible assets is in need of maintenance or repairs, except for normal maintenance and repairs that are not material in nature or cost.

3.10	Leases, Real Property and Related Environmental Matters
(a)	The Acquired Companies do not own or have any right, title or interest in any Real Property, except for the Acquired Companies’ interests in the Leases.
(b)	Section 3.10(b) of the Disclosure Schedules contains a list of all of the Leases. Other than the Leases, there are no Contracts whereby the Acquired Companies have any obligation to lease any other real property. The names of the parties to such Leases, the description of the Leased Premises, the term, rent and other amounts payable under such Leases and all renewal and extension options available under such Leases are accurately described in Section 3.10(b) the Disclosure Schedules. True and complete copies of all the Leases, including any amendments to those Leases, have been Made Available to the Purchaser for inspection.
(c)	The Acquired Companies have not received any written notice related to any contravention of Applicable Laws with respect to the Leased Premises.
(d)	To the Vendors’ Knowledge, the utility services serving the Leased Premises are operational.
(e)	In respect of each of the Leases described in Section 3.10(b) of the Disclosure Schedules, and except as otherwise specifically set out therein:
(i)	each Lease has been executed and delivered by each of the parties thereto and constitutes a valid and legally binding obligation against each of the parties thereto, enforceable against such parties, in accordance with its terms;
(ii)	each Lease is in good standing and is in full force and effect without amendment except as disclosed in Section 3.10(e) of the Disclosure Schedules and, with respect to each Lease: (A) all obligations and covenants on the part of the Acquired Companies have been performed to the date hereof; (B) all rents and additional rents have been paid to date in accordance with the terms of the Lease and no waiver, indulgence or postponement of the Acquired Companies’ obligations has been granted by the landlord; and (C) no notice has been received by the Acquired Companies from any landlord indicating that such landlord is considering exercising any early right of termination afforded to the landlord under its Lease, if any;
(iii)	except as set forth in Section 3.10(e) of the Disclosure Schedules, none of the Acquired Companies has sublet, assigned, licensed or otherwise conveyed any rights in the Leases or the Leased Property to any other Person; and
(iv)	to the Vendors’ Knowledge, all obligations and covenants on the part of the landlord in each Lease have been fully and properly performed to date.
(f)	Each of the Contracts entered into by the Acquired Companies with respect to the furnishing of supplies or services to the Leased Premises or with respect to the management, maintenance, cleaning or operation of the Leased Premises, if any, is, to the Vendors’ Knowledge in good standing, there being no material default thereunder by the Acquired Companies or, to the Vendors’ Knowledge, any of the

other contracting parties thereto, and contains the entire agreement between the parties identified therein.

(g)	To the Vendors’ Knowledge, there are no outstanding work or other Orders, non-compliance Orders, deficiency notices or other such notices relative to the Leased Premises, the other properties and assets of the Acquired Companies or the Business. To the Vendors’ Knowledge, there are no matters under discussion by the Acquired Companies with any Governmental Authority relating to work Orders, non-compliance Orders, deficiency notices or other such notices.
(h)	The Acquired Companies have not received any written notice related to the interruption of any rights of ingress to and egress from each of the Leased Premises for pedestrians and vehicles to and from public roads abutting each of such properties along the full frontages of each of the properties abutting such roads and, to Vendors’ Knowledge, there are no such interruptions that could have a material adverse effect on the intended use and occupancy of the Leased Premises.
(i)	The Acquired Companies have not received any written notice from any landlord under the applicable Leases regarding any required or necessary repairs with respect to all buildings, building systems, structures, fixtures, improvements located on or forming part thereof comprising part of the Leased Premises, or with respect to any structural defect, weaknesses or leakage, including without limitation, in any roofing or roof membranes, in all cases, with respect to the Leased Premises.
(j)	Except as set forth in Section 3.10(j) of the Disclosure Schedules, the transactions contemplated by this Agreement: (i) do not require the consent of any other party to such Lease (except for those Leases for which consents have been obtained); (ii) will not result in a breach of or default under such Lease; (iii) and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect following the Closing.
(k)	Except as disclosed in Section 3.10(k) of the Disclosure Schedules, in the past three (3) years, the Acquired Companies and the operation of the Business have been and are in compliance in all material respects with Environmental Laws. In the past three (3) years, the Acquired Companies have complied in all material respects with applicable reporting and monitoring requirements under Environmental Laws. In the past three (3) years, the Acquired Companies have not received any notice of any non-compliance with any Environmental Laws, and the Acquired Companies never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.
(l)	The Acquired Companies have all Environmental Permits necessary to conduct the Business. All such Environmental Permits are listed in Section 3.10(l) of the Disclosure Schedules and complete and correct copies thereof have been provided to the Purchaser.

(m)	Except as disclosed in Section 3.10(m) of the Disclosure Schedules, to the Vendors’ Knowledge, there are no Hazardous Substances located on or in any of the properties or assets used by the Acquired Companies, except in material compliance with Environmental Laws, and to the Vendors’ Knowledge, the Acquired Companies have not Released of any Hazardous Substances on or from the properties except in material compliance with Environmental Laws. Except as disclosed in Section 3.10(m) of the Disclosure Schedules, to the Vendors’ Knowledge, the Acquired Companies has not used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Hazardous Substances except in material compliance with Environmental Laws and the Acquired Companies have not used the Leased Premises as a landfill or waste disposal site.
(n)	Without limiting the generality of the foregoing, except as disclosed in Section 3.10(n) of the Disclosure Schedules, to the Vendors’ Knowledge, there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs) or radioactive substances located on or in any of the properties or assets owned or used by the Acquired Companies. To the Vendors’ Knowledge, the Acquired Companies is not responsible for any clean-up or corrective action under any Environmental Laws. The Acquired Companies have never conducted or caused to be conducted an environmental audit, assessment or study of any of the properties or assets of the Acquired Companies.
(o)	Except as disclosed in Section 3.10(o) of the Disclosure Schedules, to the Vendors' Knowledge, there are no pending or proposed changes to Environmental Laws which would render illegal or restrict the manufacture or sale of any products manufactured or sold or services provided by the Acquired Companies.
3.11	Intellectual Property
(a)	Section 3.11 of the Disclosure Schedules contains a complete and accurate list and description of all of the Acquired Companies’ Intellectual Property (excluding the types of Intellectual Property listed in part (vi) of the definition of “Intellectual Property” in Section 1.1) and specifies, for each item, whether the Intellectual Property (including all Intellectual Property Rights therein) is owned by an Acquired Company (together with all Intellectual Property Rights therein, the “Owned IP”) or whether the Intellectual Property is used by an Acquired Company under a license agreement or arrangement from another Person (together with all Intellectual Property Rights pertaining thereto under such license agreements or arrangements, “Licensed IP”), the Licensed IP together with the Owned IP comprising the “Acquired Companies’ IP”. The Acquired Companies (i) solely and exclusively own all Owned IP and (ii) hold all right, title and interest in and to all Owned IP free and clear of all Liens (other than any Permitted Liens).
(b)	Section 3.11 of the Disclosure Schedules specifies, for each item of Owned IP, the registration or application number, country, filing and expiration dates (if any), classes and, for any unregistered Owned IP not under application for registration, the products or services with respect to which and the countries in which that unregistered Owned IP is used. Each item of the Owned IP listed in Section 3.11 of the Disclosure Schedules: (i) has not been adjudged invalid or unenforceable in whole or in part, and is not currently abandoned or canceled; (ii) is subsisting and, subject to Section 3.11(c) hereof, valid and enforceable; and (iii) has been properly maintained and renewed (where applicable) by the Acquired Companies in accordance with Applicable Laws.

(c)	Notwithstanding anything else in this Agreement, the Vendors make no representations, warranties, guarantees, or covenants with respect to validity, distinctiveness, or registrability of, or entitlement to, the Trademarks, or with respect to the right to use, display, market, license, sell, or perform any other activity in relation to the Trademarks. The Vendors do not represent, warrant, guarantee, or covenant that the Trademarks do not conflict with, infringe upon, or violate the Intellectual Property Rights of any other Person. The Purchaser and the Parent are aware of Canadian Trademark Registration No. TMA1085316 for SESSIONS owned by Aphria Inc. and registered for use in association with various cannabis and cannabis-related goods. The Vendors make no representations, warranties, guarantees, or covenants with respect to any further action Aphria Inc. might take in respect of the Sessions Trademarks or with respect to the possible outcome of any such action.
(d)	Except for license fees, service fees, subscription fees and similar amounts payable in respect of the Licensed IP pursuant to the license and similar agreements applicable thereto, none of the Acquired Companies is obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Acquired Companies’ IP.
(e)	The Acquired Companies have taken reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Acquired Companies and all confidential information obtained by the Acquired Companies for third parties, including by entering into non-disclosure agreements with all third parties to whom disclosure of confidential information and trade secrets is made, prior to those disclosures. To the Vendors’ Knowledge, there has not been any breach of any of such non-disclosure agreements.
(f)	Subject to Section 3.11(c), to the Vendors’ Knowledge, the operation of the Acquired Companies’ business as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any other Person. No action is pending against any of the Acquired Companies, and (other than discussions with Aphria Inc. relating to Canadian Trademark Registration No. TMA1085316 for SESSIONS) within the past five (5) years no claims have been asserted by any Person against any of the Acquired Companies, (i) alleging that the conduct of the Acquired Companies’ business, including the use of the Acquired Companies’ IP as used in connection with the Acquired Companies’ Business, infringes upon, misappropriates or otherwise violates any Person’s Intellectual Property rights, or (ii) based upon, or challenging or seeking to deny or restrict, the rights of any of the Acquired Companies in any of the Acquired Companies’ IP.
(g)	To the Vendors’ Knowledge, no Person has or is currently infringing, misappropriating or otherwise violating any of the Acquired Companies’ IP.
(h)	All Intellectual Property previously owned by, or discovered, created or developed by, any current and former employees, independent contractors and Vendors, whether discovered, created or developed alone or jointly with others, whether or not within regular business hours, whether on or off the premises of any Acquired Companies, whether or not using resources of any Acquired Companies, and which relates to the business of any Acquired Companies, and any Intellectual Property Rights in the foregoing, is owned solely by the Acquired Companies such that all such Intellectual Property is Owned IP.

(i)	The Acquired Companies’ IP constitutes all Intellectual Property and Intellectual Property Rights necessary for the conduct of the business of the Acquired Companies as currently conducted and as currently proposed or contemplated to be conducted.
(j)	No funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any Owned IP, except for any such funding or use of facilities, personnel or resources that has not resulted in such Governmental Authority or institution obtaining ownership or other exclusive rights or Intellectual Property Rights to such Owned IP.
(k)	The Acquired Companies have, under licenses, franchise agreements, or other agreements with licensees of any of the Trademarks, and have maintained, direct or indirect control of the character or quality of the goods or services in association with which such licensed Trademarks are used by such licensees.
(l)	The software included within the Owned IP, whether in source code or object code form, is not bundled with, and does not incorporate or integrate (including as a programming dependency), in whole or in part, any open source software available under a license that imposes any material obligations on the user of the open source software to make available, disclose or distribute any proprietary software (i) in source code form, (ii) under terms that allow preparation of derivative works of any proprietary software, (iii) under terms that allow such proprietary software or interfaces therefor to be reverse engineered, reverse assembled, or disassembled, or (iv) free of charge. None of the Acquired Companies has granted or purported to grant to any third party any rights or immunities under any such open source software.
(m)	To the Vendors’ Knowledge, the Acquired Companies’ IP, including software (whether in source code or object code form) thereof, and the Acquired Companies’ information technology systems (“IT Systems”), do not contain any vulnerabilities or Harmful Code. There have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Acquired Companies have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to ensure that the Acquired Companies’ IP and the IT Systems are free of Harmful Code.
(n)	The Vendors and the Acquired Companies have not done at any time anything to disparage, dilute, diminish or otherwise negatively affect, in each case in any material respect, the reputation of, or the goodwill associated with, the Acquired Companies or the Trademarks.
3.12	Inventory

The Inventory of the Acquired Companies consists solely of items of tangible personal property of the kind and quality regularly used or produced in the Business and is of market value quality,

are saleable or re-saleable (or useable) in the Ordinary Course for the purpose for which it was intended and is maintained at a level consistent with the level of Inventory that has been maintained in the operation of the Business prior to the date of this Agreement in accordance with normal business practice. All Inventory has been manufactured and acquired in accordance with all Applicable Laws. All Inventory of the Acquired Companies has been determined and valued in accordance with the policies, practices and procedures set forth on Section 3.12 of the Disclosure Schedules.

3.13	Insurance

Section 3.13 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Corporation or with respect to which the Corporation is a named insured or otherwise the beneficiary of coverage and includes a description of the type of policy, the name of the insurer, the coverage allowance, the deductible, the expiration date, the annual premium, any pending claims and the claims history for the last two years (collectively, the “Insurance Policies”). The Corporation is not in default with respect to any of the provisions contained in the insurance policies or the payment of any premiums under any insurance policy, nor has it failed to give any notice to or present any claim under any insurance policy in a due and timely fashion. To the Vendors’ Knowledge, there are no circumstances in respect of which a claim could be made under the Insurance Policies. There has not been any material adverse change in the relationship of the Corporation with its insurers, the availability of coverage or the premiums payable pursuant to the policies.

3.14	Legal Proceedings; Governmental Orders

Except as set forth in Section 3.14 of the Disclosure Schedules and subject to the representations and warranties made in Section 3.19(j) and the corresponding disclosures made in Section 3.19(j) of the Disclosure Schedules, if any, there are no and have not been at any time in the last five (5) years, any (i) actions, claims, suits or proceedings by any Person (including the Acquired Companies); (ii) arbitration or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the Vendors’ Knowledge, any investigation by) any Governmental Authority, in each case, pending or threatened against or affecting the Acquired Companies or the business, activities or assets of the Acquired Companies. The Acquired Companies are not, and have not at any time in the last five (5) years been, subject to any judgment, order or decree entered in any lawsuit or proceeding nor has any of the Acquired Companies settled any claim before being prosecuted in respect of it. The Acquired Companies are not, and have not at any time in the last five (5) years been, the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process.

3.15	Compliance with Laws; Permits
(a)	Except as set forth in Section 3.15(a) of the Disclosure Schedules, and subject to the representations and warranties made in Sections 3.19(d), 3.19(f), 3.19(h), 3.19(k) and 3.19(o) and the corresponding disclosures made in Sections 3.19(d), 3.19(f), 3.19(h), 3.19(k) and 3.19(o) of the Disclosure Schedules, the Corporation is in compliance with all Applicable Laws to it or its business, properties or assets in all material respects.
(b)	Except as set forth in Section 3.15(b), all Permits required for the Corporation to conduct its business have been obtained by it and are valid and in full force and effect. None of the Acquired Companies have received any notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit.

3.16	Employee Benefit Plans
(a)	Section 3.16(a) of the Disclosure Schedules contains a correct and complete list of each Employee Benefit Plan.
(b)	Except as would not have a Material Adverse Effect, to the Vendors’ Knowledge, each Employee Benefit Plan is administered, funded and invested in all material respects in compliance with its terms and all Applicable Laws (including the Tax Act). Neither the Corporation nor any of the Subsidiaries has received, in the last 5 years, any notice from any Person questioning or challenging such compliance, and the Vendors have no knowledge of any such notice beyond the last 5 years.
(c)	None of the Employee Benefit Plans is a pension plan as defined under the Tax Act, and none of the Employee Benefit Plans provide benefits to retired employees or to the beneficiaries or dependents of retired employees, except as required by Applicable Laws. Complete, true and up-to-date copies of all written Employee Benefit Plans have been provided to the Purchaser, or, where unwritten, a written summary of the terms thereof, together with all material documents relating thereto, including funding agreements and the most recent actuarial reports, disbursement and asset statements (if any). No changes have occurred or are expected to occur prior to the Closing Date which would materially affect the information contained in the reports or statements required to be provided or made available to Purchaser.
(d)	Except as set forth in Section 3.16(d) of the Disclosure Schedules, or as would not have a Material Adverse Effect: (i) there is no pending or, to the Vendors’ Knowledge, threatened Claims of lawsuits relating to an Employee Benefit Plan; (ii) no fact or circumstance exists that could reasonably be expected to adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Benefit Plan in any material respect; and (iii) no Employee Benefit Plan has within the last 5 years been the subject of an examination or audit by a Governmental Authority.
(e)	No event has occurred regarding any Employee Benefit Plan which would entitle any regulator to require the wind up or termination of any Employee Benefit Plan, in whole or in part and, except as provided under the employment Contract for Fry, the execution of this Agreement and the completion of the transactions contemplated by this Agreement will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any employee or former employee or their beneficiaries, or otherwise accelerate or increase funding requirements for any Employee Benefit Plan.
(f)	Subject to Applicable Laws, each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without material Liability to Purchaser other than ordinary administrative expenses typically incurred in a termination event.
(g)	All contributions or premiums required to be paid by any of the Acquired Companies under the terms of each Employee Benefit Plan or by Applicable Law have been made in a timely fashion in accordance with Applicable Law and the terms of the Employee Benefit Plans and the Employee Benefit Plans will not have, as at the Closing Date, any actual or potential unfunded liabilities.

(h)	Each Person who is classified as an independent contractor has been properly classified for purposes of participation and benefit accrual, or non-participation and without benefit accrual, under each Employee Benefit Plan.
(i)	All employee data necessary to administer each Employee Benefit Plan is in the possession or control of the Acquired Companies, and is complete, correct and in a form which is sufficient for the lawful administration of the Employee Benefit Plans.
3.17	Employment Matters
(a)	Section 3.17 of the Disclosure Schedules contains a list of the titles or positions of all Employees with their date of hire and the location of their employment, their age, which employees are subject to a written employment agreement or Contract, the vacation days to which each Employee is entitled as of the date of such list, whether they are actively at work or not and, if not, the reason for the absence and expected return to work date and a complete; and accurate list of their remuneration (including any bonuses paid (or payable) to each employee for the last bonus year), and the Employee Benefit Plans applicable to each Employee. Section 3.17 of the Disclosure Schedules also contains a list of all contractors or persons receiving compensation for work or services provided to the Acquired Companies who are not Employees and particulars of their terms of engagement.
(b)	None of the Acquired Companies is a party to or bound by or subject to any Collective Agreement, has not voluntarily recognized or made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its Employees or any agent having bargaining rights for its Employees, no labour union or employee association has filed for certification rights with any Governmental Authority, and has not filed any claim that any of the Acquired Companies is a common or related employer to any company other than the Acquired Companies, and there is no current attempt to organize, certify or establish any labour union or employee association with respect to Employees nor has there been any attempt to do so during the two (2) year period preceding the date of this Agreement.
(c)	There is no labour strike, slow down, work stoppage or lockout in effect or, to the Knowledge of the Vendors, threatened against any Acquired Company.
(d)	Except as disclosed in Section 3.17 of the Disclosure Schedules, all Employees and contractors are subject to a written employment Contract with the Corporation. Except as disclosed in Section 3.17 of the Disclosure Schedules, no Employees or contractors are subject to an oral employment or contractor Contract with the Corporation, and no Employees or contractors have any oral entitlements in addition to their entitlements under their written employment Contracts with the Corporation.
(e)	None of the Acquired Companies has any Employee who cannot be dismissed in accordance with the terms of any employment Contract or with notice required by

Applicable Law. Except as disclosed in Section 3.17 of the Disclosure Schedules, there are no pending or outstanding judgments or orders under any Applicable Laws or settlement requiring the reinstatement of or requiring the taking of any action, or the refraining from taking any action, or which place a financial obligation upon the Corporation, in respect to any current or former Employee or independent contractor of the Corporation.

(f)	The Acquired Companies have complied, in all material respects, with all Applicable Laws and Orders applicable to it relating to employment of the Employees, including those relating to wages, hours of work, overtime and other employment standards, vacation pay, human rights, collective bargaining, occupational health and safety, workers’ hazardous materials, pay equity and workers' compensation. Except as disclosed in Section 3.17 of the Disclosure Schedules, there are no outstanding claims, complaints or proceedings by any Employee or former employees of any Acquired Company, and no such claim has been received in the last three (3) years against any of the Acquired Companies, or any current or former director or officer thereof, under any employment standards, human rights, pay equity, occupational health and safety, workplace safety and insurance or any other employment-related statute, none of the Acquired Companies has engaged in a unfair labour practice, and none of the Acquired Companies has been advised nor has any knowledge that any such claims, complaints or proceedings may be filed.
(g)	There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which any of the Acquired Companies received before the date of this Agreement or during the three (3) years preceding this Agreement, from any workplace safety and insurance or workers’ compensation board or similar Governmental Authority, that remain unpaid; and all premiums, payment obligations and reporting to any workplace safety and insurance are complete and not deficient or in default as of the Closing.
(h)	Any independent contractors retained by or contracted with any of the Acquired Companies have been properly classified as an independent contractor and the Acquired Companies have not during the (3) years preceding this Agreement received any notice in writing or any material oral notice from any Governmental Authority or an employee claim disputing such classification.
(i)	Any foreign employee or individual contractor engaged by an Acquired Company which engagement is subject to a work permit, has a valid work permit, entry visa of a relevant category and each Acquired Company complies with foreign labour and immigration Laws.
(j)	Except as provided under the employment Contract for Fry, no employee of an Acquired Company is entitled to or shall receive any notice of termination, severance payment, change of control payment, bonus or acceleration of or any payment under or pursuant to any Employee Benefit Plan, or any other employment compensation, upon, related to, or as a consequence of the Closing of the transactions; and
(k)	Each Acquired Company has duly and in a timely fashion paid all amounts due to its employees or ex-employees (including vacation pay, bonuses, incentives, and notice and severance payments, if applicable) or has accurately recorded any such amounts due and owing in its Books and Records.

3.18	Taxes
(a)	Except as set forth in Section 3.18 of the Disclosure Schedules:
(i)	Each of the Acquired Companies has prepared and duly and timely filed all Tax Returns and has timely paid all Taxes which are due and payable on or before the date hereof (whether or not shown on such Tax Returns), and such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Acquired Companies, including any instalments on account of Taxes, have been paid or accrued.
(ii)	There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax of any of the Acquired Companies or any outstanding objections to any assessment or reassessment of Taxes. Any Taxes assessed or reassessed against an Acquired Company have been paid and settled. No examination of any Tax Return is currently in progress, and there is no action, assessment, reassessment or request for information outstanding or threatened against any of the Acquired Companies with respect to Taxes or relating to Taxes. There are no Liens for Taxes upon the assets of any of the Acquired Companies.
(iii)	Each of the Acquired Companies has withheld from each amount paid or credited or deemed to have been paid or credited to any of its past and present shareholders, directors, officers, employees, agents, creditors and counterparties the amount of all Taxes required to be withheld therefrom and has timely paid such amounts when due, in the form required under Applicable Laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. Each Acquired Company has timely withheld the proper amount of Taxes that are required by Applicable Laws to be withheld and has duly and timely remitted all such amounts as, to whom and when required under Applicable Laws.
(iv)	Each of the Acquired Companies has collected from each receipt from any of the past and present customers (or other Persons paying amounts to any of the Acquired Companies) the amount of all Taxes (including goods and services tax and provincial sales taxes) which such Acquired Company calculated as required to be collected and has timely paid such Taxes when due, in the form required under Applicable Laws, or made adequate provision for the payment of such amounts to the proper receiving authorities.
(v)	None of the Acquired Companies is subject to any current or outstanding assessments or reassessments with respect to Taxes which will result in any material Liability on its part in respect of any period ending on or prior to the Closing Date and none are pending. None of the Acquired Companies has received any notice of intention by any taxing authority to assert any deficiency or claim for additional Taxes against the Acquired Company. None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time within which to file any Tax Return or which any taxing authority may assess, reassess or collected Taxes for which an Acquired Company may be liable.

(vi)	None of the Acquired Companies has ever applied for or claimed and received any Tax refund, rebate or credit to which it is or was not entitled and has not been repaid.
(vii)	None of the Acquired Companies has been required, and none of the Acquired Companies is currently required, to file any Tax Returns in any jurisdiction where it currently does not file Tax Returns, and there is no basis for a claim that any Acquired Company is subject to tax in a jurisdiction in which the Acquired Company does not file Tax Returns. Each of the Acquired Companies is and always has been resident for Taxes purposes in the jurisdiction of its incorporation only, and no activities of any Acquired Company have led to or are reasonably expected to lead to creation of a tax residence, place of effective management, permanent establishment or other taxable presence for tax purposes in any other jurisdiction that the jurisdiction of its incorporation.
(viii)	None of section 78 of the Tax Act or any equivalent provision of the taxation law of any applicable jurisdiction has applied or will apply to any Acquired Company at any time up to and including the Closing Date in a manner that could give rise to additional Taxes or a reduction in Tax attributes of the Acquired Company. The provision or reserve required by Applicable Laws has been made in the Financial Statements for any Tax Liability to be assessed on the Acquired Company to the extent those Taxes have not been paid.
(ix)	For each transaction between an Acquired Company and any person that is a non-resident for purposes of the Tax Act and with whom the Acquired Company did not deal at arm’s length for purposes of the Tax Act, the Acquired Company has complied with the provisions of section 247 of the Tax Act and prepared documentation as contemplated in subsection 247(4) of the Tax Act. No notice or enquiry by any Tax authority is made in connection with any such transaction.
(x)	No Acquired Company has acquired property or services from, or disposed of property or rendered services to, a person with whom it did not deal at arm’s length (within the meaning of the Tax Act) for consideration the value of which was other than the fair market value of the property or services, as the case may be.
(xi)	None of the Acquired Companies has claimed a reserve or deduction in respect of any amount in computing income for any taxation year ending on or prior to the Closing Date (or the portion of any Straddle Period ending on or prior to the Closing Time) which amount could be included in the income of the Acquired Company for a taxation year ending after the Closing Date.
(xii)	There are no circumstances which exist and would result in or which have existed and resulted in, the application of any of sections 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of Applicable Law, to any of the Acquired Companies.

(xiii)	None of the Acquired Companies is liable for Tax of any other person. None of the Acquired Companies has acquired property from a person in circumstances that have resulted in such Acquired Company becoming liable to pay Taxes of another person, whether under section 160 of the Tax Act or any analogous provision of any comparable Applicable Law.
(xiv)	No Acquired Company has claimed any amount under the Canada Emergency Wage Subsidiary or any other COVID-19 related assistance or subsidies in respect of any period (or portion thereof) ending on or prior to the Closing Date that it was not otherwise entitled to in accordance with the Tax Act and satisfied at all times the relevant criteria and conditions entitling them to such amounts and, for greater certainty, subsection 125.7(6) of the Tax Act did not and does not apply in respect of any such amounts.
(xv)	None of the Acquired Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
(xvi)	The Corporation is not, and during the past 12-month period has not been, a controlled foreign corporation (within the meaning of Section 957 of the U.S. Internal Revenue Code). None of the Acquired Companies is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the U.S. Internal Revenue Code) of a controlled foreign corporation within the meaning of Section 957 of the U.S. Internal Revenue Code).
(xvii)	The Corporation is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code (or any corresponding provision of Tax law).
(xviii)	None of the Acquired Companies will be required to include for Tax purposes any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of Tax accounting for a Taxable period ending on or prior to the Closing Date, (ii) agreement with any governmental authority in respect of Taxes executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
3.19	Franchise and Licence Matters
(a)	Section 3.19 of the Disclosure Schedules lists:
(i)	all Franchise Contracts and License Contracts to which any of the Acquired Companies are a party;
(ii)	all security and loan agreements related to any Franchise or License to which any of the Acquired Companies benefit or are a party other than the Franchise Contracts or License Contracts that are not otherwise disclosed in Section 3.19(a)(i) of the Disclosure Schedules;

(iii)	all present Franchisees of any of the Acquired Companies, together with a listing of the stores operated by each such Franchisee;
(iv)	a summary description of any currently effective arrangements, oral or written, with Franchisees to make payments other than as specified in their applicable Franchise Agreement, and any Franchisee who is financially in arrears (over 30 days) under obligations to any of the Acquired Companies or otherwise is in default under its applicable Franchise Contract;
(v)	a summary description of any new or proposed Franchisees who have been provided with a Franchise disclosure document, but have not yet executed a Franchise Agreement with any of the Acquired Companies but are reasonably interested in purchasing a Franchise, and any written agreements (other than those in a Franchise Agreement) with present or former Franchisees or any other parties to acquire Franchises now or in the future;
(vi)	all present Licensees of any of the Acquired Companies, together with a listing of the stores operated by each such Licensee as of the date hereof. For greater certainty, prior to or concurrently with Closing, all License Contracts shall either be terminated by the parties thereto, in which case all present Licensees shall cease to operate a retail store using any of the Trademarks within 45 days of the Closing Date, or shall be converted into Franchises, in each case as provided for herein;
(vii)	a summary description of any currently effective arrangements, oral or written, with Licensees to make payments other than as specified in their applicable License Agreement, and any Licensee who is financially in arrears (over 30 days) under obligations to any of the Acquired Companies or otherwise is in default under its applicable License Contracts.
(b)	True, correct and complete copies of all documents listed and referenced in this Section 3.19 have been made available to the Purchaser.
(c)	There are no agreements, arrangements, or understandings with any current Franchisee or Licensee whether oral or written, which have not been disclosed as Franchise Contracts or License Contracts on Section 3.19 of the Disclosure Schedules.
(d)	The Franchise Contracts and License Contracts (i) comply with all Applicable Laws in all material respects; (ii) do not obligate Franchisor or the Corporation to buy back or otherwise acquire any stock, assets, or contractual rights of any Franchisee or Licensee; and (iii) do not contain negotiated changes regarding fees, special provisions regarding territory or any other matters, except as reflected in the relevant addenda and amendments thereto contained in the relevant files made available to the Purchaser.
(e)	Except as set forth in the Franchise Agreements and License Agreements referenced on Section 3.19 of the Disclosure Schedules, no Franchisee or Licensee has any right of first refusal, area development right, exclusive or protected territory (nor the right or option to acquire an exclusive or protective territory) or other option that limits Franchisor’s or the Corporation’s right to operate or license others to operate, any business in the same line of business as a

Franchise or License, or that grants a right to any Franchisee or Licensee to acquire additional Franchises or Licenses or to expand any existing territory (collectively, “Territorial Rights”). There are no Territorial Rights of a Franchisee that conflict with the Territorial Rights granted to any other Franchisee or Licensee. To the extent Franchisor or the Corporation has granted any Territorial Rights, Franchisor or the Corporation has complied with the Territorial Rights and, in the course of offering, selling and administering Franchises or License, Franchisor or the Corporation has not violated the Territorial Rights of any Franchisee or Licensee.

(f)	The Acquired Companies have been and are presently in material compliance with (i) all Franchise Contracts and License Contracts, including all duties, obligations and requirements therein and (ii) except in connection with the FDD Compliance Exceptions, all Franchise Laws and Cannabis Laws applicable to them.
(g)	The consummation of the transactions contemplated hereby will not affect the validity or enforceability of any Franchise Contracts or License Contracts.
(h)	Except as disclosed in Section 3.19(h) of the Disclosure Schedules (such disclosures hereinafter collectively referred to as the “FDD Compliance Exceptions”), all Franchise disclosure documents: (i) have complied in all material respects with Franchise Laws applicable at the time of the relevant offer; (ii) have been delivered to prospective Franchisees in compliance with applicable Franchise Laws; and (iii) have been made available (in true, complete and correct copies) to the Purchaser.
(i)	Section 3.19 of the Disclosure Schedules sets forth a list of the jurisdictions (by Province) and Country where Franchises are and have been offered and sold. Except as set forth in Section 3.19 of the Disclosure Schedules, Franchisor has not offered or sold Franchises in any other jurisdiction or Country to any Person. Except as set forth in Section 3.19 of the Disclosure Schedules, the Franchisor or the Corporation does not have any Contracts with independent sales representatives, contractors, brokers, consultants, Franchisees or Licensees under which Franchisor or Corporation has authorized any person to sell or promote Franchises on behalf of Franchisor or the Corporation or agreed to rebate or share amounts receivable under any Franchise Agreement or License Agreement.
(j)	Section 3.19 of the Disclosure Schedules contains a summary, as of the date hereof, of all (i) existing Legal Proceedings, material complaints or material disputes involving the Franchisor or the Corporation and one or more Franchisees or Licensees, and (ii) “litigation” required for disclosure under the Franchise Laws. There are no letters of inquiry, investigation or the like, issued to Franchisor or Corporation by any Governmental Authority relating, directly or indirectly, to the offer, sale or management of Franchises by Franchisor.
(k)	Except as set forth in Section 3.19 of the Disclosure Schedules, neither Franchisor nor the Corporation has received any notice (whether in writing or oral) or is aware of any plan on the part of a Franchisee or Licensee to terminate, cancel or rescind its Franchise Agreement or License Agreement, cease to operate its Franchise, cease to operate its License, or to otherwise cease to perform its obligations under its Franchise Agreement or License Agreement. With respect to all terminations, non-renewals, and transfers of Franchises, Franchisor and the Corporation have complied in all material respects with the respective Franchise Agreements and Applicable Laws. With respect to all terminations, non-renewals, and transfers of any Licenses, the Corporation has complied in all material respects with the respective License Agreements and Applicable Laws. Section 3.19 of the Disclosure Schedules lists all reasons for termination or non-renewal applicable to any former Franchises. Section 3.19 of the Disclosure Schedules lists all outstanding notices of material default delivered or received by the Franchisor or the Corporation (which defaults remain uncured) within the past two (2) years by any Franchisee or Licensee under any Franchise Contract or License Contract.

(l)	Each Franchise Contract:
(i)	has been duly executed by the Franchisor;
(ii)	constitutes the valid and binding agreement of the Franchisee, enforceable by the Franchisor in accordance with its terms; and
(iii)	complies in all material respects with all Applicable Laws and any applicable judgments, consents or decrees from any Governmental Authority having jurisdiction with respect to the offer and sale of Franchises by the Acquired Companies.
(m)	Each License Contract:
(i)	has been duly executed by the Corporation;
(ii)	constitutes the valid and binding agreement of the Licensee, enforceable by the Corporation in accordance with its terms; and
(iii)	complies in all material respects with all Applicable Laws and any applicable judgments, consents or decrees from any Governmental Authority having jurisdiction with respect to the offer and sale of Licenses by the Acquired Companies.
(n)	Neither the Franchisor nor the Corporation is aware of any material default or breach or potential material default or breach of any Applicable Laws in respect of the operation of a Franchise or License on the part of any Franchisee or Licensee, as applicable.
(o)	Neither the Franchisor nor any of its agents or representatives have furnished to a Franchisee or a prospective Franchisee any materials or information that could be construed as "earnings claim" or “financial performance representation” in violation of applicable Franchise Laws.
(p)	None of the Acquired Companies receives or has received any Rebates, whether or not such Rebates are utilized by any of the Acquired Companies, paid to Franchisees or expended in connection with the operation of the system and any of the Trademarks as for advertising and marketing purposes.
(q)	Except as set forth in Section 3.19 of the Disclosure Schedules, no other Person has any rights, entitlements or interests in respect of any Franchise other than any of the Acquired Companies and the Franchisee (and the legal and beneficial owners of such Franchisee).

(r)	Sessions Retail has (i) complied in all material respects with and is in compliance now in all material respects with all Applicable Laws; (ii) not received written notice, correspondence or warning of any alleged violation, offence, or breach of any Applicable Law: and (iii) is not subject to any action or compliant with respect to and has not, the knowledge of the Vendors, been threatened to be charged with or notified of any alleged violation, offence or breach of, any Applicable Law nor, to the knowledge of the Vendors, is Sessions Retail under investigation for any of the foregoing.
(s)	(i) Sessions Retail has, at all times, complied and is currently in compliance with the terms of all Permits held by it, including, without limitation, all licenses held by Sessions Retail that have been issued pursuant to the Cannabis Laws; (ii) no amendments to the Permits of Sessions Retail including, without limitation, all licenses held by Sessions Retail that have been issued pursuant to the Cannabis Laws are required or contemplated during the 12-month period following the Closing Date; and (iii) Sessions Retail has only carried on business, affairs or operations or maintained any activities in Canada and only to the extent such business, affairs or operations or activities are legal in Canada, or any province or territory thereof.
(t)	All loan arrangements, profit sharing arrangements and security arrangements between any of the Franchisees and 2628145 and 12209187 Canada Inc., respectively are in, and at all times have been, in good standing and neither 2628145 nor 12209187 Canada Inc. has or has ever had any grounds to exercise any right of first refusal or security granted in favour of them by any Franchisee.
3.20	Material Contracts
(a)	Section 3.20 of the Disclosure Schedules list each of the following Contracts of the Acquired Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leases (including, brokerage contracts but excluding Franchise Contracts and License Contracts) listed or otherwise disclosed in Section 3.10 of the Disclosure Schedules, being “Material Contracts”):
(i)	each Contract of the Acquired Companies involving aggregate annual recurring consideration in excess of $50,000 and that, in each case, cannot be cancelled by such Acquired Company without penalty or without more than 90 days’ notice;
(ii)	all Contracts that provide for the assumption of any Tax, environmental or other Liabilities of any Person;
(iii)	all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any Leased Property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);
(iv)	all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Acquired Companies are a party;

(v)	except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including Guarantees) of the Acquired Companies;
(vi)	all Contracts with any Governmental Authority to which the Acquired Companies are a party;
(vii)	all Contracts that limit or purport to limit the ability of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;
(viii)	any Contracts to which the Acquired Companies are a party that provide for any joint venture, partnership or similar arrangement by the Acquired Companies;
(ix)	all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Acquired Companies to manage, or supervise the management, of the business and affairs of the Acquired Companies;
(b)	Each Material Contract is valid and binding on the Acquired Companies in accordance with its terms and is in full force and effect. None of the Acquired Companies or, to the Knowledge of the Vendors, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by any of the Acquired Companies under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.
3.21	Required Licenses

The Acquired Companies possess all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the properties and assets used in the Business. Section 3.21 of the Disclosure Schedules is a complete and accurate list of all those Licenses other than Licenses of broad application generally required by any Person to conduct business in the jurisdictions in which the Business operates. True and complete copies of all Licenses listed in Section 3.21 of the Disclosure Schedules have been made available to the Purchaser for inspection, those Licenses are valid and subsisting and in good standing and there is no default under any of them), and no proceeding is pending or threatened to revoke or amend any of such Licenses.

3.22	Accounts Receivable

The accounts receivable due or accruing to the Acquired Companies: (a) are reflected in the Financial Statements and the Accounting Records, (b) arose in the Ordinary Course and have been properly recorded in the Ordinary Course in the Books and Records, (c) are bona fide and, (d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financial Statements and Accounting Records in accordance with Accounting Standards, are good and collectible in full when due without any discount, defence, set off or counterclaim and without the need to resort to litigation.

3.23	Books and Records

All Accounting Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all matters relating to the Business. All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with Accounting Standards. No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any Person other than the Acquired Companies. The minute books of the Acquired Companies and other corporate records made available to the Purchaser for review have been maintained in accordance with Applicable Laws in all material respects and contain complete and accurate copies in all material respects of the Governing Documents of the Acquired Companies and copies of all written resolutions passed by the directors and shareholders of the Acquired Companies. All material corporate proceedings and actions reflected in the minute books of the Acquired Companies have been conducted or taken in accordance with Applicable Laws, and their respective Governing Documents. There are no shareholders’ agreements or unanimous shareholders’ agreements governing the affairs of the Acquired Companies or the relationship, rights and duties of the shareholders or directors of any of them, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Acquired Companies.

3.24	Non-Arms Length Transactions

Except as set forth in Section 3.24 of the Disclosure Schedules:

(a)	no Interested Person is indebted to the Acquired Companies nor are the Acquired Companies indebted to any Interested Person;
(b)	none of the Acquired Companies is a party to any Contract with any Interested Person. True and complete copies of all Contracts listed in Section 3.24 of the Disclosure Schedules including any amendments to those Contracts, have been made available to the Purchaser for inspection, such Contracts are in full force and effect and in good standing with no amendments except as disclosed in Section 3.24 of the Disclosure Schedules and there are no outstanding defaults or violations under any such Contract on the part of any Acquired Company or, to the knowledge of the Vendors, on the part of any other party to such Contract;
(c)	no Interested Person owns, directly or indirectly, in whole or in part, any property that the Acquired Companies use in the operation of the Business;
(d)	since the date of the Interim Financial Statements, no payment has been made to any Interested Person, other than in the Ordinary Course or as may be permitted during the Interim Period under Section 6.18.
3.25	Privacy and Data Security
(a)	The Acquired Companies comply with, and have complied at all times in all material respects with all Data Security Requirements, and all generally accepted industry standards in relation to Personal Information as applicable to the Acquired Companies. The disclosure of any Personal Information to the Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents contemplated hereby; or the consummation of any of the transactions contemplated by this Agreement, will not result in any violation of any Data Security Requirement, provided that the Parties comply with Section 6.9 of this Agreement.

(b)	No Personal Information other than the Personal Information specifically requested by the Purchaser has been disclosed to the Purchaser prior to closing the transactions contemplated by this Agreement, and the Acquired Companies and/or the Vendors have rendered anonymized all information requested by the Purchaser to the extent reasonably required by Applicable Laws prior to disclosure of such information to the Purchaser.
(c)	The Acquired Companies have at all times timely filed all material reports, applications, statements, documents, registrations, filings, amendments and submissions required to be filed under applicable Data Security Requirements.
(d)	The Acquired Companies have not, within the preceding three (3) years, received any subpoena, demand, or other written notice from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Security Requirement or any Data Security Incident, nor is any of the Acquired Companies otherwise aware that it is under investigation by any Governmental Entity for any actual or potential violation of any Data Security Requirement or relating to any Data Security Incident. No notice, complaint, claim, enforcement action, or litigation of any kind has been threatened in writing, served on, initiated or otherwise asserted, against the Acquired Companies relating to any actual or potential violation of any Data Security Requirements or any Data Security Incident, or under any applicable industry standards as applicable to the Acquired Companies.
(e)	To the Vendors’ Knowledge, in the preceding three (3) years, there have been no Data Security Incidents related to Personal Information in the custody and control of the Acquired Companies; no breach or violation of the Acquired Companies’ information security program has occurred or is threatened in writing, and there has been no unauthorized or illegal use of or access to any Personal Information; and the Acquired Companies have not been notified or been required to notify any person of any Data Security Incidents related to Personal Information.
(f)	The Acquired Companies are not (or for the past three (3) years has not been) in breach of any reporting or notification requirements regarding any Data Security Incident that has been discovered by or made known to the Corporation, whether pursuant to any applicable Data Security Requirements or any other Applicable Law.
3.26	Brokers

No broker, finder agent, mandatary, investment banker or similar intermediary has acted on behalf of any of the Acquired Companies in connection with this Agreement or the transactions contemplated hereby and there are no brokerage, finder’s or other similar fees or commissions payable by any of the Acquired Companies in connection with this Agreement or the transactions contemplated thereby.

3.27	Competition Act

The aggregate value of the assets in Canada that are owned by the Acquired Companies and the gross revenues from sales in or from Canada generated from such assets do not exceed CAD $93 million, determined as of the most recently completed fiscal year of the Corporation and in such manner as is prescribed for the purposes of the Competition Act (Canada).

3.28	No Other Representations and Warranties

Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedules), in the Closing Documents and any certificate required to be delivered under this Agreement, none of the Vendors, the Acquired Companies nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Vendors or any of the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Purchaser, the Parent or their respective Representatives (including any information, documents or material made available to the Purchaser or Parent in the Google Drive maintained by the Corporation, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Corporation, or any representation or warranty arising from statute or otherwise in law. Nothing contained in this Section 3.28 shall in any way limit claims for fraud, fraudulent or willful misconduct or intentional or gross fault and remedies therefor.

Article 4
REPRESENTATIONS AND WARRANTIES OF each vendor

Except as set forth in the Disclosure Schedules, each Vendor severally (and not jointly and severally) represents and warrants to Purchaser (and acknowledges and agrees that Purchaser is relying on such representations and warranties in connection with the execution and delivery and the performance of its obligations hereunder) that the statements contained in this Article 4 are true and correct as to such Vendor as of the date hereof and as of the Closing (except for the statements contained in Sections 4.11 through 4.13, which shall only be true as of the Closing), provided however, that it is acknowledged and agreed that the statements contained in this Article 4 are given (i) by each Vendor as to that Vendor only and no Vendor makes any representations or warranties whatsoever with respect to any other Vendor and (ii) by Fry and Fry Holdco as to Fry Subco, by Allen and Allen Holdco as to Allen Subco and by Guthrie and Guthrie Holdco as to Guthrie Subco, and no other Vendor makes any representations or warranties whatsoever with respect to such Acquired Company.

4.1	Corporate Status, Authorization and Extra-Provincial Registrations

Each non-individual Vendor is a corporation duly and validly incorporated, organized and existing under the laws of the Province of Ontario. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Each non-individual Vendor has submitted all notices or returns of corporate information required by law to be submitted by it to any Governmental Authority. Each non-individual Vendor has the corporate power and capacity to own, lease, use, operate and sell its property, carry on the business as now being conducted by it and enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to becomes a party.

4.2	No Insolvency or Reorganization Proceedings

Such Vendor is not insolvent and no proceedings have been taken or authorized by such Vendor or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of such Vendor or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to such Vendor nor, to the knowledge of such Vendor, have any such proceedings been threatened by any other Person.

4.3	Validity of Agreement

This Agreement and each of the Closing Documents to which such Vendor is or is to become a party have been or will be duly executed and delivered by such Vendor, as the case may be, and, assuming the countersignature by each other party thereto, are or will be legal, valid and binding obligations of such Vendor, as the case may be, enforceable against such Vendor in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.4	Title to Shares

Except as set forth on Section 4.4 of the Disclosure Schedules, as of the date hereof, the Corporation Shares are owned by such Shareholder as the registered and beneficial owner with good and valid title to the Shares set out opposite such Vendor’s name on Section 4.4 of the Disclosure Schedules, free and clear of all Liens. On Closing, the Purchaser will acquire good and valid title to the Shares of each Vendor free and clear of all Liens.

4.5	No Other Agreements or Options

Except for the Purchaser’s right in this Agreement or as part of the Pre-Closing Reorganization, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or other acquisition from such Vendor of any of its Shares.

4.6	No Conflicts

The execution and delivery of and performance by such Vendor of this Agreement and each of the Closing Documents to which that Vendor is or is to become a party do not and will not (or would not with the giving of notice, the lapse of time, or both):

(a)	result in a violation, default, the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Vendor to be bound by any additional or more onerous obligation under, any of the terms or provisions of:
(i)	in relation to any Vendor that is not an individual, the Governing Documents or any resolutions of the board of directors or shareholders of such Vendor; or
(ii)	any agreement, contract or commitment, written or oral, to which the Vendor is a party, under which the Vendor has rights or obligations or by which any of the property or assets of the Vendor may be affected;
(b)	result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by the Vendor that is necessary to the ownership of the Shares or the operation of the Business;

(c)	result in the violation of any Applicable Law in relation to the Vendor; or
(d)	result in the creation of any Lien on the Shares.
4.7	Legal Proceedings

There is no pending, or to the Vendors’ Knowledge, threatened, Legal Proceeding to restrain (or which would the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of such Vendor under this Agreement or any other Closing Documents, and there are no circumstances which might give rise to any such Legal Proceeding or the threat of any such Legal Proceedings.

4.8	Consents

There is no requirement on the part of such Vendor to obtain any Consent in connection with the sale of its Shares to the Purchaser or the execution and delivery by such Vendor of any Closing Document to which it is a party.

4.9	Brokers

No broker, finder agent, mandatary, investment banker or similar intermediary has acted on behalf of any of the Vendors in connection with this Agreement or the transactions contemplated hereby and there are no brokerage, finder’s or other similar fees or commissions payable by any of the Vendors in connection with this Agreement or the transactions contemplated thereby.

4.10	Residence of Vendors

Such Vendor is not a “non-resident” of Canada within the meaning of the Tax Act.

4.11	Fry Subco

As at Closing:

(a)	Fry Subco is a corporation duly and validly incorporated, organized and existing under the laws of the Province of Ontario. No steps or proceedings have been taken to authorize or require the discontinuance or dissolution of Fry Subco. Fry Subco has submitted all notices or returns of corporate information required by law to be submitted by it to any Governmental Authority. Fry Subco has the corporate power and capacity to own, lease, use, operate and sell its property, carry on its business as now being conducted by it and enter into and perform its obligations under each Closing Document to which it is or is to becomes a party.
(b)	The authorized capital of Fry Subco consists of an unlimited number of Class “A” common shares, an unlimited number of Class “B” common shares and an unlimited number of Class “A” preferred shares, of which the only issued and outstanding shares are as set forth on Section 3.2 of the Disclosure Schedules. All of such Shares have been duly issued and are outstanding as fully paid and non-assessable shares. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Fry Subco or obligating Fry Subco to issue or sell any shares of capital stock of, or any other interest in Fry Subco. All of the Shares in the capital of Fry Subco have been issued in compliance with Applicable Laws, and the sale of the Shares in the capital of Fry Subco by the Vendors to the Purchaser will be made in compliance with the Securities Act

(Ontario). Fry Subco is not a reporting issuer (as that term is defined in the Securities Act (Ontario)) and there is no published market for the Shares in the capital of Fry Subco.

(c)	Except for the shares in the capital of the Corporation as set forth on Section 3.2 of the Disclosure Schedules, Fry Subco does not own, or have any equity or other proprietary interest in, any shares or have another ownership interest in any other Person.
(d)	The execution, delivery and performance by the Vendors of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (or would not with the giving of notice, the lapse of time, or both): (a) result in a violation, default or breach of, or conflict with, any provision of the Governing Documents of Fry Subco; (b) result in a violation, default or breach of any provision of any Applicable Law or Governmental Order applicable to Fry Subco; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Fry Subco in connection with the execution and delivery of this Agreement.
(e)	Fry Subco is not insolvent and no proceedings have been taken or authorized by Fry Subco or, to the Vendors’ Knowledge by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Fry Subco with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to Fry Subco and no such proceedings been threatened by any other Person.
(f)	Since the date of its incorporation, Fry Subco has not carried on any business or conducted any operations other than acquiring and holding shares in the capital of the Corporation as more specifically set forth in the Pre-Closing Reorganization. Other than with respect to the ownership of the shares in the capital of the Corporation, Fry Subco has no assets, property of any kind (including without limitation real property), or Liabilities. Fry Subco has never had any employees. Fry Subco has never had any income for purposes of the Tax Act. Fry Subco is not a party to any Contract other than those necessary to give effect to the Pre-Closing Reorganization. There are no claims pending or threatened against Fry Subco. Fry Subco has always conducted and is continuing to conduct its business and activities in compliance with all Applicable Laws.
(g)	There are no and have not been at any time since incorporation, any (i) actions, claims, suits or proceedings by any Person; (ii) arbitration or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the Vendors’ Knowledge, any investigation by) any Governmental Authority, in each case, pending or threatened against or affecting Fry Subco. Fry Subco is not, and has not at any time since incorporation been, subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Fry Subco settled any claim before being prosecuted in respect of it. Fry Subco is not, and has not at any time since incorporation been, the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process.

4.12	Allen Subco

As at Closing:

(a)	Allen Subco is a corporation duly and validly incorporated, organized and existing under the laws of the Province of Ontario. No steps or proceedings have been taken to authorize or require the discontinuance or dissolution of Allen Subco. Allen Subco has submitted all notices or returns of corporate information required by law to be submitted by it to any Governmental Authority. Allen Subco has the corporate power and capacity to own, lease, use, operate and sell its property, carry on its business as now being conducted by it and enter into and perform its obligations under each Closing Document to which it is or is to becomes a party.
(b)	The authorized capital of Allen Subco consists of an unlimited number of Class “A” common shares, an unlimited number of Class “B” common shares and an unlimited number of Class “A” preferred shares, of which the only issued and outstanding shares are as set forth on Section 3.2 of the Disclosure Schedules. All of such Shares have been duly issued and are outstanding as fully paid and non-assessable shares. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Allen Subco or obligating Allen Subco to issue or sell any shares of capital stock of, or any other interest in Allen Subco. All of the Shares in the capital of Allen Subco have been issued in compliance with Applicable Laws, and the sale of the Shares in the capital of Allen Subco by the Vendors to the Purchaser will be made in compliance with the Securities Act (Ontario). Allen Subco is not a reporting issuer (as that term is defined in the Securities Act (Ontario)) and there is no published market for the Shares in the capital of Allen Subco.
(c)	Except for the shares in the capital of the Corporation as set forth on Section 3.2 of the Disclosure Schedules, Allen Subco does not own, or have any equity or other proprietary interest in, any shares or have another ownership interest in any other Person.
(d)	The execution, delivery and performance by the Vendors of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (or would not with the giving of notice, the lapse of time, or both): (a) result in a violation, default or breach of, or conflict with, any provision of the Governing Documents of Allen Subco; (b) result in a violation, default or breach of any provision of any Applicable Law or Governmental Order applicable to Allen Subco; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Allen Subco in connection with the execution and delivery of this Agreement.
(e)	Allen Subco is not insolvent and no proceedings have been taken or authorized by Allen Subco or, to the Vendors’ Knowledge by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Allen Subco with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to Allen Subco and no such proceedings been threatened by any other Person.

(f)	Since the date of its incorporation, Allen Subco has not carried on any business or conducted any operations other than acquiring and holding shares in the capital of the Corporation as more specifically set forth in the Pre-Closing Reorganization. Other than with respect to the ownership of the shares in the capital of the Corporation, Allen Subco has no assets, property of any kind (including without limitation real property), or Liabilities. Allen Subco has never had any employees. Allen Subco has never had any income for purposes of the Tax Act. Allen Subco is not a party to any Contract other than those necessary to give effect to the Pre-Closing Reorganization. There are no claims pending or threatened against Allen Subco. Allen Subco has always conducted and is continuing to conduct its business and activities in compliance with all Applicable Laws.
(g)	There are no and have not been at any time since incorporation, any (i) actions, claims, suits or proceedings by any Person; (ii) arbitration or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the Vendors’ Knowledge, any investigation by) any Governmental Authority, in each case, pending or threatened against or affecting Allen Subco. Allen Subco is not, and has not at any time since incorporation been, subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Allen Subco settled any claim before being prosecuted in respect of it. Allen Subco is not, and has not at any time since incorporation been, the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process.
4.13	Guthrie Subco

As at Closing:

(a)	Guthrie Subco is a corporation duly and validly incorporated, organized and existing under the laws of the Province of Ontario. No steps or proceedings have been taken to authorize or require the discontinuance or dissolution of Guthrie Subco. Guthrie Subco has submitted all notices or returns of corporate information required by law to be submitted by it to any Governmental Authority. Guthrie Subco has the corporate power and capacity to own, lease, use, operate and sell its property, carry on its business as now being conducted by it and enter into and perform its obligations under each Closing Document to which it is or is to becomes a party.
(b)	The authorized capital of Guthrie Subco consists of an unlimited number of Class “A” common shares, an unlimited number of Class “B” common shares and an unlimited number of Class “A” preferred shares, of which the only issued and outstanding shares are as set forth on Section 3.2 of the Disclosure Schedules. All of such Shares have been duly issued and are outstanding as fully paid and non-assessable shares. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Guthrie Subco or obligating Guthrie Subco to issue or sell any shares of capital stock of, or any other interest in Guthrie Subco. All of the Shares in the capital of Guthrie Subco have been issued in compliance with Applicable Laws, and the sale of the Shares in the capital of Guthrie Subco by the Vendors to the Purchaser will be made in compliance with the Securities Act (Ontario). Guthrie Subco is not a reporting issuer (as that term is defined in the Securities Act (Ontario)) and there is no published market for the Shares in the capital of Guthrie Subco.

(c)	Except for the shares in the capital of the Corporation as set forth on Section 3.2 of the Disclosure Schedules, Guthrie Subco does not own, or have any equity or other proprietary interest in, any shares or have another ownership interest in any other Person.
(d)	The execution, delivery and performance by the Vendors of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (or would not with the giving of notice, the lapse of time, or both): (a) result in a violation, default or breach of, or conflict with, any provision of the Governing Documents of Guthrie Subco; (b) result in a violation, default or breach of any provision of any Applicable Law or Governmental Order applicable to Guthrie Subco; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Guthrie Subco in connection with the execution and delivery of this Agreement.
(e)	Guthrie Subco is not insolvent and no proceedings have been taken or authorized by Guthrie Subco or, to the Vendors’ Knowledge by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Guthrie Subco with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to Guthrie Subco and no such proceedings been threatened by any other Person.
(f)	Since the date of its incorporation, Guthrie Subco has not carried on any business or conducted any operations other than acquiring and holding shares in the capital of the Corporation as more specifically set forth in the Pre-Closing Reorganization. Other than with respect to the ownership of the shares in the capital of the Corporation, Guthrie Subco has no assets, property of any kind (including without limitation real property), or Liabilities. Guthrie Subco has never had any employees. Guthrie Subco has never had any income for purposes of the Tax Act. Guthrie Subco is not a party to any Contract other than those necessary to give effect to the Pre-Closing Reorganization. There are no claims pending or threatened against Guthrie Subco. Guthrie Subco has always conducted and is continuing to conduct its business and activities in compliance with all Applicable Laws.
(g)	There are no and have not been at any time since incorporation, any (i) actions, claims, suits or proceedings by any Person; (ii) arbitration or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the Vendors’ Knowledge, any investigation by) any Governmental Authority, in each case, pending or threatened against or affecting Guthrie Subco. Guthrie Subco is not, and has not at any time since incorporation been, subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Guthrie Subco settled any claim before being prosecuted in respect of it. Guthrie Subco is not, and has not at any time since incorporation been, the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

The Purchaser and Parent jointly and severally represent and warrant to the Vendors (and acknowledges and agrees that the Vendors are relying on such representations and warranties in connection with the execution and delivery and the performance of its obligations hereunder) that the statements contained in this Article 5 are true and correct as of the date hereof.

5.1	Corporate Status and Authorization of Purchaser and Parent

The Purchaser is a Corporation duly incorporated and validly existing under the laws of the Province of Ontario and has not been discontinued or dissolved under such laws. The Parent is a Corporation duly incorporated and validly existing under the laws of Delaware and has not been discontinued or dissolved under such laws. No steps or proceedings have been taken to authorize or require the discontinuance or dissolution of either Purchaser or Parent. Each of the Purchaser and the Parent has submitted all notices or returns of corporate information required by law to be submitted by it to any Governmental Authority. Each of the Purchaser and the Parent has the corporate power and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser and the Parent of this Agreement, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser and the Parent, as applicable. This Agreement has been duly executed and delivered by the Purchaser and the Parent, and (assuming due authorization, execution and delivery by the Vendors) this Agreement constitutes a legal, valid and binding obligation of the Purchaser and the Parent, enforceable against both of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2	No Conflicts; Consents

The execution, delivery and performance by the Purchaser and Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Governing Documents of the Purchaser or the Parent; (b) result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to the Purchaser or the Parent; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Purchaser or the Parent is a party, except in the cases of (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Purchaser’s or Parent’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser or the Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Purchaser’s or Parent’s ability to consummate the transactions contemplated hereby.

5.3	Capitalization

The authorized capital of the Parent as of the date hereof consists of 2,000,000,000 Lab Corp Shares, of which 96,184,557 Lab Corp Shares are issued and outstanding. All of the Lab Corp Shares have been duly issued as fully paid and non-assessable shares. All of the Lab Corp Shares have been issued in compliance with Applicable Laws, and any issuance of any Lab Corp Shares to the Vendors pursuant to this Agreement will be made in compliance with the Securities Act (Ontario). The Purchaser is a wholly owned subsidiary of the Parent.

5.4	Brokers

No broker, finder agent, mandatary, investment banker or similar intermediary has acted on behalf of the Purchaser or the Parent in connection with this Agreement or the transactions contemplated hereby and there are no brokerage, finder’s or other similar fees or commissions payable by the Purchaser or the Parent in connection with this Agreement or the transactions contemplated thereby.

5.5	Legal Proceedings

There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or the Parent or any Affiliate of the Purchaser or the Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.6	Independent Investigation

Each of the Purchaser and the Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquired Companies. Each of the Purchaser and the Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties set forth in Article 3 and Article 4 (including the related portions of the Disclosure Schedules); and (b) none of the Vendors, the Corporation or any other Person has made any representation or warranty as to the Vendors, the Acquired Companies or this Agreement, except as expressly set forth in Article 3 and Article 4 (including the related portions of the Disclosure Schedules). Nothing contained in this Section 5.6 shall in any way limit claims for fraud, fraudulent or willful misconduct or intentional or gross fault and remedies therefor.

Article 6
COVENANTS

6.1	Conduct of Business Before the Closing

During the Interim Period, except as otherwise expressly contemplated by this Agreement or the Pre-Closing Reorganization or with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), each Vendor (except Laskovski) shall:

(a)	Conduct Business in the Ordinary Course – cause the Acquired Companies to carry on the Business in the Ordinary Course, consistent with past practice, except as required by this Agreement or as otherwise expressly contemplated by this Agreement or in connection with any applicable requirements as a result of the COVID-19 pandemic;

(b)	Maintain the Business – use commercially reasonable efforts to maintain and preserve intact the current organization and Business and preserve the rights, goodwill and relationships of the Acquired Companies’ Employees, customers, lenders, suppliers, distributors and others having business relationships with the Acquired Companies;
(c)	Advise of Changes – promptly advise the Purchaser in writing of any fact or any change in the Business, operations, affairs, assets, Liabilities, capitalization, financial condition or prospects of the Acquired Companies that would reasonably be expected to result in any of the conditions precedent of Purchaser set out in Section 7.1 not being met prior to the Closing Date; and
(d)	Restricted Activities – not:
(i)	take or omit to take any action or series of actions that would reasonably be expected to result in a Material Adverse Effect, including with respect to the Shares;
(ii)	acquire or agree to acquire by the Acquired Companies in any manner (whether by merger, amalgamation, consolidation, equity purchase, asset purchase, or otherwise) any other Person or business;
(iii)	authorize the sale of any assets of the Acquired Companies, other than in the Ordinary Course;
(iv)	enter into any new Material Contracts, Franchise Contracts, License Contracts or commitments on behalf of the Acquired Companies, other than in the Ordinary Course;
(v)	waive any material right under any Material Contract, Franchise Contracts, License Contracts or agreement that the Acquired Companies are a party to;
(vi)	accelerate, terminate, materially modify or cancel any Material Contract, Franchise Contracts, License Contracts to which any of the Acquired Companies is a party or by which any of them are bound;
(vii)	make any capital expenditure in connection with the Business, other than in the Ordinary Course, which would affect the Purchase Price;
(viii)	liquidate or dissolve any of the Acquired Companies;
(ix)	impose or permit to exist any new Liens (other than Permitted Liens) upon any assets of the Acquired Companies, whether tangible or intangible;
(x)	make any change in accounting principles used by the Acquired Companies, except as required by Applicable Law;
(xi)	except as required by Applicable Law or any Contract, (A) modify any Employment Benefits Plan, take any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, or adopt any new or additional benefit plans which would be considered to be an Employee Benefits Plan once created, (B) grant any increase or material decrease in the compensation or benefits of any current or former director, officer, Employee or consultant of any of the Acquired Companies, (C) make any payment of, or adopt or modify any Contract, or otherwise agree to become obligated to pay any bonus, profit sharing distribution, notice, severance or change of control payments to any current or former director, officer, manager, member, partner, employee or consultant of any of the Acquired Companies or (D) hire, promote, or fire any employee or consultant (other than for cause), of any of the Acquired Companies;

(xii)	incur, assume or guarantee any Indebtedness or make or provide any loans or advances (other than Indebtedness incurred, assumed or guaranteed in the Ordinary Course, consistent with past practice);
(xiii)	in respect of the Acquired Companies, authorize, issue, sell or otherwise dispose of any shares or other equity interests in the capital of such Acquired Company or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such shares or other equity interests, or modify or amend any right of any holder of any such outstanding shares or other equity interests;
(xiv)	declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of any of the Acquired Companies’ capital stock or other securities or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of any Acquired Company or otherwise change the capital structure of any Acquired Company;
(xv)	change an annual accounting period, adopt or change any Tax accounting method, prepare or file any Tax Return inconsistent with past practice, file any amended Tax Return, settle any Tax claim or assessment, waive or agree to extend the statute of limitations for the assessment of any Tax, surrender any right to claim a refund of Taxes, or otherwise take any similar action; or
(xvi)	authorize or enter into any agreement, contract or commitment to do any of the foregoing or authorize, take or agree to take (or fail to take) any action with respect to the foregoing.
6.2	Access to Information

During the Interim Period, each Vendor (except Laskovski) shall, and shall cause the Acquired Companies to, permit the Purchaser's Advisors to have reasonable access to the premises of the Acquired Companies and their property and assets, subject to compliance with all applicable requirements as a result of the COVID-19 pandemic, including access to the Books and Records, all Contracts and the senior Employees, to make such investigations of the Business and the property and assets of the Acquired Companies (including their legal, financial and tax condition and their compliance with Applicable Laws) as the Purchaser deems reasonably necessary or desirable, it being understood that those investigations will be carried out upon reasonable prior notice during normal business hours and without undue interference with the operations of the Acquired Companies, and Fry, Allen and Guthrie shall cooperate fully in facilitating those investigations and, at the sole cost and expense of the Purchaser, furnish copies of all documents and materials relating to those matters as may be reasonably requested by or on behalf of the Purchaser. Notwithstanding the foregoing, the Vendors shall not be required to grant access or furnish information to the Purchaser or its Representatives to the extent that (a) such information is subject to an attorney/client or attorney work product privilege or (b) such access or the furnishing of such information is prohibited by Applicable Laws (provided that if any material is withheld, Vendors’ Representative shall inform the Purchaser as to the general nature of what is being withheld and use reasonable efforts to communicate the applicable information to the Purchaser in a way that would not violate the Applicable Laws or privilege and, if applicable, seek a waiver of any such restrictions). In addition, the Purchaser shall not contact any personnel of the Acquired Companies regarding, or in connection with, this Agreement without the express prior consent of Vendors’ Representative. All information provided pursuant to this Agreement shall remain subject in all respects to the confidentiality provisions of Section 6.4. Notwithstanding anything to the contrary, nothing herein shall be construed as granting the Purchaser or its Representatives access to any suppliers, customers, distributors, strategic partners or brokers of the Acquired Companies without the prior written consent of the Vendors’ Representative or as otherwise expressly permitted herein.

6.3	Notice of Certain Matters

During the Interim Period, each of the Purchaser and the Vendors, shall promptly notify the other of:

(a)	any notice or other communication received by such Vendor and any Acquired Company from (i) any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement, or (ii) any Person (x) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (y) threatening, requesting or delivering an order restraining or enjoining the execution of any Closing Documents or the consummation of the transactions contemplated by this Agreement;
(b)	the occurrence of any event that would reasonably be expected to result in the failure of one or more of the conditions to Closing set out in Article 7 to be met by the Closing Date (but as it relates to Laskovski, only to the extent that he has actual knowledge of such event); and
(c)	(i) with respect to the Acquired Companies and the Vendors (except for Laskovski), any Proceeding (including, for this purpose, by or before a Governmental Authority) commenced or threatened in writing relating to the Acquired Companies or Vendors (except for Laskovski) that, if pending on the immediately prior to the commencement of the Interim Period, would have been required to have been disclosed pursuant to Section 3.14, and (ii) with respect to the Purchaser, any Proceedings (including, for this purpose, by or before a Governmental Authority) commenced or threatened in writing relating to the Purchaser that, if pending on immediately prior to the commencement of the Interim Period, would have been required to have been disclosed pursuant to Section 5.7.
6.4	Confidentiality

Except as required by Applicable Law, the Parties will, and will cause their Representatives and Affiliates, to receive and maintain all information received from the others strictly in confidence and will not, and will cause their Representatives and Affiliates not to, disclose to any Person or make public or authorize the disclosure of any such information and will not, and will cause their Representatives and Affiliates not to, use such information for any purpose except for the purpose contemplated by this Agreement unless: (i) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision; (ii) the specific information was already in the possession of the receiving Party prior to the receipt by it of such information from the other Party; (iii) the specific information is disclosed to the receiving Party by a third Person having no obligation of confidentiality to the disclosing party with regard to the information or; (iv) the specific information is independently generated by the receiving Party without the use and not as a consequence of the disclosure by the other Party. If this Agreement is terminated, each Party must immediately return all confidential information that was furnished to it to the disclosing Party of such information, without retaining any copy thereof. For the avoidance of doubt, nothing shall prevent or the restrict the Vendors from submitting a copy of this Agreement to the Canada Revenue Agency together with their Tax Returns in respect of the taxation year in which the Closing Date falls or otherwise report the Pre-Closing Reorganization if applicable to Canada Revenue Agency if required under Applicable Law.

6.5	Closing Conditions

During the Interim Period, and subject to the terms and conditions of this Agreement, each of the Parties (except for Laskovski) shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement, any Closing Document or Applicable Laws to cause the satisfaction of the conditions set forth in Article 7 and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, Consents, Permits, waivers or other approvals of all Governmental Authorities or other third parties that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Closing Documents, and the consummation of the transactions contemplated by this Agreement, and the Parties shall reasonably cooperate with each other with respect to each of the foregoing. During the Interim Period, and subject to the terms and conditions of this Agreement, Laskovski shall, and shall cause Louis’ Cannabis Store Inc. to, use commercially reasonable best efforts to take all actions and to do all things necessary under the terms of this Agreement to cause the satisfaction of the conditions set forth in Article 7 in respect of which he has control.

6.6	Public Announcements

No Vendor nor their Representatives will make any public disclosure at any time concerning the matters set forth in this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, except if required by Applicable Law or rules of applicable stock exchanges, in which case they shall use commercially reasonable efforts to give Purchaser an opportunity to review and comment on any such disclosure in advance of public release. If and when the Purchaser or Parent desires to make such public disclosure, Purchaser shall use commercially reasonable efforts to give Vendors’ Representative an opportunity to review and comment on any such disclosure in advance of public release, and the Purchaser or Parent, as applicable, will accommodate the reasonable requests of Vendors’ Representative with respect to the content thereof if communicated to the Purchaser or Parent, by the deadline set by Purchaser or Parent.

6.7	Documents and Information

After the Closing Date, the Purchaser shall and shall cause the Acquired Companies to, until the sixth anniversary of the Closing Date, retain all Books and Records and other documents pertaining to the Business in existence on the Closing Date and to make the same available for inspection and copying by the Vendors during normal business hours of the Acquired Companies, upon reasonable request and upon reasonable notice. This Section 6.7 shall not apply to Taxes or Tax matters, which are the subject of Section 6.8.

6.8	Tax Matters
(a)	The Vendors’ Representative shall prepare and file, or cause to be prepared and filed, in a timely fashion all Tax Returns required under any applicable Tax Legislation to be filed by the Acquired Companies for (i) any Pre-Closing Tax Period; and (ii) any period beginning prior to the Closing Date and ending after the Closing Date (collectively, the “Stub Period Returns”) and such Stub Period Returns will reflect any available deductions related to any expenses incurred by the Acquired Company prior to the Closing Date and permitted under Applicable Laws in connection with the transactions contemplated by this Agreement including without limitation any Transaction Expenses incurred by such Acquired Company. The Parties shall cooperate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any applicable Tax Legislation. The Vendors’ Representative shall provide to the Purchaser for its review and comment a copy of the Stub Period Returns prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.
(b)	Except as otherwise required by Applicable Law, neither the Purchaser, the Parent nor any of their respective Affiliates shall, without the prior written consent of the Vendors (i) amend, refile or otherwise modify, or cause or permit any of the Acquired Companies to amend, refile or otherwise modify, any Tax Return of any of the Acquired Companies with respect to any taxation year or other period ending on or before the Closing Date; or (ii) waive or otherwise extend any statute of limitations period with respect to any Tax or Tax Return of any Pre-Closing Tax Period.
(c)	The Vendors will be entitled to any Tax refunds, credits or overpayments that are received by the Purchaser or the Acquired Companies that relate to any Tax period ending on or before the Closing Date, but excluding any Tax refunds that may be received as a consequence of the carryback of any loss or other attribute that arises in a taxation year that ends after the Closing Date. The Purchaser or the Acquired Companies shall make any filings and elections necessary to secure such refunds, credits or overpayments (net of any expenses (including Taxes) with respect thereto or incurred in connection therewith) as may be reasonably requested by Vendor’s Representative and reasonably promptly following notice of same, to the extent permitted under Applicable Laws and to the extent that doing so is not otherwise inconsistent with any filing position taken by the Purchaser in any Tax Return for any Tax period ending after the Closing Date, and shall promptly pay to the Vendors’ Representative, for allocation among the Vendors, any such refund or the amount of any such credit or overpayment following receipt of same (provided that the Proportionate Share of such amount payable to Laskovski shall be paid by the Purchaser to Laskovski). For greater certainty, none of the Purchaser or any Acquired Company shall be required to claim or apply any amount arising in a period beginning on or after the Closing Date to any Tax Return in respect of a Pre-Closing Tax Period or the portion of any period otherwise ending prior to the Closing Date.

(d)	From and after the Closing Date, the Purchaser shall cause the Acquired Companies to retain, until the expiration of any applicable limitation period under any applicable Tax Legislation, all Books and Records relating to any period ending on or before the Closing Date (including as a consequence of the Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 8. So long as those Books and Records are so under the provisions of this Agreement, the Vendors may inspect, at the expense of the Vendors, during normal business hours and upon reasonable notice, those Books and Records that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 8.
(e)	After Closing, the Purchaser and Parent shall cause the Acquired Companies to co-operate in a reasonable manner with the Vendors and their Representatives for the purposes of the preparation of the Vendors’ accounts and Tax Returns and in providing any information in the possession of any of the Acquired Companies and that is reasonably required for those purposes. Without limiting the generality of the foregoing, the Purchaser and Parent shall, upon reasonable notice, cause the relevant Acquired Companies to provide the Vendors and their Representatives reasonable access during normal business hours to those Books and Records in the possession of the Acquired Companies that are reasonably required for the preparation of the Vendors’ accounts and Tax Returns together with the assistance of those employees of any of the Acquired Companies that the Vendors may reasonably request, it being understood that the Vendors shall pay proper and reasonable compensation to the Acquired Companies for the assistance of any of those employees.
(f)	The Purchaser shall execute and timely file any joint elections under the Tax Act and any equivalent provincial Tax Legislation as may be requested by the Vendors in respect of the non-competition covenants given in Section 6.11 by the Vendors. Furthermore, the Parties intend that the conditions set forth in subsection 56.4(7) of the Tax Act have been satisfied such that subsection 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the Tax Act) granted by any of the Vendors under this Agreement with respect to the Business (collectively, the “Restrictive Covenants”). Accordingly, the Parties acknowledge and agree that: (i) no proceeds shall be received or receivable by any of the Vendors for granting the Restrictive Covenants for purposes of paragraph 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares.
(g)	If any Acquired Company is assessed:
(i)	under subsection 185.1(1) of the Tax Act in respect of a “excessive eligible dividend designation” within the meaning of subsection 89(1) of the Tax Act in respect of any dividend paid on or before Closing and an election can be made under subsection 185.1(2) of the Tax Act in respect of such dividend; or
(ii)	under subsection 184(2) of the Tax Act in respect of a capital dividend paid on or before Closing in respect of which the Acquired Company made a capital dividend election under subsection 83(2) of the Tax Act in excess of such Acquired Company’s capital dividend account balance immediately before the payment of the dividend and an election can be made under subsection 184(3) of the Tax Act in respect of such dividend; then

(iii)	the Acquired Company shall make the election under subsection 185.1(2) or subsection 184(3) of the Tax Act, as applicable, and each Vendor hereby acknowledges, agrees and concurs (and agrees to make reasonable efforts to cause any Person that received such dividend and who is not a Vendor to agree and concur) with the making and filing of such election in the form and within the time prescribed under the Tax Act and the Vendor shall cooperate with the Acquired Company (or its successor) in making such election and shall take all steps necessary to concur with such election, as applicable and to the extent required. Notwithstanding the foregoing, the filing of the election and the concurrence of the Vendors does not relieve the Vendors from their indemnification obligations to the Purchaser to the extent that the Acquired Company or the Purchaser is liable to pay any Tax or otherwise suffers any loss or damage as a result of such excessive eligible dividend election or capital dividend election, as the case may be.
6.9	Disclosure of Personal Information
(a)	The Parties confirm that the Personal Information disclosed by the Vendors to the Purchaser in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Purchaser shall proceed with the transactions contemplated by this Agreement.
(b)	The Purchaser shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.
(c)	The Purchaser shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.
(d)	If the transactions contemplated by this Agreement do not proceed, the Purchaser shall return to the Vendors or at the Vendors’ request, destroy in a secure manner, the Disclosed Personal Information (and any copies) within a reasonable period of time. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to retain a copy of the Disclosed Personal Information to the extent required to comply with Applicable Laws.
(e)	From and after Closing the Purchaser shall: not use or disclose the Disclosed Personal Information other than for purposes required or permitted by Applicable Laws; protect the Disclosed Personal Information by security safeguards appropriate to the sensitivity of the information; and give effect to any withdrawal of consent made by an individual who is a data subject included within the Disclosed Personal Information. The Purchaser agrees that, within a reasonable period of time following Closing, it shall cause a notice to be sent on behalf of the Acquired Companies to the individuals who are data subjects included within the

Disclosed Personal Information that their Personal Information has been disclosed as part of the transactions contemplated by this Agreement.

6.10	Director and Officer Indemnification and Insurance
(a)	Each of the Purchaser and Parent agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favour of the directors and officers of the Acquired Companies, as provided in their respective Governing Documents, or otherwise in any written agreement with the Acquired Companies in effect as of the date hereof and made available to the Purchaser with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six years following the Closing and that the Purchaser shall, from and after the Closing Date, cause the Acquired Companies to perform and discharge its obligations to provide such indemnification, exculpation and advancement of expenses, except in the case of fraud, fraudulent or willful misconduct or intentional or gross fault of such director or officer. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and the Purchaser shall, from and after the Closing Date, cause the Acquired Companies to advance expenses in connection with such indemnification as provided in their respective Governing Documents or other applicable agreements. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Acquired Companies’ Governing Documents provided to the Purchaser shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Acquired Companies, unless such modification is required by Applicable Law.
(b)	Without limiting any additional rights that any director or officer may have under any Contract, Employee Benefit Plan or the Governing Documents of the Acquired Companies, as the case may be, from and after the Closing Date, each of the Purchaser and Parent shall, and shall cause the Acquired Companies to, to the fullest extent permitted under Applicable Law as in effect from time to time, indemnify and hold harmless each present and former director or officer of the Acquired Companies, against any and all Damages in connection with any Legal Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was a director or officer of the Acquired Companies, or arising out of actions taken (or failed to be taken) by such Person at the request of the Acquired Companies, including any and all such Damages arising out of or relating to this Agreement or the transactions contemplated hereby, for a period of six years after the Closing Date, except in the case of fraud, fraudulent or willful misconduct or intentional or gross fault of any such person. The Purchaser shall cause the Acquired Companies, as the case may be, to promptly advance expenses to any such director or officer of the Acquired Companies as incurred, to the fullest extent permitted under Applicable Law as in effect from time to time; provided, that such director or officer to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such director or officer is not entitled to indemnification. None of the Purchaser, the nor any Acquired Company shall settle, compromise or consent to the entry of any judgment in any actual or threatened Legal Proceeding or investigation in respect of which indemnification has been or could be sought by a Person hereunder unless such settlement, compromise or judgment includes an unconditional release of such Person from all liability arising out of such Legal Proceeding or investigation. None of the Purchaser, the Parent nor any Acquired Company shall have any obligation hereunder to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by Applicable Law.

(c)	The Corporation shall use commercially reasonable best efforts to purchase, prior to the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for the directors and officers of the Corporation and its Subsidiaries for a period of six (6) years after the Closing Date with respect to matters occurring prior to the Closing. The Purchaser shall reimburse the Corporation for half of the cost of the “tail” policy, to the extent that such policy is obtained prior to the Closing, and in no event shall the Purchaser be liable for any other costs or obligations with respect to the “tail” policy or any matters otherwise covered thereunder.
(d)	The directors and officers of the Acquired Companies entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.10 are intended to be third party beneficiaries of this Section 6.10. This Section 6.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser.
(e)	Notwithstanding anything to the contrary herein, none of the Purchaser, the Parent, nor any of the Acquired Companies shall have any obligation under this Section 6.10 for any claims or actions brought against directors or officers of the Acquired Companies in their capacity as Vendors hereunder.
6.11	Non-Competition and Non-Solicitation
(a)	For the duration of the Restricted Period, none of Fry, Fry Holdco, Allen, Allen Holdco, Guthrie, Guthrie Holdco, 2628146 nor Zakaria (each a “Restricted Person”) shall (and 2628146 shall cause its Affiliates not to), directly or indirectly, in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, as a principal, agent, director, officer, employee, consultant or shareholder:
(i)	carry on or be engaged in any business, undertaking or activity;
(ii)	have any financial or other interest (including an interest by way of any compensation arrangement) in or in respect of the business of any Person that carries on or is engaged in a business; or
(iii)	engage in or assist others in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or have an interest in any Person or entity that is the same as, or substantially similar to, or that competes with the Business in Canada.

(b)	Nothing in this Agreement shall prevent a Restricted Person or any Affiliate of a Restricted Person from (i) acquiring, for investment purposes only, not more than

5% of any class or series of shares or other securities of a Person that carries on a business that is the same as, or substantially similar to, that competes with or would compete with the Business if the shares or securities are listed and posted for trading on any stock exchange in or outside Canada or that are traded in any over-the-counter market in Canada; (ii) carrying on or being engaged in the business of operating a Franchise; or (iii) having a financial interest in a Franchisee.

(c)	For the duration of the Restricted Period, no Restricted Person shall, directly or indirectly, solicit for employment or aid in the solicitation of, retain, offer to hire or hire, any Employee of the Acquired Companies; provided that nothing in this Section 6.11(c) shall prohibit them from making general solicitation advertisements that are not targeted at any Employee or group of Employees of the Acquired Companies or the retention or hiring of any such Employee as a result thereof.
(d)	For the duration of the Restricted Period, neither Restricted Person shall, directly or indirectly, solicit any Person who was a customer, prospective customer or client of the Business for the purpose of selling to those customers or clients any products or services that are the same as, substantially similar to, or in any way competitive with the products or services of the Business in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, as principal, agent, director, officer, employee, consultant or shareholder.
(e)	For the duration of the Restricted Period, no Restricted Person shall, directly or indirectly, in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, or as principal, agent, director, officer, employee, consultant or shareholder, publicly make any disparaging, critical or defamatory statements, written or oral, or cause to encourage others to make any such statements concerning the commercial, business or financial reputation of the Business, Purchaser or its Affiliates, any of their products or services or any of their respective shareholders, employees, officers or directors.
6.12	Further Assurances

Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, transfers and other assurances, and take, or cause to be taken, all such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.13	Notice of Inaccurate Representation or Warranty

The Vendors’ Representative shall promptly notify Purchaser, and Purchaser shall promptly notify the Vendors’ Representative, upon (i) any representation or warranty made by such Party contained in this Agreement becoming inaccurate during the Interim Period; or (ii) such Party's knowledge that any such representation or warranty was inaccurate when it was made on the date of this Agreement. Any such notification will set out particulars of the inaccurate representation or warranty and details of any actions being taken by the Vendors’ Representative or Purchaser, as the case may be, to rectify the inaccuracy.

6.14	Exclusive Dealing

During the Interim Period, Vendors shall not, and shall cause the Acquired Companies not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of any shares of Vendors or the Acquired Companies or the sale or other direct or indirect (including by way of amalgamation or license) disposition of all or substantially all of the business or any part of the assets of the Acquired Companies other than sales of Inventory in the Ordinary Course (each, a "Proposed Transaction"). Without limiting the generality of the foregoing, if any Vendor, the Acquired Companies or any of their Affiliates, employees, officers, directors, representatives, agents or mandataries receives, or becomes aware of, any inquiries or proposal relating to any Proposed Transaction, then Vendors shall no later than one day after such receipt or becoming aware thereof notify Purchaser in writing of such Proposed Transaction and of any further developments with respect to such Proposed Transaction. Such notification will disclose in reasonable detail the identity of the offeror and the terms and conditions of such Proposed Transaction and be accompanied with any written communication received relating to such Proposed Transaction.

6.15	Trademark Restrictions

The Vendors (including Laskovski), and Laskovski on behalf of Louis’ Cannabis Store Inc., shall not use, at any time after the 45th day following the Closing Date, in association with goods or services, the Trademarks (other than in connection with operating, by any of the Vendors other than Laskovski, a Franchise strictly during the Rebranding Period), or any trademarks, trade names or other forms of identifiers of the source of goods and/or services that is confusingly similar to the Trademarks. The Vendors (including Laskovski), and Laskovski on behalf of Louis’ Cannabis Store Inc., shall not do at any time after the Closing Time, anything to disparage, dilute, diminish or otherwise negatively affect the reputation of the Acquired Companies or the Trademarks, or the goodwill therein or associated therewith.

6.16	Pre-Closing Reorganization

Prior to the Closing Date, the Vendors shall, and shall cause the Corporation to, implement the actions and execute all documentation, in each case as within their control, as may be required to effect the Pre-Closing Reorganization. Concurrently with the transfer by Fry, Allen and Guthrie of any of the shares held by them in the capital of the Corporation to their respective holding companies as part of the Pre-Closing Reorganization, such Shareholders shall cause the transferee thereof to become parties to this Agreement by executing an Accession Agreement, following which each of Fry Subco, Allen Subco and Guthrie Subco shall each be an Acquired Company for all purposes under this Agreement. Concurrently with the transfer by Fry, Allen and Guthrie of any of the shares held by them in the capital of Fry Subco, Allen Subco or Guthrie Subco, as applicable, to their respective holding companies as part of the Pre-Closing Reorganization, such Shareholders shall cause the transferee thereof to become parties to this Agreement by executing an Accession Agreement, following which each of Fry Holdco, Allen Holdco and Guthrie Holdco shall each be a Vendor for all purposes under this Agreement.

6.17	Franchise Agreement Amendments

For a period of 90 days following the Closing Date, Fry, Allen and Guthrie, shall use their commercially reasonable best efforts to have each Franchisee agree to amend their Franchise Agreement to include the amendments set forth in Exhibit 2.4(a)(iii)(D).

6.18	Cash Sweep

Notwithstanding Section 6.1, the Parties hereby acknowledge and agree that prior to Closing, the Corporation may use any available cash to repay all or any portion of the outstanding balance of the loan owing to Fry pursuant to that certain loan agreement between the Corporation and Fry dated June 3, 2019, provided that in no event will such payment(s) result in the Corporation failing to meet the condition set forth in Section 7.1(j).

Article 7
CONDITIONS TO CLOSING

7.1	Conditions to Obligations of the Purchaser and the Parent

The obligations of the Purchaser and the Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Purchaser of the following conditions:

(a)	The representations and warranties of Vendors contained in Article 3 and Article 4 shall be true and correct in all respects as of the Closing as though made on and as of the Closing, except (i) to the extent such representations and warranties are made on and as of a specified date (disregarding for such purposes any reference to “as of the date hereof” in the preamble paragraph of Article 3 or Article 4), in which case such representations and warranties shall be true and correct on and as of such specified date or time; or (ii) with respect to representations and warranties other than the Vendors’ Fundamental Representations, where the failures of such representations and warranties to be true and correct have not had and would not be reasonably likely to have a Material Adverse Effect.
(b)	The Vendors shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Vendors under this Agreement prior to or on the Closing Date, including delivery of the items required pursuant to Section 2.4(b).
(c)	The Purchaser shall have received a certificate, dated the Closing Date and signed by each Vendor, and in the case of any Vendor that is not an individual, a duly authorized officer of such Vendor, that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) has been satisfied.
(d)	No Material Adverse Effect shall have occurred during the Interim Period.
(e)	All Required Consents have been made, given or obtained in writing and on terms acceptable to the Purchaser, acting reasonably, and all such Required Consents will be in force and will not have been modified.
(f)	No Legal Proceeding will be pending or threatened by any Person (other than Purchaser) in any jurisdiction, and no order or notice will have been made, issued or delivered by any Governmental Authority, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement, the business and activities of the Acquired Companies or the business and activities of Purchaser including requiring that any assets or shares be held separate or divested or requiring any form of behavioural or other remedy or otherwise limiting the right of Purchaser to conduct its business and activities or the business and activities of the Acquired Companies after Closing on substantially the same basis as previously conducted.

(g)	No Order (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing or rendering unlawful the consummation of the transactions contemplated by this Agreement shall be in effect.
(h)	The Purchaser will have received financing sufficient to complete the transaction of purchase and sale contemplated in this Agreement on terms and conditions satisfactory to Purchaser acting reasonably.
(i)	The Purchaser will have received (i) a direction from Mallory Fry to Steven Fry with respect to the entering into of this Agreement on her behalf with regard to the 20.2 Class A Voting Common Shares in the Corporation held by Steven Fry as bare trustee for Mallory Fry, (ii) evidence of termination of the beneficial owner agreement dated May 30, 2019 between Mallory Fry and Steven Fry and (iii) a direction from Mallory Fry to Steven Fry and the Purchaser, including a supporting release with respect to the sale all of the Class A Preferred Shares, following the completion of the Pre-Closing Reorganization, in the capital of Fry Subco held by Steven Fry as bare trustee for Mallory Fry in a form acceptable to the Purchaser, acting reasonably.
(j)	As of the Closing Time, the Corporation shall have a minimum cash balance of $100,000 and shall have delivered evidence of such balance in a form satisfactory to the Purchaser, acting reasonably.
7.2	Conditions to Obligations of the Vendors

The obligations of the Vendors to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Vendors of the following conditions:

(a)	The representations and warranties of the Purchaser and Parent contained in Article 5 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date (disregarding for such purposes any reference to “as of the date hereof” in the preamble paragraph of Article 5), in which case the same shall continue on the Closing Date to be true and correct as of the specified date.
(b)	The Purchaser and the Parent shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to or on the Closing Date, including delivery of the items required pursuant to Section 2.4(a).
(c)	The Vendors shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser and the Parent, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) has been satisfied.
(d)	Each of Allen and Fry shall have been released from their personal guarantees in favour of Canadian Imperial Bank of Commerce, which secure any indebtedness owing by Sessions Cannabis Franchises Inc. to Canadian Imperial Bank of Commerce.

(e)	The Vendors shall have received a certificate of the secretary (or equivalent officer) of Purchaser and the Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser and the Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, that all such resolutions are in full force and effect and that they are all the resolutions adopted in connection with the transactions contemplated hereby.
(f)	No Order (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing or rendering unlawful the consummation of the transactions contemplated by this Agreement shall be in effect.

Article 8
INDEMNIFICATION

8.1	Nature and Survival
(a)	The representations and warranties of each Party contained in this Agreement and in any other Closing Document will not merge on and will survive the Closing and will continue in full force and effect in accordance with Section 8.5, notwithstanding the Closing.
(b)	The covenants of each Party contained in this Agreement and in any Closing Document will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Party in accordance with the terms of this Agreement or that Closing Document, as the case may be.
8.2	Indemnification by the Purchaser and the Parent

From and after the Closing, subject to Section 8.5, the Purchaser and the Parent shall jointly and severally indemnify, defend and save harmless and shall pay and reimburse each of the Vendors’ Indemnified Persons from and against all Damages which the Vendors’ Indemnified Persons may suffer, incur, or become subject to as a result of or in connection with, relating to or arising from:

(a)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Purchaser or Parent contained in Article 5 or any agreement or instrument entered into or delivered by the Purchaser pursuant to this Agreement; and
(b)	any non-fulfilment or breach by the Purchaser or Parent of any covenant or agreement contained in this Agreement.
8.3	Indemnification by the Vendors
(a)	Subject to Section 8.4 and Section 8.5, each Vendor shall indemnify, defend and save harmless and shall pay and reimburse each of the Purchaser’s Indemnified Persons from and against all Damages which the Purchaser Indemnified Persons may suffer, incur, or become subject to as a result of or in connection with, relating to or arising from:

(i)	any incorrectness in or breach of any of such Vendor’s Vendor Fundamental Representations or any agreement or instrument entered into or delivered by such Vendor pursuant to this Agreement;
(ii)	any breach of, or failure to perform, any covenant or agreement to be performed by such Vendor hereunder or under any other Closing Document.
(b)	Subject to Section 8.4 and Section 8.5,
(i)	Fry, Fry Holdco, Allen, Allen Holdco, Guthrie, Guthrie Holdco, Zakaria and 2628146 shall jointly and severally indemnify and save each of the Purchaser’s Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from:
(A)	any incorrectness in or breach of any representation or warranty contained in Article 3 of this Agreement, including any Corporation Fundamental Representations, or any agreement or instrument entered into or delivered by any of the Acquired Companies pursuant to this Agreement;
(B)	any breach or failure by the Vendors to cause the Corporation to take the actions described in Sections 6.1, 6.2, 6.14 and 6.16;
(C)	any Pre-Closing Taxes, except to the extent that those Taxes were included in Closing Indebtedness or otherwise deducted from the Purchase Price or arise as a result of the Pre-Closing Reorganization (which, for the avoidance of doubt, are subject to Section 8.3(b)(ii));
(D)	any Closing Indebtedness and Closing Transaction Expenses, to the extent that each was not accounted for by the adjustments and the final and binding determination of the Independent Accountant contemplated pursuant to Article 2 or any error in the Allocation Statement;
(E)	all FDD Compliance Exceptions;
(F)	the Franchise Contracts or License Contracts in respect of any Franchise or License that was terminated, not-renewed, sold or assigned;
(G)	the Franchise Contracts with 2825735 Ontario Inc. in respect of the Franchise proposed to be located in Mississauga, Ontario;
(H)	and breach by Fry, Allen and/ or Guthrie of their obligations under Section 6.17;
(I)	any incorrectness in or breach of any representation or warranty contained in Sections 3.25(a) and 3.25(b); and
(ii)	Fry, Fry Holdco, Allen, Allen Holdco, Guthrie and Guthrie Holdco shall jointly and severally indemnify and save each of the Purchaser’s

Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from the Pre-Closing Reorganization (including for greater certainty, any Pre-Closing Taxes of an Acquired Company that arise as a result of the Pre-Closing Reorganization).

(c)	For greater certainty, the right to indemnification under Section 8.3(a)(i) exists notwithstanding the right to indemnification under Section 8.3(a)(ii), and under Section 8.3(b)(i)(A) and Sections 8.3(b)(i)(C) through 8.3(b)(i)(I) and Section 8.3(b)(ii) exists notwithstanding the right of indemnification under Section 8.3(b)(i)(B), respectively, and notwithstanding any representation and warranty in Article 3 and Article 4. Subject to the limitations on Damages set forth in Section 8.4 and the time limitations set forth in Section 8.5, the right to indemnification under Sections 8.3(a)(ii) and 8.3(b)(i)(B) is a right that is separate and independent from any other right or remedy under this Agreement.
(d)	For greater certainty, if Closing occurs and a Purchaser Indemnified Party makes a claim against Vendors for Damages, then Vendors will not be entitled to, and waive any right to, make any claim against Acquired Companies in respect of any such Damages by contribution, warranty or otherwise, or require that the Acquired Companies be a party to any claim.
(e)	For the purposes of calculating Damages pursuant to this Section 8.3 (but, for the avoidance of doubt, not for the purpose of determining whether or not there has been a breach or any representation or warranty), the representations and warranties given by Vendors will be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words or expressions “material”, “materially”, “Material Adverse Effect”, “immaterial”, “in all material respects” or words or expressions of similar import.
(f)	The amount of any Taxes or Damages that the Vendors shall be liable for shall be reduced to the extent that the any Purchaser’s Indemnified Persons actually realizes any Tax benefit in the taxation year for which the Taxes arise or Damages are suffered resulting from the event of circumstances giving rise to such Taxes or Damages.
8.4	Limitations on the Amount of Indemnification
(a)	The aggregate amount of all Damages for which the Vendors shall be liable under Section 8.3 shall not exceed an amount equal to $2,500,000 except as otherwise set forth in Section 8.4(b) below.
(b)	Section 8.4(a) does not apply to (i) the Vendors’ obligation to pay any Post-Closing Adjustment Amount, (ii) any incorrectness in or breach of any representation or warranty of the Vendors (a) that is a Vendor Fundamental Representation or (b) that is a Corporation Fundamental Representation, (iii) any breach by the Vendors of any covenant or obligation on the part of the Vendors contained in this Agreement or any agreement or instrument entered into or delivered pursuant to this Agreement; or (iv) any Damages in connection with or related to Section 8.3(a)(ii), Section 8.3(b)(i)(B) through 8.3(b)(i)(I) and Section 8.3(b)(ii), and each Vendor will be fully liable for all Damages with respect to those matters of an amount not to exceed its Proportionate Share of the Purchase Price including its Proportionate Share of any Earnout Payment actually received (provided, however, that any recourse as against the Earnout Payment shall be limited to: (x) in the event that the Earnout Payment is settled in Earnout Shares, the transfer or assignment of the Earnout Shares to the Parent for cancellation, with any such transfer or assignment to be completed using the 10-Day VWAP with the date of final determination of the applicable indemnification claim as the measurement date; or (y) in the event that the Earnout Payment is settled in cash, the amount of such cash payment). With respect to any claims based on fraud, fraudulent or willful misconduct or intentional or gross fault, the full amount of Damages under such claims will be subject to indemnification.

(c)	The Vendors have no obligation to make any payment for Damages (for indemnification or otherwise) in respect of the matters described in Section 8.3(b) (excluding Sections 8.3(b)(i)(C) and 8.3(b)(ii)) unless and until the aggregate amount of all Damages with respect to those matters exceeds $128,000 upon which the indemnification obligations of the Vendors in connection with such obligations applies to all such Damages from the first dollar.
8.5	Time Limits
(a)	The Vendors have no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under Section 8.3 in respect of a breach of representation or warranty, unless written notice of that claim is delivered to the Vendors under Section 8.6 on or before the following dates:
(i)	with respect to the representations and warranties set out in Section 3.18, on the date that is 90 days following the expiration of the applicable statute of limitations;
(ii)	with respect to the Vendor Fundamental Representations, Corporation Fundamental Representations and representation or warranty involving fraud, fraudulent or willful misconduct, or intentional or gross fault of the Vendors or the Acquired Companies, at any time after Closing; and
(iii)	with respect to all other representations and warranties, on or before the date that is 18 months after the Closing Date.

The Vendors will have no further liability with respect to any representation or warranty made by the Vendors in this Agreement or in any other Closing Document after the expiry of the applicable time period specified in this Section 8.5(a), except for claims relating to representations or warranties for which written notice has been given under Section 8.6 at or prior to the end of the applicable time period.

(b)	The Purchaser and the Parent have no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under Section 8.2(a) unless notice of that claim is delivered to the Purchaser under Section 8.6 on or before the following dates:
(i)	with respect to the representations and warranties set out in Section 5.1 and Section 5.2, on the date that is 90 days following the expiration of the applicable statute of limitations;
(ii)	with respect to any representation or warranty involving the fraud, fraudulent or willful misconduct, or intentional or gross fault of the Purchaser, at any time after the Closing Date; and

(iii)	with respect to all other representations and warranties, on or before the date that is 18 months after the Closing Date.

Neither the Purchaser nor Parent will have further liability with respect to any representation or warranty made by them in this Agreement after the expiry of the applicable time period specified in this Section 8.5(b) except for claims relating to representations or warranties for which written notice has been given under Section 8.6 at or prior to the end of the applicable time period. This Section 8.5(b) will not be construed to impose any time limit on the assertion of a right to indemnification under Section 8.2(b) whether or not the basis on which the right is asserted could also entitle any of the Vendors’ Indemnified Persons to exercise their right under Section 8.2(a).

(c)	If a claim for indemnification is made in accordance with this Agreement before the end of the applicable survival period, then the party making the claim may make subsequent claims for Damages related to the same matter if the nature and extent of the Damages is not known at the time the claim is made, even if such subsequent claims are made after the expiry of the applicable survival period.
8.6	Notice of Claim
(a)	If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall notify the Indemnifier in writing of the Third Party Claim. The notice will describe the Third Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom, to the extent possible.
(b)	If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall notify the Indemnifier in writing of that Direct Claim. The notice will describe the Direct Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.
(c)	Notice to an Indemnifier of a Third Party Claim or Direct Claim under this Section 8.6 will constitute assertion of a claim for indemnification against the Indemnifier under this Article 8 and upon receipt of notice, the provisions of Section 8.7 will apply to any Third Party Claim and the provisions of Section 8.8 will apply to any Direct Claim.
(d)	Failure by an Indemnified Person to give notice of a Third Party Claim or Direct Claim will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the time periods under Section 8.5 or the failure to notify materially prejudices the ability of the Indemnifier to exercise its rights under Sections 8.7 with respect to a Third Party Claim.
8.7	Third Party Claims
(a)	The Indemnifier shall have the right, by notice to the Indemnified Person given not later than 30 days after receipt of the notice described in Section 8.6, to assume the control of the defence, compromise or settlement of the Third Party Claim; provided, further that the Indemnifier shall not be entitled to assume the control of the defence, compromise or settlement of such Third Party Claim: (i) unless the Indemnifier first verifies in writing to the Indemnified Person that the Indemnifier is obligated to indemnify the Indemnified Parties for all Damages relating to or arising out of or in connection with such Third Party Claim (subject only to the applicable limitations of this Article 8); (ii) if the Third Party Claim could result in criminal liability of the Indemnified Person, and (iii) unless the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Person.

(b)	Upon the assumption of control of any Third Party Claim by the Indemnifier as set out in Section 8.7(a), the Indemnifier shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Person and, in connection therewith, the Indemnified Person shall co-operate fully, but at the expense of the Indemnifier with respect to any out-of-pocket expenses incurred, to make reasonably available to the Indemnifier all pertinent information and witnesses under the Indemnified Person’s control, make such assignments and take such other steps as are reasonably necessary to enable the Indemnifier to conduct such defence. The Indemnified Person shall also have the right to participate in the negotiation, settlement or defence of any Third Party Claim at its own expense, other than any reasonable and out-of-pocket fees and expenses that are incurred prior to the date the Indemnifier effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifier.
(c)	The final determination of any Third Party Claim pursuant to this Section 8.7, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Third Party Claim against the Indemnifier.
(d)	If the Indemnifier does not assume control of a Third Party Claim as permitted in Section 8.7, the obligation of the Indemnifier to indemnify the Indemnified Person in respect of such Third Party Claim shall terminate if the Indemnified Person settles such Third Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnifier.
(e)	Notwithstanding anything herein to the contrary, with respect to any Third Party Claim, the Indemnifier shall not enter into any compromise or settlement or to cause a compromise or settlement of any Third Party Claim, or consent to the entry of any judgment related thereto, without the prior written consent of the Indemnified Person (not to be unreasonably withheld, conditioned or delayed).
8.8	Direct Claims

With respect to a Direct Claim, the Indemnified Person shall give notice of the Direct Claim to the Indemnifier as provided in Section 8.6. Upon receipt of that notice, the Indemnifier will then have a period of 60 days within which to respond in writing to the Direct Claim. The Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnified Person. If the Indemnifier disputes the validity or amount of the Direct Claim, the dispute notice will describe in reasonable detail the nature of the Indemnifier’s dispute. During the 30-day period immediately following the receipt of a dispute notice by the Indemnifier, the Indemnified Person and the Indemnifier shall attempt in good faith to resolve the dispute. If the Indemnifier and the Indemnified Person fail to resolve the dispute within that 30-

day time period, the Indemnified Person is free to pursue all right and remedies available to it, subject only to this Agreement. If the Indemnifier does not respond within that 60 day period, the Indemnifier will be deemed to have accepted that Direct Claim and the Indemnified Person may pursue any remedies available to it.

8.9	Reduction

If the amount of Damages incurred by an Indemnified Person at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person, the Indemnified Person shall promptly repay to the Indemnifier the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith).

8.10	One Recovery

An Indemnified Person shall not be entitled to double recovery for the same Damages from the same Indemnifier to the extent such Damages have already been recovered and received by such Indemnified Person even though such Damages may have resulted from the breach of more than one representation, warranty, agreement or covenant made by such Indemnifier in this Agreement.

8.11	Exclusive Remedies

Other than in respect of the matters contemplated in Section 2.12(d), after the Closing, the rights of indemnity set forth in this Article 8 shall be the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty or breach of covenant (other than those covenants set out in Section 6.11 and Article 10) by the other Party under this Agreement; provided, that nothing herein shall limit or otherwise prohibit any remedies expressly set forth in any other agreement, certificate or other instrument executed by a Vendor in connection with the consummation of the transaction contemplated hereby (specifically including any employment or restrictive covenant agreement). Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against the other, whether at law, under any statute or in equity (including claims for contribution or other rights of recovery arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise relating to the provisions of this Agreement (other than, pursuant to Article 10), other than, in each case, as expressly provided for in this Article 8 and other than those arising with respect to any fraud, fraudulent or willful misconduct or intentional or gross fault. The Parties agree that if a Claim for indemnification is made by an Indemnified Person in accordance with this Article 8, and there has been a refusal by the Indemnifier to make payment or otherwise provide satisfaction in respect of such Damages then a Legal Proceeding is the appropriate means to seek a remedy for such refusal. For the avoidance of doubt, nothing in this Section 8.11 shall prevent any of the Parties from seeking an injunction, specific performance or other form of equitable relief in respect of the breach of those covenants set out in Article 10.

8.12	Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any Damages that it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement.

8.13	Set Off; Forfeiture

The Purchaser shall have the right, but not the obligation, to set off and deduct from any amounts payable by the Purchaser to the Vendors under (i) this Agreement (including any unpaid portion of the Purchase Price payable by the issuance of the Earnout Shares), including without limitation the Earnout Payment, or (ii) any of the Closing Documents, the amount of any Damages that have been finally determined to be owing to the Purchaser under this Article 8. In the event that any set off is exercised by the Purchaser under this Section 8.13 against the Earnout Payment, then the number of Earnout Shares that are not issued in connection with such set off shall be retained in treasury of the Parent and the number of Earnout Shares that are issued after such set off shall be issued to satisfy the remainder of the Earnout Payment in accordance with the calculation set forth in Section 2.9 mutatis mutandis. If any indemnification obligations of the Vendors are not satisfied in cash or by set off (as described above), such obligations may, at Purchaser’s election, be satisfied by forfeiture of Earnout Shares. In the event that any indemnification obligation is satisfied in any part by forfeiture of any Earnout Shares, such Earnout Shares will be valued at a price equal to the 10-Day VWAP with the date of final determination of the applicable indemnification claim as the measurement date.

8.14	Vendors’ Post-Closing Covenant Regarding Indemnification

From and after the date of this Agreement and for a period of 24 months following the Closing Date:

(a)	2628146 shall and, subject to Section 8.14(b) (with respect to 2628146’s permitted successors and assigns only), any of their respective permitted successors or assigns shall each retain properties and assets with a fair market value of not less than $2,000,000; and
(b)	if 2628146 or any of its respective permitted successors or assigns (i) consolidates with or amalgamates into any other Person, or (ii) transfers all or any material portion of its properties and assets to any Person, then prior to the effective date of any such consolidation, amalgamation or transfer 2628146 shall as a condition to any such consolidation, amalgamation or transfer, ensure, to the satisfaction of the Purchaser, acting reasonably, that (A) such Person (including, as applicable, any acquirer of substantially all or a material portion of the properties and assets of 2628146) or (B) another Person who holds assets and properties sufficient to satisfy 2628146 potential indemnification obligations in respect of Article 8, assumes all of 2628146 obligations pursuant to Section 8.3 and executes a joinder to this Agreement pursuant to which such Person agrees to be bound by the terms of this Article 8.
8.15	Adjustment to the Purchase Price

Any payment made by the Vendors pursuant to this Article 8 shall constitute a reduction of the Purchase Price allocable to the common shares of the Acquired Companies and any payment made by the Purchaser pursuant to this Article 8 shall constitute an increase in the Purchase Price allocable to the common shares of the Acquired Companies, as applicable.

Article 9
TERMINATION

9.1	Termination

This Agreement may be terminated at any time before the Closing:

(a)	by the mutual written consent of the Vendors’ Representative and the Purchaser;
(b)	by the Purchaser by written notice to the Vendors if the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Vendor under this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure cannot be cured or has not been cured by the Vendors prior to twenty (20) Business Days subsequent to the date the Purchaser provides written notice of such breach to the Vendors;
(c)	by the Purchaser by written notice to the Vendors as a result of the failure of the condition set forth in Section 7.1(h);
(d)	by the Vendors’ Representative by written notice to the Purchaser if the Corporation and the Vendors are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure cannot be cured or has not been cured by Purchaser prior to twenty (20) Business Days subsequent to the date the Vendors’ Representative provides written notice of such breach to the Purchaser.
(e)	by the Purchaser or the Vendors if:
(i)	there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)	any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(iii)	the Closing has not occurred on or prior to the Outside Date, and such terminating party is not then in willful or material breach of this Agreement.
9.2	Effect of Termination

In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any party hereto except:

(a)	as set forth in Section 6.4 (Confidentiality), Section 6.6 (Public Announcements), this Article 9 and Article 10; and
(b)	the liability of any Party for any willful and material breach by such Party of the representations, warranties, covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party shall be entitled to pursue any and all legally available remedies and to seek the recovery of all Damages relating to such willful and material breach.

9.3	Exclusivity Deposit/ Break-up Fee
(a)	In the event of the termination of this Agreement during the Interim Period, the Exclusivity Deposit and Break-up Fee will be distributed as follows,
(i)	if this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(e) or Section 10.2(a), the Exclusivity Deposit will be released to the Parent and the Break-up Fee will be released to the Corporation;
(ii)	if this Agreement is terminated pursuant to Section 9.1(b), an amount not to exceed 10% of the Break-up Fee will be released to the Corporation and the Exclusivity Deposit and balance of the Break-up will be released to the Parent;
(iii)	if this Agreement is terminated pursuant to Section 9.1(c), the Exclusivity Deposit and the Break-up Fee will be released to the Corporation; and
(iv)	if this Agreement is terminated pursuant to Section 9.1(d), an amount not to exceed 10% of the Exclusivity Deposit will be released to the Parent and the Break-up Fee and balance of the Exclusivity Deposit will be released to the Corporation.
(b)	The Parties agree to take or cause to be taken all actions and to do or cause to be done all things necessary to effect the distribution of the Exclusivity Deposit and Break-up Fee in accordance with Section 9.3(a), including without limitation, executing a joint direction substantially in the form attached as Schedule “A” to the Escrow Agreement, instructing the Escrow Agent to release the funds as aforesaid.
9.4	Termination Fee
(a)	If (x) this Agreement is terminated by the Purchaser pursuant to Section 9.1(c); and (y) all conditions in the Vendors’ favour set forth in Section 7.2 have been satisfied, the Parent shall pay to the Corporation a termination fee of $543,098, in cash (the “Termination Fee”) and in no event shall the Parent and Purchaser be liable for any other costs or obligations in connection with the Termination Fee. The Parent shall pay the Termination Fee as directed by the Vendors’ Representative by wire transfer of immediately available funds within three (3) Business Days after the termination of this Agreement under the circumstance so described.
(b)	Each of the Parties acknowledges that the agreements contained in this Article 9 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Article 9 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.

Article 10

MISCELLANEOUS

10.1	Vendors’ Representative
(a)	Subject to the remainder of this subsection, Vendors’ Representative is hereby irrevocably constituted and appointed as the attorney-in-fact and agent for each Vendor in his or its name, place and stead to act on behalf of such Vendor in connection with this Agreement and any Closing Documents and the consummation of the transactions contemplated hereby or thereby, with such power and authority to execute any and all instruments or other documents, and to do any and all other acts or things (or refrain from doing), in the name and on behalf of each such Vendor that Vendors’ Representative may deem necessary, appropriate, helpful or advisable, or that may be required of or permitted by such Vendor pursuant to this Agreement or any Closing Documents or in connection with the consummation of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, Vendors’ Representative, acting in his capacity as such, shall have the full power and authority, in the name and on behalf of each Vendor, (i) to agree with the Purchaser with respect to any matter or thing required or deemed necessary by Vendors’ Representative in connection with the provisions of this Agreement or any Closing Documents calling for the agreement of the Vendors, (ii) to agree to amend, modify or terminate this Agreement or any Closing Document, (iii) to give and receive notices on behalf of the Vendors, (iv) to act on behalf of the Vendors in connection with any matter as to which the Vendors are or may be obligated to indemnify the Purchaser under this Agreement, (v) to interpret the terms and provisions of this Agreement or any Closing Document, (vi) to dispute or decline to dispute any liability claim hereunder and to negotiate and compromise any dispute that may arise under this Agreement and to sign any releases or other documents with respect to any such dispute, (vii) to negotiate, execute and deliver any Closing Document, certificate, statement, notice, approval, extension, waiver, amendment or other document required or permitted to be delivered, made or given in connection with the consummation of the transactions contemplated by this Agreement, (viii) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Vendors to consummate the transactions contemplated by this Agreement and (ix) to do all other things and perform all other acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions and other instruments or documents contemplated by, or deemed by Vendors’ Representative to be necessary, appropriate, helpful or advisable in connection with, this Agreement or any Closing Document. Notwithstanding the foregoing, the appointment of Vendors’ Representative as the attorney-in-fact and agent for Laskovski shall be limited to (y) matters in this Agreement where Vendors’ Representative is expressly granted authority (other than in this subsection 10.1(a)) and (z) as set forth in the subsections 10.1 (iii) and (viii). By his or its execution of this Agreement, each Vendor hereby acknowledges that Vendors’ Representative has full authority to act on his, her or its behalf and to bind him, her or it as and to the extent provided in this Section 10.1(a).
(b)	Except in cases of fraud, fraudulent or willful misconduct or intentional or gross fault, Vendors’ Representative will have no liability to the Purchaser, the Parent or any Vendors or their respective successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as Vendors’ Representative and shall be entitled to indemnification and reimbursement from the Vendors against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Vendors’ Representative. Neither the Purchaser nor Parent will have any liability to any Vendor or their respective successors or assigns with respect to any matters provided for in this Section 10.1(b), including in respect of any actions taken or omitted to be taken by Vendors’ Representative or any claims between the Vendors in connection therewith, and shall be entitled to indemnification and reimbursement from the Vendors against any loss, liability, fees or expenses arising therefrom.

(c)	Any approval, consent, election, notice, decision, agreement, waiver, delivery, interpretation, amendment or other action of the Vendors required or permitted under, or otherwise provided for in, this Agreement or any Closing Document (each, a “Vendor Action”) shall be conclusively deemed given, made or taken (as the case may be) if given, made or taken by the Vendors’ Representative in his capacity as such for the Vendors and shall be binding upon each Vendor as if expressly ratified and confirmed in writing by such Vendor and the Purchaser and Parent shall be entitled to conclusively and absolutely rely, without inquiry, on any Vendor Action given, made or taken by the Vendors’ Representative in his capacity as such for all such purposes. All Vendor Actions by Vendors’ Representative in his capacity as such shall be conclusive and binding upon all Vendors and no Vendor shall have any cause of action against the Purchaser, the Parent or Vendors’ Representative for any action taken or not taken by Vendors’ Representative in his capacity as such.
(d)	The power of attorney created under this Agreement is coupled with an interest and shall be binding and enforceable on and against the heirs, personal representatives, successors and assigns of each of the Vendors, and such power of attorney shall not be revoked or terminated by the death, disability, bankruptcy, incompetency, dissolution or termination of any Vendor or any heir, personal representative, successor or assign thereof.
(e)	In the event that Vendors’ Representative resigns or otherwise becomes unable to act as Vendors’ Representative, all references herein or in any Closing Document to Vendors’ Representative shall be deemed to refer to each Vendor unless and until another Person is appointed by the Vendors to be Vendors’ Representative.
10.2	Risk of Loss

From the date hereof until the time Closing is actually completed on the Closing Date, the assets and operations of the Acquired Companies will be and will remain at the risk of Vendors and the Acquired Companies. If, before the Closing, all or any material portion of the assets of the Acquired Companies are destroyed or damaged by fire or other casualty or are expropriated or seized by any Governmental Authority, Vendors’ Representative shall immediately provide notice to Purchaser of such destruction, damage, expropriation or seizure and Purchaser has the option on or before the Closing Date:

(a)	to terminate this Agreement forthwith upon written notice to Vendors’ Representative to such effect, in which case the Parties will be released from all obligations under this Agreement immediately upon Purchaser giving such notice, other than their obligations under Sections 6.4 (Confidentiality), 6.6 (Public Announcement), and 10.3 (Expenses) which will survive any termination of this

Agreement. Purchaser's right of termination pursuant to this Section 10.2(a) is in addition to any other rights it may have under this Agreement (including to seek indemnification for breaches, defaults or violations of the representations, warranties or covenants) or otherwise, and the exercise of a right of termination will not constitute an election of remedies;

(b)	to reduce that portion of the Purchase Price reasonably allocable to such assets by an amount equal to the cost of repair or, if destroyed or damaged beyond repair or expropriated or seized, by an amount equal to the market value of the assets so damaged, destroyed, expropriated or seized;
(c)	to proceed with the Closing without reduction of the Purchase Price, in which case all proceeds of insurance or compensation for expropriation or seizure will be payable to the Acquired Companies and all right, title and interest of Vendors to any such amounts not paid by the Closing Date will be assigned to the Acquired Companies pursuant to an agreement of assignment in form and substance satisfactory to the legal counsel of Purchaser, acting reasonably.
10.3	Expenses

Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.4	Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.4):

in the case of the Vendors’ Representative, to:		in the case of the Purchaser or the Parent, to:

3027 Binbrook Road W Building B, Po Box 21037		Item 9 Labs Corp 2727 N 3rd St. Unit 201 Phoenix, Arizona 85004

Attention:	Steven Fry	Attention:	Mike Keskey
Email:	Steven@sessions.ca	Email:	mkeskey@item9labs.com

with a copy to:		with a copy to:

Cassels Brock & Blackwell LLP 2100 Scotia Plaza, 40 King Street West Toronto, Ontario M5H 3C2 Canada		Aird & Berlis LLP 181 Bay Street, Suite 1800 Brookfield Place, Toronto, Ontario M5J 2T9 Canada

Attention:	Frank Robinson and Jeffrey Mikelberg	Attention:	Francesco Gucciardo and Gary Volman
Email:	frobinson@cassels.com and jmikelberg@cassels.com	Email:	fgucciardo@airdberlis.com and gvolman@airdberlis.com

10.5	Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.6	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.7	Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the Parties with respect thereto (including that letter of intent between the Parties dated February 10, 2022, as amended on May 9, 2022 (“LOI”)). There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties, except as expressly stated in this Agreement or any Closing Document. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Closing Documents.

10.8	Successors and Assigns

This Agreement shall be binding upon, and shall enure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.9	No Third-Party Beneficiaries

Except as provided in Section 6.10(c) and Article 8, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10	Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by prior to the Closing, Purchaser, Vendors’ Representative and the Corporation and following the Closing, Purchaser and Vendors’ Representative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving, or with respect to any Vendor, Vendors’ Representative. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.11	Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of Ontario.

10.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.13	Non-Recourse

This Agreement may only be enforced against, and any claim, action or other Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, partner, shareholder, Affiliate, agent, lawyer or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim, action or Legal Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEVEN FRY

NAJLA GUTHRIE

DARRYL ALLEN

STEVEN FRY, in his capacity as Vendors’ Representative

2628146 ONTARIO LTD.
By:
	Name:	Chris Skinner
	Title:	Director

11949896 CANADA INC.
By:
	Name:	Eddie Zakaria
	Title:	Director

ITEM 9 LAB CORP.
By:
Name:
Title:

OCG MANAGEMENT ONTARIO INC.
By:
Name:
Title:

EXHIBIT 1.1A

PERMITTED LIENS

The property and assets of Sessions Cannabis Franchises Inc. are subject to a registered security interest in favour of Canadian Imperial Bank of Commerce pursuant to PPSA registration number 20210323124612198343, which evidences a security agreement granting a first security interest in all present and after acquired personal property of Sessions Cannabis Franchises Inc., which secures a contingent liability in respect of potential liability arising from the risk of returned payments processed under Sessions Cannabis Franchises Inc.’s Preauthorized Payment Service.

EXHIBIT 1.1B

PRE-CLOSING REORGANIZATION

See attached.

EXHIBIT 1.1C

REQUIRED CONSENTS

1.	(Store 3) Lease between Spencer Properties Ltd., as Landlord, and the Corporation, as Tenant, with Darryl Allen and Steven W. Fry as Indemnifiers pursuant to the Indemnity Agreement dated October 24, 2019.
2.	(Store 4) Lease between Heritage Highlands Corporation, as Landlord, and the Corporation, as Tenant, dated February 1, 2020.
3.	(Store 9) Lease between Orillia Harvie Partnership, as Landlord, and the Corporation, as tenant, dated March 12, 2020.
4.	(Store 12) Lease between 724 Mohawk Road East (Hamilton) Limited, as Landlord, and the Corporation, as Tenant, dated March 6, 2020.
5.	(Store 14) Lease between 2480 Homer Watson Ltd., as Landlord, and the Corporation, as Tenant, dated March 31, 2020.
6.	(Store 16) Lease between Plaza 1000 Islands (Brockville) Investments Inc., as Landlord, and the Corporation, as Tenant, dated April 29, 2020.
7.	(Store 24) Lease between Park Square (Timmins) Inc. o/a Park Road Square, as Landlord, and the Corporation, as Tenant, dated September 3, 2020.
8.	(Store 25) Lease between McCrory Associates Limited, as Landlord, and the Corporation, as Tenant, dated September 9, 2020, as amended by an Amendment to Lease dated October 2, 2020.
9.	(Store 30) Lease between Hamount Investments Limited, as Landlord, and the Corporation, as Tenant, with 5028673 Ontario Limited as Guarantor pursuant to that guaranty dated March 25, 2021.
10.	(Store 48) Lease between 2433264 Ontario Inc., as Landlord, and the Corporation, as tenant, dated June 7, 2021.

EXHIBIT 2.4(a)(ii)

CLOSING BONUS PAYMENT

$100,000

EXHIBIT 2.4(a)(iii)(D)

AMENDMENTS TO FRANCHISE AGREEMENTS

Applicable Franchisees	Proposed Amendments
Sessions Retail (all stores) and all Franchisees (including such Franchisee pursuant to Section 2.4(b)(ix))	Section 4.3 Overholding – Revise to require prior written consent of Franchisor.
Sessions Retail (all stores) and all Franchisees (including such Franchisee pursuant to Section 2.4(b)(ix))

Section 8.1 – Duties and Obligations – Add the following obligations:

- immediately notify the Franchisor of any claims against Franchisee, any insurance claims, alleged or potential breaches of disclosure of personal information of its clients, data breaches or security breaches and any notices of default received in respect of lease or loan

- immediately notify the Franchisor of any changes made by Franchisee to Cannabis Permits and provide the Franchisor with all details and copies of any such changes

2733017 Ontario Inc. only	Section 15.1 – Transfer by Franchisee – Remove carveout allowing for Franchisee to effect Transfer where proposed transferee does not intend to operate a retail cannabis store.
Sessions Retail only (stores 28, 29 and 32)	Section 16.1 – Events of Default – Add if 12209187 Canada Inc. shall exercise its rights against the assets of Sessions Retail under any general security agreement in priority to the rights of Franchisor
Sessions Retail (all stores) and all Franchisees (including such Franchisee pursuant to Section 2.4(b)(ix))	Section 18 – Security in favour of Franchisor – Add language allowing for the future request of such other security as reasonably required from time to time by the Franchisor at the cost of the Franchisee

Sessions Retail (all stores) and all Franchisees (including such Franchisee pursuant to Section 2.4(b)(ix))	Section 20.21 – Force Majeure – To be updated to include events such as pandemics

Sessions Retail (all stores) only

In accordance with Section 2(j) of the LOI, the following are the proposed amendments to the Franchise Agreements for any “Sessions” stores in existence at the Closing Date as listed in Schedule “A” to the Term Sheet or any future stores owned by the Vendor(s) (the “Franchised Businesses”):

•       Minimum and Maximum Retail Prices - Section 8.2(c) of the applicable Franchise Agreement shall be revised to (i) remove the right of the Franchisor to specify and/or establish maximum retail prices for the Products sold at the Franchised Businesses, such that the Franchised Businesses shall be free to set maximum pricing for products as approved by the Franchisor which shall not be unreasonably withheld; and (ii) provide the Franchisor with the right to set commercially reasonable minimum retail prices.

•       Cap on Capital Expenditures – During the initial term of the applicable Franchise Agreement, the capital expenditures on a per store basis, including, renovation, signage and store layout shall be capped at CAD $5 per square foot or as otherwise determined by the applicable Franchisee and Franchisor, acting reasonably.

•       Cross-Default/ Cross-Collateralization – Cross-default and cross-collateralization of assets across Franchised Businesses are to be deleted from all of the applicable Franchise Contracts (as defined in the Share Purchase Agreement) of the Franchised Businesses. For greater certainty, the applicable Franchise Contracts of the Franchised Businesses shall be amended or prepared as follows:

o   General security agreements (each a “GSA”) shall be site-specific, meaning that the collateral pledged in favour of the Franchisor to secure against a potential breach of a Franchise Contract (as defined in the Share Purchase Agreement) will be limited to the assets of the store that is the subject of the breach;

o   Personal guarantees from Steven Fry and Darryl Allen shall be limited to $500,000 for each of them ($1,000,000 in the aggregate) and shall survive for a period of 2 years from Closing. The guarantees will be cash collateralized in an escrow account pursuant to the terms of the Cash Collateral Escrow Agreement; and

o   Franchisor’s exclusive remedies under Franchise Contracts (other than claims in respect of unpaid initial fees, royalties and advertising fees) shall be to enforce the GSA of the applicable store and/or make a claim against the escrowed funds in accordance with the terms of the Cash Collateral Escrow Agreement.

EXHIBIT 2.4(a)(iii)(E)

LEAK OUT AGREEMENT

See attached.

EXHIBIT 2.4(A)(III)(F)

LASKOVSKI TERMINATION AGREEMENTS

See attached.

EXHIBIT 2.4(b)(XVIII)

VENDOR RELEASE

See attached.

EXHIBIT 2.4(b)(vii)

STEVEN FRY – EMPLOYMENT AGREEMENT

See attached.

EXHIBIT 2.6(a)(ii)

WORKING CAPITAL CALCULATION

Working Capital: Current Assets – Current Liabilities

i.	Current Assets include:
1.	Total Cash and Cash Equivalent
2.	Total Accounts Receivable (A/R), net of allowance
3.	Accrued Receivables
4.	Inventory Asset, adjusted to a normalized amount
5.	Prepaid expenses
6.	Prepaid Insurance

ii.	Current Liabilities include:
1.	Total Credit Card
2.	Accrued Interest Payables
3.	Accrued Liabilities
4.	GST/HST Payable
5.	GST/HST Suspense
6.	Overpayment to be resolved
7.	Total Payroll Liabilities
8.	Royalty Payable
9.	Salary & Wages Payable
10.	Taxi and Mileage Payable

See attached for a normalized sample calculation of working capital, calculated for each of January 2022, February 2022 and March 2022.

EXHIBIT 2.9

NET REVENUE

The following methods shall determine what is classified as recurring gross earnings of the Acquired Companies earned in the Ordinary Course during the applicable Earnout Period from the Revenue Streams, which shall be comprised of the aggregate Franchise, Retail Knowledge, Professional Services, Private Labelling and In-Store Marketing Net Revenue streams as follows:

1. Franchise

a)	Royalty revenue and store gross revenue post-adjustment of any reasonable expenses or costs that are directly incurred by the Acquired Company less offsetting income incurred, or to be incurred, including but not limited to: (i) taxes, (ii) discounts, (iii) returns, (iv) bad debts, (v) payment processing or software licensing fees paid by 2753534 Ontario Inc., (vi) leasing arrangements, (vii) renovation, (viii) construction, (ix) design or development arrangements, (x) administrative costs, (xi) training and training travel expenses, (xi) opening, inventory and supply costs, and (xiii) the repayment by any Franchisee of any principal or interest in respect of any equipment financing or other loan arrangements provided by the Franchisor to such Franchisee.
b)	Marketing revenue and store gross revenue post-adjustments or any store specific cost allocations, including but not limited to: advertising and advertising fund contributions.
c)	Franchise fees and store gross revenue post-adjustments, including any reasonable costs incurred in connection with broker fees.

See attached for illustrative example.

2. Retail Knowledge

a)	Payments from limited partners for data/knowledge and gross revenue post-adjustments, as applicable.
b)	White labelling comprised of:
a.	gross revenue from limiter partner rebates on white label products (sold within Unity Rd stores) including any adjustments, as applicable.
b.	gross revenue from profit sharing of white label products (sold to non-Unity Rd stores) including any adjustments, as applicable.

3. Professional Services

a)	Consulting services such as accounting services, including bookkeeping services, fee for services and gross revenue adjustments (i.e. potential discounts provided to franchisees), as applicable.

4. Private Labelling

a)	Including labelling of papers bags, etc. and gross revenue post-adjustments (i.e. potential discounts provided to franchisees or bulk purchase discounts), as applicable.

5. In-store Marketing

a)	Payments from limited partners for in-store advertisements (e.g. TV screens in stores) and gross revenue post-adjustments, as applicable.

6. Vendor Commissions or Rebates

a)	Payment from vendors for distribution or use of their products or services. i.e. sellable merchandise (cannabis, accessories, apparel), services (construction, marketing, merchant fees, lease mark-up)

7. Interest Income

a)	Interest revenue from future loans or existing loans post-adjustment of any reasonable expenses or costs that are directly incurred by the Acquired Company less offsetting income incurred, or to be incurred, including but not limited to: (i) taxes, (ii) discounts, or (iii) bad debts.

EXHIBIT 6.16

Accession agreement

TO:	OCG Management Ontario Inc.
AND TO:	Item 9 Labs Corp.
RE:	Share purchase agreement dated May 18, 2022 (the “Share Purchase Agreement”) among Steven Fry, Najla Guthrie, Darryl Allen, Louis Laskovski, Eddie Zakaria, 2628146 Ontario Ltd., Item 9 Labs Corp. and OCG Management Ontario Inc.
DATE:	●, 2022

RECITALS:

  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Share Purchase Agreement.
  Pursuant to the terms of the Share Purchase Agreement, the Vendors agreed, among other things, to sell all of the issued and outstanding shares in the capital of the Acquired Companies to the Purchaser.
  As part of the Pre-Closing Reorganization, Fry, Allen and Guthrie are required to sell certain of the shares in the capital the Corporation to their respective holding companies.
  As a condition to each such transfer, each such holding company must execute an Accession Agreement pursuant to which such holding company agrees to become a Vendor under the Share Purchase Agreement.

NOW THEREFORE:

  The undersigned shall be entitled to the full benefit of, agrees to be bound by, and assumes and agrees to discharge the liabilities and obligations of, a Vendor under the Share Purchase Agreement in accordance with the terms and conditions thereof.
  The undersigned represents and warrants that it has full right, power and authority to execute and deliver this Accession Agreement and to perform its obligations hereunder, and all action required to be taken by the undersigned for the due and proper authorization, execution and delivery of this Accession Agreement has been duly and validly taken.
  This Accession Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Share Purchase Agreement and all of the provisions of the Share Purchase Agreement shall remain in full force and effect.
  This Accession Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
  This Accession Agreement may be executed and delivered in one or more counterparts, including by electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Dated as of the date first written above.

[HOLDCO NAME]
By:
Name:
Title:

Agreed to and Accepted as of the date first written above.

ITEM 9 LABS CORP.		OCG MANAGEMENT ONTARIO INC.
By:		By:
	Name:		Name:
	Title:		Title:

48004977.24